Exhibit 2.1

CONTRIBUTION AND EQUITY PURCHASE AGREEMENT

BY AND AMONG

MAGENTA BUYER LLC

and

MCAFEE, LLC

and

MCAFEE SECURITY UK LTD.

Dated as of March 6, 2021

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Exhibits

Exhibit A	Non-Solicitation, Non-Competition and Confidentiality Agreement
Exhibit B	Form of Commercial Services Agreement
Exhibit C	Form(s) of Company Unit Assignments
Exhibit D	Form of Intellectual Property Matters Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Transitional Trademark License Agreement
Exhibit G	Purchase Price Allocation Principles

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CONTRIBUTION AND EQUITY PURCHASE AGREEMENT

This CONTRIBUTION AND EQUITY PURCHASE AGREEMENT, dated as of March 6, 2021, is by and among Magenta Buyer LLC, a Delaware limited liability company (the “Purchaser”), McAfee, LLC, a Delaware limited liability company (the “U.S. Seller”), and McAfee Security UK Ltd., a United Kingdom private limited company (the “U.K. Seller” and, together with the U.S. Seller, “Sellers” and, each of the Purchaser and Sellers, a “Party”, and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, following completion of the transactions contemplated by Section 2.01(c), Section 2.01(d) and Section 2.01(e), Sellers desire to sell, or cause to be sold, the Company Units to the Purchaser in exchange for the Purchase Price;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Sellers’ execution of this Agreement, each of the Guarantors have executed and delivered to the Sellers a guarantee (the “Guarantee”) pursuant to which, and subject to the terms and conditions thereof, the Guarantors have guaranteed certain obligations of the Purchaser hereunder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

SECTION 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounting Firm” shall have the meaning set forth in Section 2.08(b).

“Action” shall mean any claim, charge, demand, action, cause of action, investigation, suit, arbitration, indictment, litigation, or hearing by or before a Governmental Authority.

“Actual Closing Date” shall mean, with respect to any member of the Company Group, the date on which such member of the Company Group is actually transferred to and becomes acquired by Purchaser (or an Affiliate of Purchaser) pursuant to this Agreement.

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“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided, that none of Intel Corporation, a Delaware corporation, or any of its Subsidiaries shall be deemed to be an Affiliate of the U.S. Company, the U.K. Company or any of their respective Subsidiaries as such term as used in this Agreement. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Alternative Financing” shall have the meaning set forth in Section 6.15(c).

“Alternative Financing Commitment Letter” shall have the meaning set forth in Section 6.15(c).

“Ancillary Agreements” shall mean collectively, the Equity Commitment Letter, the Guarantee, the Transition Services Agreement, the Transitional Trademark License Agreement, the Intellectual Property Matters Agreement, the Commercial Services Agreement, the Non-Solicitation and Confidentiality Agreement, and the Company Unit Assignments.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Sellers, the Companies or any of their respective Subsidiaries are located or doing business.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Liabilities” shall have the meaning set forth in Section 2.01(e).

“Attorney-Client Communication” shall mean any communication occurring at or prior to Closing between any Law Firm, on the one hand, and any of the Companies, their respective Subsidiaries, any member of the Seller Group, or any of their respective Affiliates, on the other hand, that in any way relates to the transactions contemplated by this Agreement, including any representation, warranty, or covenant of any party under this Agreement or any related agreement.

“Available Insurance Policies” shall mean the material insurance programs (excluding Employee Plans) and material fidelity bonds owned or held by or issued in favor of Sellers or their Affiliates which cover the Business, the Business Assets or any member of the Company Group or Transferred Subsidiary with respect to periods prior to the Closing.

“Business” shall mean the business that consists of the development, production, marketing, sale, distribution, licensing of, or otherwise exploiting the Enterprise Products primarily targeted for business and enterprise customers as such activities are reported as the “Enterprise” segment of Parent (as such segment is described in Parent SEC Documents) (including the audited financial statements and footnotes thereto). For clarity, the “Business” shall (i) include the sale of Enterprise Products to SMB Entities and (ii) not include the Consumer Business.

“Business Assets” shall have the meaning set forth in Section 2.01(a).

“Business Contractor” shall mean any current or former individual independent contractor or other individual non-employee service provider of Sellers, the Companies or any Employing Subsidiary (i) who reports (or who reported, prior to termination of his or her engagement) to a Business Employee or Former Business Employee, (ii) set forth on Section 1.01-BC of the Disclosure Letter or (iii) identified and otherwise mutually agreed upon by Sellers and the Purchaser between the signing of this Agreement and the Closing.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York or in San Francisco, California are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean each Employee, other than an Excluded Employee, who is (i) exclusively or primarily engaged in the Business, (ii) set forth on Section 1.01-BE of the Disclosure Letter or (iii) identified and otherwise mutually agreed upon by Sellers and Purchaser between the signing of this Agreement and the Closing.

“Business Intellectual Property Rights” shall mean the Transferred IP, Licensed Seller IP, and the Licensed TP IP.

“Business Inventory” shall have the meaning set forth in Section 2.01(a)(xiv).

“Business Permits” shall have the meaning set forth in Section 3.12.

“Business Portion” shall have the meaning set forth in Section 6.03(b).

“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act.

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the Code.

“Classified Contract” shall mean any current Contract entered into between, on the one hand, at least one member of the Company Group and, on the other hand, a Governmental Authority, including a foreign Governmental Authority, or a prime contractor of a Governmental Authority, including a foreign Governmental Authority, in its capacity as a prime contractor, requiring, in accordance with applicable Laws, classified access by Persons with the requisite approvals and clearances of the applicable Governmental Authority, including a foreign Governmental Authority. A task, change, purchase or delivery order under a Classified Contract will not constitute a separate Classified Contract, for purposes of this definition, but shall be part of the Classified Contract to which it relates.

“Closing” shall have the meaning set forth in Section 2.06.

“Closing Date” shall have the meaning set forth in Section 2.06.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Services Agreement” shall mean the Commercial Services Agreement (including the schedules and exhibits thereto), between the Companies, on the one hand, and Sellers, on the other hand, to be entered into at the Closing in the form attached hereto as Exhibit B (with such changes as may be mutually agreed by the Parties as provided in Section 6.13).

“Companies” shall mean the U.S. Company and the U.K. Company.

“Company Group” shall mean each of the U.S. Company and the U.K. Company and each of their respective Subsidiaries as of immediately after the Closing.

“Company Information Systems” shall mean the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites, telecommunications infrastructure and related systems used by the Business.

“Company Software” shall have the meaning set forth in Section 3.20(f).

“Company Unit Assignments” shall mean the assignments of the Company Units in the form attached hereto as Exhibit C.

“Company Units” shall have the meaning set forth in Section 2.03.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated December 19, 2020, between STG Partners, LLC and Parent.

“Consents” shall mean any material consent, approval, waiver, authorization or permit of, or any material filing or registration with or notification to, any Governmental Authority or any self-governing, non-governmental entity or organization.

“Consumer Business” shall mean the business that consists of the development, production, marketing, sale, distribution, licensing of, or otherwise exploiting the Consumer Products primarily targeted for retail or individual consumer users as such activities are reported as the “Consumer” segment of Parent (as such segment is described in Parent SEC Documents) (including the audited financial statements and footnotes thereto). For clarity, the “Consumer Business” shall (i) include the sale of Consumer Products to SMB Entities and (ii) not include the Business.

“Consumer Products” shall mean the products and services set forth on Section 1.01-CP of the Disclosure Letter and such other products and services as are exclusively used or held for use in or exclusively relating to such scheduled products and services, as such products and services have been produced, sold, distributed, licensed or provided by or on behalf of Sellers, the Companies and their respective Subsidiaries during the period commencing twelve (12) months prior to the date hereof and continuing through to the Closing.

“Continuing Employee Expenses” shall have the meaning set forth in Section 2.01(e)(ii).

“Continuing Employees” shall have the meaning set forth in Section 6.08(b).

“Contract” shall mean a legally binding agreement, arrangement, understanding, lease, license, mortgage or commitment that is not an Employee Plan.

“Contracting Parties” shall have the meaning set forth in Section 10.14(a).

“Covered Losses” shall mean, subject to Section 9.04(f), all losses, Liabilities, claims, fines, deficiencies, damages, Taxes, payments, penalties, costs, expenses, demands, including reasonable fees and disbursements of attorneys, accountants and other experts, interests, court costs, reasonable costs of investigators and other reasonable expenses of investigation or litigation, in each case whether or not asserted by third parties or incurred or sustained in the absence of third party claims.

“COVID-19” shall mean the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, any delays or deficiencies in the development, distribution, implementation or efficacy of any vaccines or clinical treatments therefor, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Actions” shall mean reasonable actions taken (or not taken) in good faith by Sellers, the Companies or any of their respective Subsidiaries (x) in response to COVID-19 (a) to protect the health and safety of Sellers’, the Companies’ and their respective Subsidiaries’ employees and other individuals having dealings with Sellers, the Companies or any of their respective Subsidiaries or (b) in response to business disruptions caused by COVID-19 or (y) pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Authority, the World Health Organization or industry group providing for restrictions that relate to, or arise out of, COVID-19 (including any shelter in place, stay at home or similar orders or guidelines).

“Credit Agreement” shall mean that certain First Lien Credit Agreement, dated as of September 29, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among McAfee, LLC, the other credit parties party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent and the lenders from time to time party thereto.

“Current Government Contracts” means those Government Contracts of which the period of performance has not yet expired and the contract has not been terminated or closed-out.

“D&O Expenses” shall have the meaning set forth in Section 6.07(b).

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 6.07(b).

“D&O Indemnified Person” shall have the meaning set forth in Section 6.07(a).

“D&O Insurance” shall have the meaning set forth in Section 6.07(c).

“D&O Losses” shall have the meaning set forth in Section 6.07(b).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.07.

“Debt Financing” shall have the meaning set forth in Section 5.07.

“Debt Financing Sources” shall mean the Persons, including the lenders, financial institutions, institutional investors, agents, underwriters, commitment parties, arrangers and other financing sources, that commit to provide, arrange or otherwise enter into the Debt Commitment Letter in connection with the Debt Financing or any Alternative Financing, their respective Affiliates and their and their Affiliates’ members, managers, directors, officers, employees, agents and representatives and the successors and assigns of the foregoing.

“Delayed Transfer Date” shall have the meaning set forth in Section 6.08(a).

“Delayed Transfer Employees” shall have the meaning set forth in Section 6.08(a).

“Directive” shall have the meaning set forth in Section 6.08(a).

“Disclosure Letter” shall have the meaning set forth in Article III hereof.

“DOJ” shall mean the U.S. Department of Justice.

“Employee” shall mean any current employee, officer or director of Sellers or any Employing Subsidiary.

“Employee Plans” shall mean, other than any plan, policy, procedure, program or arrangement maintained or required to be maintained by applicable Law or a Governmental Authority with respect to which neither Seller nor any of its Subsidiaries contributes or has pledged to contribute more than the statutory minimum required by such applicable Law or a Governmental Authority, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, phantom equity, stock appreciation or other equity-based, incentive, retention, deferred compensation, disability, medical, retiree medical, dental, life insurance or other welfare benefit, retirement, supplemental retirement, severance, gratuity, termination indemnity or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance, savings plans, profit sharing or other contracts or agreements with or covering (including eligibility to participate) any Employee who is expected to be a Business Employee, to which any such Business Employee and any member of the Company Group are parties or which are maintained, contributed to, required to be contributed to or sponsored by any member of the Company Group for the benefit of any such Employee (or the dependent or beneficiary thereof), or in respect of which any member of the Company Group could reasonably be expected to have any liability.

“Employee Representative Body” shall have the meaning set forth in Section 3.14(c).

“Employing Subsidiary” shall mean a Subsidiary of Sellers that employs a Business Employee, including the Companies.

“Enterprise Products” shall mean the products and services set forth on Section 1.01-EP of the Disclosure Letter and such other products and services as are exclusively used or held for use in or exclusively relating to such scheduled products and services, as such products and services have been produced, sold, distributed, licensed or provided by or on behalf of Sellers, the Companies and their respective Subsidiaries during the period commencing twelve (12) months prior to the date hereof and continuing through to the Closing.

“Environmental Claim” shall mean any Action, request for information or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Business or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean any Law relating to pollution or protection of human health or the environment, including Laws relating to Materials of Environmental Concern.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that, together with any member of the Company Group, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.07.

“Equity Financing” shall have the meaning set forth in Section 5.07.

“Estimates” shall have the meaning set forth in Section 10.16.

“Excluded Assets” shall have the meaning set forth in Section 2.01(b).

“Excluded Business” shall have the meaning set forth in Section 6.12.

“Excluded Contracts” shall mean (i) all Contracts not related exclusively or primarily to the Business, (ii) Contracts with vendors and suppliers that do not relate exclusively to the Business and any (iii) other Contracts set forth on Section 1.01-EC of the Disclosure Letter.

“Excluded Employees” shall mean the employees set forth on Section 1.01-EE of the Disclosure Letter who shall remain employed by Sellers or one of their Subsidiaries (excluding, for the avoidance of doubt, any member of the Company Group) or, to the extent currently employed by any Transferred Subsidiary, shall be transferred to Sellers or one of their Subsidiaries (excluding, for the avoidance of doubt, any member of the Company Group) and shall be employees of Sellers or one of their Subsidiaries (excluding, for the avoidance of doubt, any member of the Company Group) following the Closing.

“Excluded Liabilities” shall have the meaning set forth in Section 2.01(f).

“Excluded Plans” shall have the meaning set forth in Section 2.01(b)(xv).

“Excluded Subsidiary” shall mean any Subsidiary of a Seller that is not a Company or a Transferred Subsidiary.

“Excluded Tangible Assets” shall have the meaning set forth in Section 2.01(b)(x).

“Facility Clearance” has the meaning ascribed in the National Industrial Security Program Operating Manual, DoD 5220.22-M (May 18, 2016) at pp. C-3 to C-4.

“Final Allocation Statement” shall have the meaning set forth in Section 2.08(b).

“Financing” shall have the meaning set forth in Section 5.07.

“Financing Letters” shall have the meaning set forth in Section 5.07.

“Financing Sources” shall mean the debt and equity financing sources under the Financing Letters and their respective former, current or future directors, officers or Affiliates.

“Former Business Employee” shall mean any former employee, officer or director of Sellers, the Companies or any Employing Subsidiary who was exclusively or primarily engaged in the Business; provided that “Former Business Employee” shall not include any Business Employee whose employment terminates at or following the Closing.

“Fraud” shall mean a Person’s knowing and intentional common Law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction, in the making of the representations and warranties contained in Article III, Article IV and Article V and shall require an affirmative showing of, inter alia, (i) actual (as opposed to constructive) knowledge of such Person of a misrepresentation set forth in Article III, Article IV or Article V (each, as modified by applicable sections or the subsections of the Disclosure Letter), as the case may be, (ii) the express intention of such Person that the counterparty rely on such misrepresentation and (iii) such counterparty’s actual reliance thereon to its detriment. “Fraud” does not and shall not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“FTC” shall mean the U.S. Federal Trade Commission.

“Fundamental Representations” shall mean the representations and warranties set forth in (i) the first sentence of Section 3.01 (Organization), (ii) the first sentence of Section 3.02 (Capitalization of the Companies and Transferred Subsidiaries), (iii) Section 3.03 (Authority Relative to this Agreement), (iv) Section 3.21 (Brokers), (v) the first sentence of Section 4.01 (Organization), (vi) Section 4.02 (Authority Relative to this Agreement), (vii) Section 4.05 (Title to Company Units) and (viii) Section 4.06 (Brokers).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Global Trade Laws” shall mean the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations (“ITAR”); the economic sanctions rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); European Union (“E.U.”) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other relevant economic sanctions or export and import control Laws imposed by a relevant Governmental Authority.

“Government Bid” shall mean any bid, proposal, quote or response to a solicitation that if accepted would lead to a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Sellers or the Companies (or any of the Transferred Subsidiaries), on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Approval” shall mean any notice to, filing with, or authorization, consent, clearance or approval of any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision, or any agency, commission, department, board or bureau of any such government or political subdivision, or any court or tribunal or arbitral body or other body exercising regulatory, taxing or other governmental authority.

“Guarantee” shall have the meaning set forth in the recitals.

“Guarantors” shall mean each of the Persons set forth on Section 1.01-G of the Disclosure Letter.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound License” shall have the meaning set forth in Section 2.01(a)(iii).

“Indebtedness” of any Person at any date shall mean, without duplication, (a) all outstanding principal and any accrued and unpaid interest, premiums and penalties in respect of Obligations of such Person as of such date for borrowed money or for the deferred purchase price of assets, property, goods or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) all outstanding principal and any accrued and unpaid interest, premiums and penalties in respect of any other Obligations of such Person as of such date that are evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (d) all obligations in respect of performance bonds, letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but, in each case, solely to the extent drawn and not paid), (e) all Obligations of such Person for breakage fees in connection with the termination of any Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements or similar arrangements designed to provide protection against fluctuations in any price or rate on the Closing Date, (f) declared and unpaid dividends, (g) accruals with respect to liabilities attributable to the restructuring programs of the Company Group, (h) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date and required to be paid by a member of the Company Group that would have been due on or before the Actual Closing Date applicable to such Person, but for Section 2302(a)(1) of the CARES Act, (i) the first $10,000,000 of any Taxes imposed on amounts deferred, whether pursuant to Rev. Proc. 2004-34 or Code Section 451(c) (or any comparable provision of state, local, or non-U.S. law) or otherwise, with respect to any Pre-Closing Tax Period and which amounts are required to be included in the income of any Company Group member (or any of its direct or indirect owners) after the Actual Closing Date applicable to such member, (j) benefits, assistance or deferrals repayable to (whether or not contingent upon consummation of the Purchase and Sale, passage of time or otherwise) any Governmental Authority in response to COVID-19, (k) all obligations in respect of any deferred payments or similar obligations for the deferred purchase price of any property (other than trade accounts payable and accrued expenses incurred in the ordinary course of business) including earnouts and seller notes, and (l) all guarantees of such Person as of such date of any of the foregoing for the benefit of another Person. For the avoidance of doubt, deferred revenue shall not constitute Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 9.04(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 9.04(c)(i).

“Insurance Policies” shall have the meaning set forth in Section 3.23.

“Intellectual Property” shall mean (a) patent applications and issued patents (“Patents”); (b) trademarks, trade names, service marks, and domain names and registrations and applications therefor and the goodwill associated therewith; (c) copyrights and registrations and applications therefor; (d) trade secrets; (e) rights in data and databases; and (f) other proprietary intellectual property rights recognized under applicable law.

“Intellectual Property Matters Agreement” shall mean the intellectual property matters agreement (including the schedules and exhibits thereto), between the Companies, on the one hand, and Sellers, on the other hand, to be entered into at the Closing in the form attached hereto as Exhibit D (with such changes as may be mutually agreed by the Parties as provided in Section 6.13).

“Intercompany Agreements” shall have the meaning set forth in Section 6.18.

“Investment Laws” shall have the meaning set forth in Section 3.04.

“ITAR Registration” shall have the meaning set forth in Section 7.02(d).

“Knowledge of Purchaser” shall have the meaning set forth in Section 10.13.

“Knowledge of Sellers” shall have the meaning set forth in Section 10.13.

“Labor Agreements” shall have the meaning set forth in Section 3.14(d).

“Landlord Consents” shall have the meaning set forth in Section 2.02(a).

“Law Firms” shall have the meaning set forth in Section 10.17(a).

“Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree or administrative or judicial decision.

“Leased Real Property” shall have the meaning set forth in Section 3.15(a).

“Liability” shall mean any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whether in contract, tort, strict liability, by statute or regulation or otherwise arising under applicable Law, including any fines or penalties which may be levied under applicable Law, or otherwise).

“Licensed Seller IP” shall mean all of the Intellectual Property licensed from Sellers or any of their respective Subsidiaries to Companies under the Intellectual Property Matters Agreement.

“Licensed TP IP” shall mean all of the Intellectual Property licensed to Sellers or any of their respective Subsidiaries under an Inbound License by a third party that is exclusively used in the Business.

“Liens” shall mean any lien, security interest, mortgage, pledge, charge, pre-emptive right, restriction on transfer or similar encumbrance.

“Local Transfer Agreements” shall mean those certain local transfer agreements, each of which shall be executed after the date of this Agreement, governing the terms and conditions for the transfer of the Business, including the Business Assets, Business Employees and Assumed Liabilities, in the applicable Local Transfer Jurisdictions.

“Local Transfer Date” shall have the meaning set forth in Section 6.12(a).

“Local Transfer Jurisdiction” shall mean France, Germany and Italy.

“Lower-Tier Subcontract” shall mean any Contract entered into by a subcontractor to the Business acting in its capacity as a prime contractor, or by a subcontractor and another subcontractor at a lower tier, to furnish supplies or services for performance of a prime contract.

“Material Adverse Effect” shall mean any event, change, fact, condition, circumstance or occurrence (“Effect”) that, when considered either individually or in the aggregate together with all other adverse Effects, has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Business, taken as a whole; provided, however, that, none of the following shall constitute (either alone or in combination) or shall be taken into account in determining whether or not there has been or may be a Material Adverse Effect (and any Effect to the extent directly or indirectly resulting from, relating to or arising from any one or more of the following shall be excluded from such determination): (a) the execution and delivery of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, or the process leading to the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, or the announcement or other leak or disclosure of any of the foregoing, the identity of the Purchaser and its Affiliates, or the compliance by Parent, Sellers, the Companies and their respective Subsidiaries with the terms of this Agreement, including, in each case, their impact on relationships with customers (including Governmental Authority customers), suppliers, distributors, partners or employees or others having relationships with the Business, Parent, Sellers, the Companies or their respective Subsidiaries; provided, that this clause (a) shall not apply to any breach of Section 3.03 or Section 3.04 or, due to any such breach, failure to satisfy Section 7.02(a), (b) any communication by Purchaser or its Affiliates regarding plans or intentions with respect to the Business, Parent, any Company or any of their respective Subsidiaries, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events in general, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Authority in response to any of the foregoing, (d) changes in the equity, credit, debt, financial, currency or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) anti-dumping actions, international tariffs, trade policies, disputes, agreements, actions or initiatives or any “trade war” or similar actions, (f) changes or prospective changes in (1) Laws, regulations or standards affecting the Business, Parent, any Seller, any Company, any of their respective Subsidiaries or any of their customers, suppliers or vendors or (2) GAAP or any underlying accounting principles or (3) the interpretation of any of the foregoing, (g) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, foreign or domestic social protest or social unrest (whether or not violent), weather conditions, power outages or electrical black-outs, wild fires or other natural or man-made disaster or other force majeure events, (h) changes in general in any industry or any market in which the Business, Parent, any Seller, any Company, or any of their respective Subsidiaries operate or changes in the general business or economic conditions affecting any such industry or market, (i) any military conflict, outbreak, war (whether or not declared), escalation of hostilities or act of foreign or domestic terrorism or insurrection, (j) any cyber-terrorism or internet- or cyber-attack, (k) epidemics, pandemics, other outbreaks of infectious disease (including in each of the foregoing, COVID-19), including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines), or any escalation or worsening of any of the foregoing, or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Authority, the World Health Organization or industry group in response to any of the foregoing (including

COVID-19 Actions), (l) any computer hacking, data breaches, ransom-ware affecting or impacting, or outage of or termination by a web hosting platform providing service to, Parent or any of its Subsidiaries, the Business, any Seller or any Company, (m) any action taken or omitted to be taken, at the request or with the consent of, the Purchaser or any of its Affiliates, or as required by this Agreement, (n) any failure by Parent, the Business, any Seller, any Company or any of their respective Subsidiaries to meet internal or published projections, forecasts or estimates of Parent, the Business, any Seller, any Company or any of their respective Subsidiaries (provided, however, that the underlying causes of such failure may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (o) any change in the price or trading volume of shares of common stock, par value $0.001 per share, of Parent or any other publicly traded securities of Parent (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded by the other exceptions in this definition, be considered in determining whether there has been a Material Adverse Effect), (p) any reduction in the credit rating of Parent or any of its Subsidiaries (provided, however, that the underlying causes of such change may, to the extent applicable and not otherwise excluded in this definition, be considered in determining whether there has been a Material Adverse Effect), (q) the effect of seasonal changes and patterns on the financial condition, business, assets, liabilities or results of operations of Parent, the Business, any Seller, any Company or any of their respective Subsidiaries or (r) any Action in respect of this Agreement or the transactions contemplated hereby; except, in the cases of clauses (c), (d), (e), (f), (g), (h), (i), (j), (k) and (q) to the extent such changes or conditions materially and disproportionately affect the Business, any Seller, any Company and any of -their respective Subsidiaries as compared to other Persons engaged in the same industry, only such incremental material and disproportionate effect may be taken into account (and then only to the extent such incremental material and disproportionate effect is not excluded by the other exceptions in this definition).

“Material Contracts” shall have the meaning set forth in Section 3.18(a).

“Material Customers” shall have the meaning set forth in Section 3.22.

“Material Partners” shall have the meaning set forth in Section 3.22.

“Material Suppliers” shall have the meaning set forth in Section 3.22.

“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon or mold, fungi, mycotoxins or other substances that are regulated under Environmental Law because of their hazardous, toxic or dangerous properties or characteristics.

“Non-Assigned Asset” shall have the meaning set forth in Section 2.02(a).

“Non-Business Portion” shall have the meaning set forth in Section 6.03(b).

“Non-Recourse Party” shall have the meaning set forth in Section 10.14(a).

“Non-Solicitation, Non-Competition and Confidentiality Agreement” shall mean the Non-Solicitation, Non-Competition and Confidentiality Agreement, by and among the Purchaser, Sellers and Parent, to be entered into at the Closing in the form attached hereto as Exhibit A.

“Obligations” shall mean, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities payable under the documentation governing such Indebtedness.

“Open Source Code” shall mean an item of Software that is licensed pursuant to: (i) any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Reciprocal Public License; or (ii) any Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.

“Orders” shall mean any order, judgment, writ, injunction, stipulation, award or decree entered by or with a Governmental Authority.

“Parent” shall mean McAfee Corp., a Delaware corporation.

“Parent SEC Documents” shall mean any forms, statements, documents and reports filed or furnished by Parent with the SEC on or after September 28, 2020 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors”, “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or of a forward looking nature).

“Party” or “Parties” shall have the meaning set forth in the preamble hereto.

“Pass-Through Tax Returns” shall have the meaning set forth in Section 6.09(d).

“Permits” shall mean all applications, notifications, permits, licenses, authorizations, registrations, approvals, qualifications, certificates, clearances and other Governmental Approvals.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, materialmen’s repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) Liens for Taxes, assessments or other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) imperfections in title, charges, easements, rights of way, restrictions, conditions, defects, exceptions, encumbrances and other similar matters which affect title to the property or assets of the Business but do not materially detract from the value or marketability of the property or asset to which it relates or materially impair the ability of the Business to use or operate the property or asset to which it relates in substantially the same manner as it was used or operated prior to the Closing Date, (iv) any right, interest, Lien or title of a lessor or sublessor under any lease agreement or in the property being leased, (v) Liens securing the obligations of Parent, Sellers, the Companies and their respective Subsidiaries under the Credit Agreement to the extent released at or prior to Closing, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the Business, (viii) Liens that arise by operation of law in the ordinary course of business, (ix) matters that would be disclosed by an accurate survey or inspection of the applicable real property, (x) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws in respect of amounts or liabilities that are not yet due or delinquent, (xi) non-exclusive licenses in Transferred IP granted to other Persons in the ordinary course of business and any rights or interests of a licensor of any Licensed TP IP or restrictions imposed by a licensor in any license or other agreement relating to any Licensed TP IP, (xii) Liens that will be released on or prior to Closing and (xiii) any encumbrance comparable to those set forth in (i) through (xii), in the jurisdiction in which the applicable asset is located.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

“Personal Data” shall mean any data or information relating to an identified or identifiable natural individual and any other data or information that constitutes personal data or personal information under any applicable Privacy Obligations.

“Personnel Security Clearance” has the meaning ascribed in the National Industrial Security Program Operating Manual, DoD 5220.22-M (May 18, 2016) at p. C-5.

“Pre-Closing Occurrences” shall have the meaning set forth in Section 6.17.

“Pre-Closing Tax Audit” shall have the meaning set forth in Section 6.09(g)(i).

“Pre-Closing Tax Period” shall mean any Tax period or portion thereof ending on or before the Closing Date; provided, however, that when used in respect of a particular member of the Company Group, the “Pre-Closing Tax Period” shall mean any Tax period or portion thereof ending on or before the Actual Closing Date applicable to such member.

“Present Fair Salable Value” shall have the meaning set forth in Section 5.08.

“Privacy Notices” shall mean all internal or external notices, policies, or disclosures by the Business in respect of the Business’s Processing of Personal Data or privacy practices.

“Privacy Obligations” shall mean all applicable Laws that are related to privacy, security, data protection or Processing of Personal Data, including; the General Data Protection Regulation 2016/679 (GDPR), the Federal Trade Commission Act, the CAN-SPAM Act, the

Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, and similar laws.

“Process” or “Processing” shall mean any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, protection (including security measures), adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“PTO” shall mean, with respect to any Business Employee, the liabilities with respect to (i) all accrued or unused and unpaid vacation, holiday, sick leave, other paid time off and (ii) any statutory employee accruals of a substantially similar nature required by Law, Contract or any collective bargaining agreement with any Employee Representative Body (for the avoidance of doubt excluding notice and severance accruals), in each case, as of the Closing Date (or, with respect to any Delayed Transfer Employee, the Delayed Transfer Date).

“Purchase and Sale” shall have the meaning set forth in Section 2.03.

“Purchase Price” shall mean $4,000,000,000.00.

“Purchase Price Allocation” shall have the meaning set forth in Section 2.08(a).

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Excluded Employee” shall have the meaning set forth in Section 2.01(e)(ii).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.04(a).

“Purchaser Plans” shall have the meaning set forth in Section 6.08(d).

“Purchaser Releasers” shall have the meaning set forth in Section 10.14(b).

“Purchaser Unreleased Obligations” shall have the meaning set forth in Section 10.14(c).

“R&W Policy” shall have the meaning set forth in Section 6.21.

“Real Property Leases” shall have the meaning set forth in Section 2.01(a)(v).

“Registered IP” shall have the meaning set forth in Section 3.20(a).

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and its Affiliates’ respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Restricted Country” shall mean any country or geographic region subject to comprehensive economic sanctions administered by OFAC or the E.U., which currently includes: Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“Restricted Party” shall mean any Person on one or more of the Restricted Party Lists, or any Person owned by or acting on behalf of a Person on one or more of the Restricted Party Lists.

“Restricted Party List” shall mean the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; and similar lists of restricted parties maintained by other Governmental Authorities.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Seller Group” shall have the meaning set forth in Section 10.17(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.04(b).

“Seller Related Parties” shall have the meaning set forth in Section 9.03(d).

“Seller Releasers” shall have the meaning set forth in Section 10.14(c).

“Seller Returns” shall have the meaning set forth in Section 6.09(d).

“Seller Transaction Expenses” shall mean all costs, fees and expenses incurred by or on behalf, or payable by, Sellers or their Affiliates (including the Companies and their Subsidiaries) in connection with the transaction contemplated by this Agreement, whether payable prior to, at or after the Closing, including (a) legal, accounting, financial advisory or other advisory transaction or consulting fees and expenses, (b) any carve-out costs associated with separating the Business (excluding costs set forth in Section 2.01(e)), and (c) all retention, change of control, transaction or similar bonuses payable to Excluded Employees or Business Employees in each case, incurred or payable by Sellers or any of their Affiliates (including the Companies and Transferred Subsidiaries) in connection with the Purchase and Sale, (including, in each case, the employer portion of any payroll, employment or similar Taxes related thereto); provided, however, that any costs, fees or expenses incurred by (I) Sellers or their Affiliates (including the Companies and their Subsidiaries) at the written direction of the Purchaser or (II) the Company Group after the Closing, in each case, shall not be Seller Transaction Expenses for any purpose hereunder.

“Sellers” shall have the meaning set forth in the preamble hereto.

“Sellers Unreleased Obligations” shall have the meaning set forth in Section 10.14(b).

“Shared Contracts” means the Contracts under which the Business and at least one other business unit of Sellers or an Affiliate of Sellers purchase or sell goods or services on a joint basis or use goods or services on a joint basis.

“SMB Entity” shall mean a Person conducting business in the small and medium business market segment that has (together with its Subsidiaries and other Affiliates (other than, in the case of non-controlled Affiliates, minority financial investors and their other portfolio companies (other than such Person or its Subsidiaries or other Affiliates), provided that such minority financial investor has not been directly or indirectly solicited for sales of products or services by Seller or its Subsidiaries or other controlled Affiliates in connection therewith)) no more than one hundred (100) employees (including independent contractors other than those who perform service functions ancillary to the primary business).

“Software” shall mean computer software and code, including object code, source code, embedded in firmware, algorithms, software development toolkits, APIs, scripts, libraries, and documentation related thereto.

“Solvency” shall have the meaning set forth in Section 5.08.

“Solvent” shall have the meaning set forth in Section 5.08.

“Straddle Period” shall mean a Tax period beginning on or before, and ending after, the applicable Actual Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is the general partner or managing member.

“Tax Authority” shall mean any Governmental Authority responsible for the administration, imposition and/or collection of any Tax.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, information return or other similar document required to be filed with any Tax Authority with respect to Taxes (including IRS Form 1099 and FinCEN Form 114, Form TD F 90-22.1), including any schedule or attachment thereto and amendment thereof.

“Taxes” shall mean all taxes, assessments, duties, fees, or other charges imposed by any federal, state, local or foreign or other Tax Authority, including income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, customs duties, healthcare, social security, value added or other taxes, including any interest, penalties or additions attributable thereto or attributable to any failure to properly or timely file any Tax Return, and including any obligations to indemnify or otherwise pay, assume or succeed to the Tax liability of any other Person (including, for the avoidance of doubt, any such obligation or liability imposed by reason of being (or ceasing to be) a member of an affiliated, consolidated, unitary, combined or similar Tax group (or being included, or required to be included, in any Tax Return relating thereto) or as the result of any transferee, successor, or secondary liability, or any liability assumed by Law or by agreement).

“Teaming Agreement” shall mean each teaming agreement of the Business (a) with respect to which the applicable term has not yet expired, (b) which has not been terminated pursuant to its terms, or (c) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Technology” shall mean all technology, techniques, processes, designs, design rules, inventions (whether or not patented or patentable), plans, discoveries, ideas, concepts, methods, specifications, communication protocols, algorithms, routines, logic information, register-transfer levels, netlists, verilog files, simulations, emulation and simulation reports, test vectors and procedures, protocols, works of authorship, mask works, files, information, documentation, Software, content, data, meta data, devices and hardware and other scientific or technical information or materials, in whatever form, whether or not embodying Intellectual Property. For the avoidance of doubt, Technology does not include any Intellectual Property.

“Termination Date” shall have the meaning set forth in Section 9.02(b).

“Termination Fee” shall have the meaning set forth in Section 9.03(c).

“Third-Party Claim” shall have the meaning set forth in Section 9.04(c)(i).

“Transfer Regulations” shall have the meaning set forth in Section 6.08(a).

“Transfer Taxes” shall have the meaning set forth in Section 6.09(a).

“Transferred Books and Records” shall have the meaning set forth in Section 2.01(a)(xii).

“Transferred Contracts” shall mean any Contracts that are Business Assets.

“Transferred Employing Subsidiary” shall mean any Employing Subsidiary that is a Transferred Subsidiary.

“Transferred IP” shall mean all of Sellers’ and their respective Subsidiaries’ ownership interest in and to all Intellectual Property rights in the Transferred Technology and any other Intellectual Property Rights exclusively or primary used in or relating to the Business and not substantially used by the Consumer Business, including (a) the Transferred Patents, (b) the registered copyrights set forth on Section 1.01-TC of the Disclosure Letter, (c) the registered trademarks set forth on Section 1.01-TT of the Disclosure Letter, (d) the domains set forth on Section 1.01-TD of the Disclosure Letter, and (e) the social media accounts set forth on Section

1.01-TS of the Disclosure Letter. For the avoidance of doubt, Transferred IP excludes any Intellectual Property (other than Intellectual Property rights in the Transferred Technology) not exclusively or primarily used in or relating to the Business that are licensed to the Purchaser or its Affiliates pursuant to the Transitional Trademark License Agreement, Commercial Services Agreement or Intellectual Property Matters Agreement.

“Transferred Patents” shall mean all Patents exclusively or primarily used in or relating to the Business and not substantially used by the Consumer Business, including the Patents set forth on Section 1.01-TP of the Disclosure Letter and all Patents claiming priority to, and from which priority is claimed in, the Patents referenced above, including all continuations, continuations-in-part, divisionals, renewals, re-examinations, reissues, substitutions and foreign counterparts.

“Transferred Settlement Agreements” shall have the meaning set forth in Section 2.01(a)(vi).

“Transferred Subsidiaries” shall have the meaning set forth in Section 2.01(a)(i).

“Transferred Subsidiary Equity” shall have the meaning set forth in Section 2.01(a)(i).

“Transferred Technology” shall mean all Technology set forth on Section 1.01-TT of the Disclosure Letter and any other Technology exclusively used in or primarily relating to the Business.

“Transition Services Agreement” shall mean the Transition Services Agreement (including the schedules and exhibits thereto), between the Companies, on the one hand, and Sellers, on the other hand, to be entered into at the Closing in the form attached hereto as Exhibit E (with such changes as may be mutually agreed by the Parties as provided in Section 6.13).

“Transitional Trademark License Agreement” shall mean the Transitional Trademark License Agreement (including the schedules and exhibits thereto), between the Companies, on the one hand, and Sellers, on the other hand, to be entered into at the Closing in the form attached hereto as Exhibit F (with such changes as may be mutually agreed by the Parties as provided in Section 6.13).

“U.K. Company” shall mean Musarubra UK Ltd., a United Kingdom private limited company or, if directed by Sellers, any other newly formed United Kingdom private limited company wholly owned, directly or indirectly, by the U.K. Seller.

“U.K. Restructuring” shall have the meaning set forth in Section 2.01(d).

“U.K. Seller” shall have the meaning set forth in the preamble hereto.

“U.S. Company” shall mean Musarubra Security Holdings US LLC, a Delaware limited liability company or, if directed by Sellers, any other newly formed Delaware limited liability company wholly owned, directly or indirectly, by the U.S. Seller.

“U.S. Restructuring” shall have the meaning set forth in Section 2.01(c).

“U.S. Seller” shall have the meaning set forth in the preamble hereto.

SECTION 1.02. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

SECTION 1.03. Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The term “dollars” and character “$” shall mean United States dollars.

(d) The term “including” shall mean “including, without limitation,” and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.

(e) The word “will” shall be construed to have the same meaning as the word “shall”.

(f) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(g) The term “or” is not exclusive, unless the context otherwise requires.

(h) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(i) The term “ordinary course of business” shall be deemed to mean “ordinary course of business consistent with past practice”; provided, that any action taken, or omitted to be taken, in good faith and any adjustments and modifications thereto taken in response to or as a result of COVID-19 or any COVID-19 Action shall be deemed to be in the “ordinary course of business”.

(j) Where used with respect to information or documents, the phrases “delivered,” “provided” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties hereto or their representatives, and, in the case of Purchaser, shall mean that the information referred to has been posted in a virtual data room.

SECTION 1.04. Interpretive Matters.

(a) The Exhibits, the Disclosure Letter, the Annexes and the Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Sellers and the Companies may, at their option, include in the Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Disclosure Letter shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any matters set forth in the Parent SEC Documents shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Except as expressly contemplated by this Agreement or the Disclosure Letter, nothing in the Disclosure Letter (i) shall broaden the scope of any representation, warranty or covenant of any Party or (ii) shall constitute a representation, warranty or covenant with respect to the matters being disclosed. Any capitalized terms used in the Disclosure Letter or any Schedule, Annex or Exhibit hereto but not otherwise defined therein shall be defined as set forth in this Agreement.

(b) Any reference in this Agreement to gender shall include all genders and the neuter.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE TRANSACTIONS

SECTION 2.01. Contribution of the Business Assets; Excluded Assets, Assumed Liabilities and Excluded Liabilities Generally.

(a) Business Assets. For the purposes of this Agreement, “Business Assets” shall mean the assets, properties and rights of Sellers or any of their respective Affiliates that are exclusively or primarily used, or held exclusively or primarily for use, in connection with, or otherwise exclusively or primarily related to the Business, in each case (A) other than the Excluded Assets and (B) as they shall exist immediately prior to the Closing or the Local Transfer Date, as applicable, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Sellers or their respective Affiliates, as applicable, including (except to the extent an Excluded Asset):

(i) the equity interests of those Subsidiaries of Sellers set forth on Section 2.01(a)(i) of the Disclosure Letter (collectively, the “Transferred Subsidiaries” and such equity interests the “Transferred Subsidiary Equity”);

(ii) all accounts receivable to the extent primarily relating to the Business;

(iii) all Contracts relating exclusively or primarily to the Business (other than (A) Contracts that are leases for real property, (B) customer Contracts, and (C) Excluded Contracts), including (x) all inbound licenses of Intellectual Property used exclusively or primarily in or relating exclusively or primarily to the Business, including those set forth on Section 2.01(a)(iii) of the Disclosure Letter (such licenses, “Inbound Licenses”), and (y) Contracts with suppliers that relate exclusively to the Business;

(iv) all Transferred Technology;

(v) real property lease Contracts for the properties that are set forth on Section 2.01(a)(v) of the Disclosure Letter (collectively, the “Real Property Leases”);

(vi) all settlement agreements, releases and similar Contracts (other than Excluded Contracts) resolving claims (A) solely involving Business Employees or Business Contractors made within the six-year period prior to the date of this Agreement other than as prohibited by applicable Law or the terms of such settlement agreements, releases or similar Contracts (except to the extent a release of claims covers Sellers or any of their respective Affiliates (other than the Company Group)) or (B) directed exclusively or primarily at the products or services of the Business, or with respect to which the products or services accused of infringement were exclusively or primarily the products and services of the Business (collectively, the “Transferred Settlement Agreements”);

(vii) all Contracts relating exclusively or primarily to the Business with customers of the Business (other than Excluded Contracts) and, subject to Section 2.02, the post-Closing rights relating to the Business Portion of Shared Contracts ;

(viii) sponsorship of, and any assets that are set aside in a funded trust relating to, the Employee Plans sponsored or maintained by any member of the Company Group or as otherwise set forth on Section 2.01(a)(viii) of the Disclosure Letter;

(ix) to the extent required or allowed by applicable Law, each employment agreement, offer letter and restrictive covenant agreement between Sellers or their respective Affiliates and any Business Employee, provided, however, that if the consent of the employee is required, then subject to such consent; provided, further, that Sellers and their respective Affiliates retain a non-exclusive right to enforce any restrictive covenant obligations in such agreements to the extent such obligations cover Sellers and their respective Affiliates (other than the Company Group), other than with respect to the employment of any such Business Employee with the Company Group, the Purchaser or its Affiliates.

(x) all Transferred IP together with (A) all Actions, causes of actions and rights to sue at law or in equity and recover damages and obtain equitable relief for any past, ongoing or future infringement, misappropriation or other violation thereof, (B) the right to receive all proceeds and damages therefrom and collect royalties and other payments in connection with the Transferred IP, (C) the right to claim priority based on the Transferred IP under the laws of any jurisdiction and/or under international conventions or treaties, (D) the right to prosecute, register, maintain and defend the Transferred IP before any public or private agency, office or registrar and (E) the right to fully and entirely stand in the place of Sellers and their Affiliates, as applicable, in all matters related thereto;

(xi) the products and services set forth on Section 2.01(a)(xi) of the Disclosure Letter, and any other products developed, distributed, marketed, provided, or offered as part of the Business immediately prior to the Closing;

(xii) copies of the books and records, including customer, supplier, and Personal Data records, exclusively used in or held for use in, or exclusively collected or otherwise Processed by or for, the Business but not including any data licensed or proposed to be licensed to any of member of the Company Group under any Ancillary Agreement (collectively, the “Transferred Books and Records”) (other than any such books and records that are prohibited by applicable Law from being delivered or transferred to any member of the Company Group);

(xiii) tangible assets used exclusively or primarily in the Business, including those tangible assets set forth on Section 2.01(a)(xiii) of the Disclosure Letter, but not including the Excluded Tangible Assets;

(xiv) all inventory (including any hardware), finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, in each case, used exclusively or primarily in, by or for the Business (the “Business Inventory”);

(xv) the assets set forth on Section 2.01(a)(xv) of the Disclosure Letter;

(xvi) Actions against third parties to the extent exclusively relating to the Business or exclusively relating to the Business Assets or Assumed Liabilities;

(xvii) all goodwill associated exclusively with the Business or the Business Assets; and

(xviii) all prepaid expenses, credits, deposits, claims, refunds, rights of recovery, rights of set-off, rights of recoupment and advance payments of any kind under any Transferred Contract.

(b) Excluded Assets. The Business Assets shall not include any assets other than the assets, properties and rights contemplated by Section 2.01(a), including the following assets, properties and rights, whether owned by Sellers or any of their respective Affiliates (such assets, collectively, the “Excluded Assets”):

(i) all cash of the Business;

(ii) the Excluded Contracts;

(iii) all real property leases other than the Real Property Leases;

(iv) all inbound licenses of Intellectual Property other than Inbound Licenses;

(v) all Intellectual Property other than the Transferred IP and all Actions and rights to sue at law or in equity for any past or future infringement, misappropriation or other violation of any Intellectual Property that is not Transferred IP, including the right to receive all proceeds and damages therefrom;

(vi) all Technology other than Transferred Technology;

(vii) the products and services set forth on Section 2.01(b)(vii) of the Disclosure Letter, and any other products developed, distributed, marketed, provided, or offered as part of the Consumer Business immediately prior to the Closing;

(viii) all settlement agreements, releases and similar Contracts other than the Transferred Settlement Agreements (including all settlement agreements, releases and similar Contracts solely involving Former Business Employees);

(ix) any Transferred Settlement Agreement solely to the extent that rights and benefits under such Transferred Settlement Agreement would automatically apply by the terms of such Transferred Settlement Agreement to the Companies without being contributed, conveyed, assigned, transferred or delivered to the Companies;

(x) the tangible assets set forth on Section 2.01(b)(x) of the Disclosure Letter (“Excluded Tangible Assets”);

(xi) subject to the rights granted to the Companies under the Ancillary Agreements, all data, including Personal Data, owned or licensed by Sellers, the Companies or any of their respective Subsidiaries that is (A) not exclusively used in, and that is not exclusively collected or otherwise Processed exclusively by or for, the Business or (B) licensed or proposed to be licensed to any of member of the Company Group under any Ancillary Agreement;

(xii) subject to the rights granted to the Companies under the Ancillary Agreements, all Software owned or licensed by Sellers, the Companies or any of its respective Subsidiaries that is (A) not exclusively used in, and that is not exclusively collected or otherwise processed exclusively by or for, the Business or (B) licensed or proposed to be licensed to any of member of the Company Group under any Ancillary Agreement;

(xiii) the equity interests of the Excluded Subsidiaries;

(xiv) to the extent required or allowed by applicable Law, all personnel, employee compensation, medical and benefits and labor relations records relating to the Employees; provided, however, that copies (or, where required by applicable Law, originals) of any such records relating to any Business Employee will be delivered to the Companies at the Closing unless disclosure of such records would be prohibited by privacy or data protection-related applicable Law or if the written consent of the employee is otherwise required, then subject to such consent; provided, further, however, that where Sellers have delivered originals of such records, the Companies will deliver copies of such records to Sellers upon Sellers’ written request to the extent allowed by applicable Law;

(xv) sponsorship of, or any assets that are set aside in a funded trust relating to, any Employee Plan, other than the Employee Plans as described in Section 2.01(a)(viii) (such Employee Plans as are Excluded Assets, “Excluded Plans”);

(xvi) any and all owned real property, together with the buildings, fixtures, parking facilities and other improvements now or hereafter to be situated thereon and all Contracts to the extent related to such real properties;

(xvii) all accounts receivable to the extent they do not relate exclusively to the Business;

(xviii) the rights of Sellers under this Agreement and the Ancillary Agreements;

(xix) rights of Sellers under their respective organizational documents;

(xx) all (a) records prepared in connection with the sale of the Business and (b) financial and tax records relating to the Business that form a part of the general ledger of each Seller (provided that Sellers shall deliver copies of such records to the Purchaser at the Closing, other than Tax Returns and related work papers of a Seller that include any information unrelated to the Business or any income Tax Return of a Seller), other than any Tax Return (that is not a Pass-Through Tax Return) of any member of the Company Group, the originals of which shall for the avoidance of doubt constitute Business Assets;

(xxi) Actions against third parties except to the extent exclusively relating to the Business or exclusively relating to the Business Assets or Assumed Liabilities;

(xxii) any data licensed or proposed to be licensed to any member of the Company Group under any Ancillary Agreement;

(xxiii) all goodwill to the extent it does not relate exclusively to the Business;

(xxiv) Sellers’ and its Affiliates’ rights, title and interests in, to and under the Shared Contracts, other than the Business Portion; and

(xxv) all assets that are not Business Assets.

(c) Contribution of the U.S. Business. To the extent not previously contributed to the U.S. Company, on the terms and subject to the conditions set forth in this Agreement, at least one (1) day prior to the Closing Date, the U.S. Seller shall cause to be contributed, conveyed, assigned, transferred and delivered to the U.S. Company, free and clear of all Liens other than Permitted Liens, and the U.S. Company shall acquire and accept from the U.S. Seller and its Subsidiaries, all of the right, title and interest of the U.S. Seller and its Subsidiaries (other than the U.K. Seller and its Subsidiaries) in and to the Business Assets; provided that such contribution, conveyance, assignment, transfer and delivery shall not be construed as an abandonment or waiver of any rights or benefits that would be automatically retained by the U.S. Seller or its Subsidiaries with respect to any Transferred Settlement Agreements notwithstanding such contribution, conveyance, assignment, transfer or delivery (the transactions contemplated by this Section 2.01(c), the “U.S. Restructuring”).

(d) Contribution of the U.K. Business. To the extent not previously contributed to the U.K. Company, on the terms and subject to the conditions set forth in this Agreement, at least one (1) day prior to the Closing Date, the U.K. Seller shall cause to be contributed, conveyed, assigned, transferred and delivered to the U.K. Company, free and clear of any Liens other than Permitted Liens, and the U.K. Company shall acquire and accept from the U.K. Seller and its Subsidiaries, all of the right, title and interest of the U.K. Seller and its Subsidiaries in and to the Business Assets; provided that such contribution, conveyance, assignment, transfer and delivery shall not be construed as an abandonment or waiver of any rights or benefits that would be automatically retained by the U.K. Seller or its Subsidiaries with respect to any Transferred Settlement Agreements notwithstanding such contribution, conveyance, assignment, transfer or delivery (the transactions contemplated by this Section 2.01(d), the “U.K. Restructuring”).

(e) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby agrees to cause the Companies, effective as of the Closing, to assume, discharge and perform in accordance with their terms all Liabilities of Sellers and their respective Affiliates to the extent arising out of or relating to the Business whether arising before, at or after the Closing, other than the Excluded Liabilities (the “Assumed Liabilities”). The Assumed Liabilities include the following:

(i) all Liabilities and obligations (including accounts payable or third party claims) arising out of or relating to the Business or the Business Assets whether arising prior to, at or after the Closing;

(ii) all Liabilities and obligations arising out of or relating to the employment or engagement of any Business Employee or Business Contractor, including (A) as required under applicable Law or under any Labor Agreement or for benefits or compensation due under any Employee Plans that are Business Assets to the extent expressly provided in Section 6.08 to be assumed by the Purchaser or its Affiliates or required by Law to be transferred to the Purchaser or its Affiliates (or to a trust associated with an employee plan or benefit arrangement sponsored by the Purchaser or its Affiliates), (B) fifty percent (50%) of any severance, notice, compensation for unfair dismissal or similar Liabilities (including corresponding Taxes) with respect to (i) Business Employees who become Continuing Employees and are not Excluded Employees associated with any termination or transfer of employment or engagement with Sellers and their respective

Subsidiaries in connection with the transactions contemplated by this Agreement and (ii) any Business Employees who object to the transfer of their employment in accordance with Section 6.08 or elect to terminate their employment as a result of the transactions contemplated under this Agreement (“Continuing Employee Expenses”) (provided that this clause (B) shall not apply to Liabilities relating to Purchaser Excluded Employees, which shall be governed by clause (C) below), (C) all Liabilities and obligations arising out of or relating to the employment or termination of employment of any Business Employee from and after the Closing if such Business Employee is not offered employment, or does not have his or her employment transferred, in accordance with Section 6.08 (any such Business Employee, a “Purchaser Excluded Employee”), (D) all Liabilities and obligations arising out of or relating to the Employee Plans that are Business Assets and (E) such other Liabilities and obligations set forth in Section 6.08;

(iii) all Liabilities and obligations arising out of or relating to the employment or engagement or termination of employment or engagement of any Delayed Transfer Employee or Business Contractor in a Delayed Transfer Jurisdiction, in each case from and after the Closing other than the Continuing Employee Expenses (which are covered under clause ii above); and

(iv) all Liabilities and obligations arising out of or relating to the matters set forth on Section 2.01(e)(iv) of the Disclosure Letter.

(f) Excluded Liabilities. Notwithstanding any other provision of this Agreement, none of Purchaser, the Companies, or any Subsidiary of the Companies is assuming or agreeing to pay or discharge (and the Companies and their Subsidiaries shall not assume or agree to pay or discharge) (collectively, the “Excluded Liabilities”):

(i) any Liability of Sellers or any of their respective Affiliates other than the Assumed Liabilities;

(ii) all Liabilities to the extent arising out of the Excluded Assets;

(iii) any Indebtedness of the Business at Closing;

(iv) all Liabilities for which Sellers or their respective Affiliates are expressly made responsible pursuant to the terms of this Agreement or the Ancillary Agreements;

(v) any Liability or obligation arising out of or relating to equity or equity-based awards of Sellers or any of their respective Affiliates to any Business Employee, Former Business Employee or Business Contractor;

(vi) with respect to Business Employees who become Continuing Employees and are not Excluded Employees, fifty percent (50%) of Continuing Employee Expenses;

(vii) except for (x) fifty percent (50%) of Continuing Employee Expenses and (y) any Liability relating to Purchaser Excluded Employees, (A) all Liabilities and obligations arising out of or relating to the employment, engagement, or termination of employment or engagement of any Business Employee, Former Business Employee, Business Contractor or former Business Contractor who terminated employment or engagement with Seller or any of its Affiliates prior to the Closing (unless such Business Employee resigns or claims constructive dismissal because of Purchaser’s failure to offer employment or continuation of employment on terms that comply with Section 6.08) or (B) all Liabilities and obligations arising out of or relating to the termination of employment or engagement of any Delayed Transfer Employee or Business Contractor in a Delayed Transfer Jurisdiction who terminated employment or engagement prior to the Closing (unless such Business Employee resigns or claims constructive dismissal because of Purchaser’s failure to offer employment or continuation of employment on terms that comply with Section 6.08), including, for both the preceding clauses (A) and (B), Liabilities associated with any claims for severance, compensation for unfair dismissal, termination, payments in lieu of notice (including corresponding Taxes) and other payments for social security including any shortfall of social security contributions thereof;

(viii) all Liabilities and obligations arising out of or relating to Employee Plans which are pension plans to the extent unfunded or underfunded or to the extent such Liabilities and obligations do not relate to Business Employees;

(ix) (x) all accrued or unpaid bonuses or accrued and unpaid commissions, plus the employer portion of any related employment Taxes in respect of such obligations, for any Business Employee or Former Business Employee (y) for performance periods ending prior to the Closing and (z) on a pro-rated basis, for performance periods not yet ended as of the Closing based on the portion of the performance period that has elapsed as of the Closing (with the actual performance level determined by Sellers in good faith using reasonable assumptions);

(x) (i) any Taxes of the Sellers for any taxable period, (ii) any Taxes of the Companies or any Subsidiaries of the Companies allocable to a Pre-Closing Tax Period taking into account the principles of Section 6.09(e), (iii) without duplication, any Taxes imposed on or required by applicable Law to be paid by the Sellers or the Companies or any Subsidiaries of the Companies as the result of any restructuring or transfer of the Business or Business Assets or any Company Group member, which restructuring or transfer occurs on or prior to the applicable Actual Closing Date, (iv) any Taxes described in (or resulting from the circumstances described in) Section 3.17(j) of the Disclosure Schedules, (v) any withholding Tax imposed under Code Section 1445 with respect to any payment to any Seller under this Agreement, and (vi) any Transfer Taxes other than those for which Purchaser is responsible pursuant to Section 6.09(a);

(xi) all Seller Transaction Expenses;

(xii) out-of-pocket acquisition and integration costs and expenses in respect of acquisitions (whether by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner any corporation, partnership, joint venture or other entity) entered into by or on behalf of the Business prior to the Closing Date; and

(xiii) any Liability arising out of or relating to the matters described on Section 2.01(f) of the Disclosure Letter.

Sellers will or will cause one of their respective Affiliates to pay and discharge and perform in accordance with their terms all such Liabilities.

SECTION 2.02. Non-Assignable Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to contribute, convey, assign, transfer or deliver to, or to have assumed by, any of the Purchaser, the Companies or any of their respective Subsidiaries, any Business Assets or Assumed Liabilities other than in respect of a Shared Contract, or any claim, right, benefit or obligation arising thereunder or resulting therefrom (each, a “Non-Assigned Asset”), if an attempted contribution, conveyance, assignment, transfer, delivery or assumption thereof, or an agreement to do any of the foregoing, without the consent of a third party (including (i) any Governmental Authority and (ii) any landlord under any applicable Real Property Lease (a “Landlord Consent”)), would constitute a breach or other contravention thereof or a violation of Law or would in any way require the payment of fees or additional amounts thereunder or materially and adversely affect the rights of the Companies or any of their respective Subsidiaries (as assignee or transferee of the applicable transferor, or otherwise) thereto or thereunder, unless and until such consent is obtained or such payment requirements are waived. Sellers shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to obtain any consent necessary (including any Landlord Consent with respect to the assignment of any Real Property Lease) for the contribution, conveyance, assignment, transfer, delivery or assumption of any such Non-Assigned Asset to the Companies or their respective Subsidiaries, as applicable, as promptly as reasonably practicable following the date hereof. If, as of the Closing, any such consent is not obtained, or if an attempted contribution, conveyance, assignment, transfer, delivery or assumption thereof would be ineffective or a violation of Law or would require the payment of fees or additional amounts thereunder or materially and adversely affect the rights or obligations of the Companies or any of their Subsidiaries, as applicable, thereto or thereunder so the Companies or any of their Subsidiaries, as applicable, would not in fact receive all such rights or assume such obligations, then, Sellers and the Companies or any of their respective Subsidiaries, as applicable, shall (A) for a period not to exceed twelve (12) months from the Closing Date, use commercially reasonable efforts and cooperate in good faith to obtain such consents or waivers, as applicable, as promptly as practicable and (B) until the earlier of (1) transfer or assignment of such Non-Assigned Asset to the Companies or any of their Subsidiaries, or (2) twelve (12) months after the Closing Date, cooperate in good faith to implement a mutually agreeable arrangement under which the Companies or any of their respective Subsidiaries, as applicable, would, in compliance with Law and applicable third party Contracts, obtain the benefits (including contractual rights) and assume the obligations and bear the economic burdens associated with such Non-Assigned Asset in accordance with this Agreement (in each case solely to the extent any such obligations and economic burdens constitute Assumed Liabilities), including subcontracting, sublicensing or subleasing to the Companies or any of their Subsidiaries, as applicable, or under which the applicable transferors would enforce for the benefit of the Companies or any of their Subsidiaries, as applicable, any and all of their rights against a third party (including any Governmental Authority) associated with such Non-Assigned Asset, and the applicable transferor would promptly pay to the Companies or their Subsidiaries, as applicable, when received all monies received by them (net of any applicable Taxes) under any such Non-Assigned Asset. Any costs and expenses arising out of or related to the transactions described in this Section 2.02(a), including, for the avoidance of doubt, in relation to seeking or obtaining any necessary third party consents before or after the Closing, or any special arrangements between Sellers and the Companies after the Closing, shall be paid in full by, and be the sole obligation of the Purchaser.

(b) In the event that the Closing proceeds without the sale, assignment, sublease, sublicense, transfer, conveyance or delivery of a Non-Assigned Asset that is a Shared Contract and the Parties have not entered into an arrangement to formally divide, modify or replicate such Shared Contract as contemplated by Section 6.03(b) prior to such time, Sellers and Purchaser shall use commercially reasonable efforts and cooperate with each other in any mutually agreeable, commercially reasonable and lawful arrangement under which Purchaser or its designated Affiliate shall obtain, for up to the expiration of a single renewal term beyond the then current term or earlier termination of such Shared Contract, the economic claims, rights and benefits of the Business Portion of such Shared Contract. Such arrangement may include subcontracting, sublicensing or subleasing to Purchaser or its designated Affiliate of any and all rights of Sellers or its applicable Affiliate under the Business Portion of such Shared Contract to the extent not prohibited, consented to or waived under such Shared Contract, or Sellers or its designated Affiliate acting as reseller on behalf of Purchaser or its applicable Affiliate. To the extent Purchaser or its designated Affiliate receives the economic claims, rights and benefits under the Business Portion of such Shared Contract, Purchaser or its designated Affiliate shall be responsible for the Assumed Liabilities, if any, arising under the Business Portion of such Shared Contract. For the avoidance of doubt, the expiration or termination of any right of Purchaser or Sellers under any Shared Contract shall in no way limit any of the obligations of either Party under the Transition Services Agreement.

(c) For the avoidance of doubt, no failure to transfer any Non-Assigned Asset to the Companies, shall in and of itself, but subject to compliance with Section 2.02(a), result in (x) any adjustment to the Purchase Price, (y) any breach of any representation, warranty, covenant, or agreement contained in this Agreement, or (z) any failure of a closing condition contained in this Agreement.

SECTION 2.03. Purchaser Purchase of Company Units. Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately after completion of the transactions contemplated by Section 2.01(c), Section 2.01(d) and Section 2.01(e), the Purchaser shall purchase from Sellers, and Sellers shall sell to the Purchaser all of the issued and outstanding equity interests of each of the Companies (the “Company Units”) in exchange for the Purchase Price (the “Purchase and Sale”).

SECTION 2.04. Company Unit Deliverables. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall cause each Company to record the transfer of its Company Units free and clear of all Liens (except for Liens arising under applicable securities Laws), and admit the Purchaser as a member of such Company.

SECTION 2.05. Certain Transactions Occurring in Connection with the Closing. On the terms and subject to the conditions set forth in this Agreement, at the Closing, and concurrently with the transactions described in Section 2.01 and Section 2.03, Sellers, the Companies and the Purchaser shall enter into each of the Ancillary Agreements, as applicable.

SECTION 2.06. Closing. The closing of the Purchase and Sale contemplated hereby (the “Closing”) shall take place by means of a virtual closing remotely via teleconference and through the electronic exchange of signatures at 8:59 a.m. (New York City time) on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), or on such other date or at such other time or place as the Parties may mutually agree; provided that notwithstanding the satisfaction or waiver of the conditions precedent set forth in Article VII, the Purchaser shall not be required to effect the Closing until the sixtieth (60th) day following the date hereof (but with the prior written consent of Sellers, the Purchaser may, subject to the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.03, effect the Closing on an earlier date). The date on which the Closing occurs is called the “Closing Date”. For the avoidance of doubt, the transactions contemplated by Section 6.12 shall be consummated in accordance with the Local Transfer Agreement, and shall not in any way delay or otherwise affect the Closing.

SECTION 2.07. Withholding. The Purchaser, the Companies, and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld; provided, however, that if the Tax Certificates (but without regard to any IRS Form W-8IMY, unless Sellers are selling partnership interests for U.S. federal income tax purposes) are delivered to the Purchaser reasonably in advance of the Closing, no U.S. Taxes (including under Section 1445 or Section 1446 of the Code) shall be withheld from any payment of the Purchase Price to the Sellers except in the case of an applicable change in Law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and such amounts shall be promptly paid over to the appropriate taxing authority; provided that, if the Purchaser becomes aware that any such withholding may be required in respect of any payment of the Purchase Price, it shall (i) use commercially reasonable efforts to promptly notify and consult with Sellers regarding any applicable withholding Taxes and (ii) cooperate with Sellers in good faith to reduce the amount required to be deducted and withheld in accordance with applicable Law. The Purchaser or any other applicable withholding agent shall provide evidence that the amount deducted and withheld from the Purchase Price has been remitted to the appropriate Tax Authority.

SECTION 2.08. Purchase Price Allocation.

(a) Within ninety (90) days following the Closing Date, Sellers shall prepare (or cause to be prepared) and deliver to the Purchaser a schedule setting forth an allocation of the purchase price (as determined for Tax purposes) between the U.S. Company and the U.K. Company and among each of their respective assets (the “Purchase Price Allocation”). The Purchase Price Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and the allocation principles set forth on Exhibit G.

(b) If the Purchaser does not notify Sellers in writing within thirty (30) days after receipt of the Purchase Price Allocation from Sellers that the Purchaser disagrees with the allocation of one or more items reflected in the Purchase Price Allocation, the Purchase Price Allocation as prepared by Sellers shall be final and binding on the Parties (a “Final Allocation Statement”). If, within thirty (30) days after receipt of the Purchase Price Allocation from Sellers, the Purchaser notifies Sellers in writing that the Purchaser disagrees with the allocation of one or more items reflected in the Purchase Price Allocation, the Purchaser and Sellers shall use reasonable efforts to resolve such dispute. If the Parties have not resolved the dispute within ten (10) Business Days, the Purchaser and Sellers shall submit the matter to a nationally recognized independent accounting firm chosen jointly by the Purchaser and Sellers (the “Accounting Firm”), which shall resolve the dispute in accordance with the principles set forth on Exhibit G and the Purchase Price Allocation as modified in accordance with the decision of the Accounting Firm shall be the Final Allocation Statement. In the case of any subsequent adjustment to the purchase price (as determined for Tax purposes) requiring an amendment to the Final Allocation Statement, the Sellers shall prepare an amended Final Allocation Statement in accordance with the principles set forth on Exhibit G, which shall be subject to the procedures in this Section 2.08. Each of the Parties shall file all Tax Returns in a manner consistent with the Final Allocation Statement, as may be amended pursuant to this Agreement, except as otherwise required by a final determination (as defined in Section 1313 of the Code) by a Tax Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as set forth in (x) the Parent SEC Documents or (y) the disclosure letter delivered to the Purchaser concurrently with the execution of this Agreement (the “Disclosure Letter”), Sellers represent and warrant to the Purchaser as follows:

SECTION 3.01. Organization. Each of the Companies and the Transferred Subsidiaries, as of immediately after the Closing, is a corporation, limited liability company or other legal entity, duly formed, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization, except where the failure to be in good standing, has not had a Material Adverse Effect. Each of the Companies and the Transferred Subsidiaries, as of immediately after the Closing, has all requisite corporate or other organizational power and authority to carry on its businesses (including the Business) as now being conducted. Each of the Company and the Transferred Subsidiaries is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation (or equivalent) in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had a Material Adverse Effect. True and complete copies of the organizational documents of each Company and Transferred Subsidiary in existence as of the date hereof have been made available to Purchaser. None of the Companies or Transferred Subsidiaries is in material violation of the provisions of its organizational documents.

SECTION 3.02. Capitalization of the Companies and Transferred Subsidiaries. Section 3.02 of the Disclosure Letter sets forth the authorized and issued Company Units, and the authorized and issued Transferred Subsidiary Equity, and the record and beneficial holders thereof, in each case as of the date hereof. The Companies own, directly or indirectly, all of the issued and outstanding Transferred Subsidiary Equity free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws). All of the Company Units and Transferred Subsidiary Equity have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and were not offered, sold or issued in violation of any preemptive rights. There are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the Companies or the Transferred Subsidiaries, or any other securities or obligations convertible or exchangeable into or exercisable for, giving any Person (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity or voting interests of the Companies or the Transferred Subsidiaries, and no Contracts, securities or other equity interests evidencing such rights are authorized or issued or outstanding. As of the Closing, except for the Transferred Subsidiary Equity, the Companies do not have any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

SECTION 3.03. Authority Relative to this Agreement. Each Company has all necessary corporate (or equivalent) power and authority, and has taken all corporate (or equivalent) action necessary, to authorize, execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable, and no other corporate (or equivalent) action on the part of such Company and no Parent shareholder vote or consent are necessary to authorize this Agreement is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement when executed will be, duly and validly executed and delivered by each Company, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes (or in the case of each Ancillary Agreements, will constitute) a valid, legal and binding agreement of such Company, enforceable against such Company in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

SECTION 3.04. Consents and Approvals; No Violations. No Governmental Approval is required on the part of (a) each Company for the execution and delivery by such Company of this Agreement or any Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, and (b) any other applicable Subsidiary of Sellers, for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except (i) as listed on Section 3.04 of the Disclosure Letter; (ii) compliance with any applicable requirements of the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment laws or laws that provide for review of national security or defense matters (together with the HSR Act, “Investment Laws”) listed on Section 6.04(a) of the Disclosure Letter; or (iii) any such Governmental Approval, the failure to make or obtain would not have a Material Adverse Effect. Assuming compliance with the items described in clauses (i) and (ii) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by each Company nor the consummation by such Company or any other applicable Subsidiary of Sellers of the transactions contemplated hereby or thereby, as applicable, will (A) conflict with or result in any breach or violation of any provision of its respective organizational documents, as applicable, (B) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any Material Contract or (C) violate any Law applicable to such Company or the Business Assets, except in the case of clauses (B) and (C), for breaches or violations, defaults, Liens or rights that would not have a Material Adverse Effect.

SECTION 3.05. Financial Information.

(a) The segment information relating to the “Enterprise” segment of Parent included in the consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents (i) when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, (ii) fairly present in all material respects the net revenue and operating income of the “Enterprise” segment of Parent for the respective periods then ended, (iii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved and (iv) is the financial data of the “Enterprise” segment of Parent for the relevant financial reporting periods set forth in such Parent SEC Documents that was made available to and used by the management of Parent.

(b) Parent’s independent registered public accounting firm has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Parent’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Parent and its Subsidiaries.

(c) Notwithstanding the foregoing, this Section 3.05 is a representation and warranty limited solely to the extent of the Enterprise segment of business of Parent, and is not a representation or warranty to the extent of any other segment of business of Parent.

SECTION 3.06. Absence of Certain Changes or Events. Except (a) as required or expressly contemplated by this Agreement and (b) in connection with any COVID-19 Actions, since September 28, 2020 through the date hereof (i) the Business has been conducted in all material respects in the ordinary course of business. Since September 28, 2020, there has not occurred a Material Adverse Effect.

SECTION 3.07. Litigation. (a) There is no Action pending, or to the Knowledge of Sellers, threatened in writing against Sellers, the Companies or any of their respective Subsidiaries (in each case, that exclusively or primarily relates to the Business or any Business Asset, Business Employees or Assumed Liability), (b) there is no investigation pending or, to the Knowledge of Sellers, threatened in writing against Sellers, the Companies or any of their respective Subsidiaries (in each case, that exclusively or primarily relates to the Business or any Business Asset, Business Employees or Assumed Liability) and (c) none of Sellers, the Companies or their respective Subsidiaries are subject to any outstanding Order (in each case, that exclusively or primarily relates to the Business or any Business Asset, Business Employee or Assumed Liability), except, in each of the foregoing clauses (a) through (c), as has not had a Material Adverse Effect.

SECTION 3.08. Compliance with Laws. Each of Sellers, the Companies and their respective Subsidiaries, to the extent applicable to its ownership of the Business Assets, or its operation of the Business, is, and for the past two (2) years has been, operating the Business in compliance with all Laws (including all Laws governing subscriptions or service terms that automatically renew) and Orders applicable to the Business, except where non-compliance with such Laws and Orders has not had a Material Adverse Effect. For the last two (2) years, none of Sellers, the Companies or their respective Subsidiaries have received any written notice of or been charged with any violation of any Laws applicable to the Business, except as has not had a Material Adverse Effect.

SECTION 3.09. No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the consolidated balance sheet of Parent dated December 26, 2020 or as set forth in Section 3.09 of the Disclosure Letter, none of the Sellers, the Companies or any of their Subsidiaries has any Liabilities with respect to the Business, and the Companies and their Subsidiaries do not have any Liabilities, except for Liabilities (a) incurred in connection with the transactions contemplated hereby, (b) incurred in the ordinary course of business since September 28, 2020, (c) for future performance under existing Contracts (other than as a result of a breach thereof or default thereunder), (d) that are Excluded Liabilities or (e) that have not had a Material Adverse Effect.

SECTION 3.10. Anti-Corruption. Except as has not been, individually or in the aggregate, material to the Business, to the extent applicable to its ownership of the Business Assets or its operation of the Business, Sellers, the Companies and their respective Subsidiaries are operating, and, in the past two (2) years, have operated, the Business, and to Seller’s Knowledge, any other Person authorized to act on behalf of the Companies or any of their respective Subsidiaries in connection with the operation of the Business is, and has been in the past two (2) years, in compliance with the U.S. Foreign Corrupt Practices Act and any other applicable Law that relates to bribery or corruption. Neither the Sellers, the Companies, nor any of their respective Subsidiaries, nor, to the Knowledge of Sellers, any of their respective Affiliates, or Persons acting on their behalf have, in the past two (2) years, been the subject of any investigations, reviews, audits, or inquiry by any Governmental Authority alleging a potential violation of the Foreign Corrupt Practices Act or any other applicable Law that relates to bribery or corruption. The Companies and their respective Subsidiaries maintain, and have maintained, compliance policies, procedures, and internal controls reasonably calculated to ensure compliance with the Foreign Corrupt Practices Act and any other applicable Law that relates to bribery or corruption.

SECTION 3.11. Trade Compliance.

(a) Except as set forth in Section 3.11(a) of the Disclosure Letter or has not been material to the Business, to the extent applicable to the Business, Sellers, the Companies and their respective Subsidiaries are and, in the past two (2) years, have been, in compliance with all Global Trade Laws. None of Sellers, the Companies, their respective Subsidiaries, directors, or officers, or, to the Knowledge of the Sellers, any of their employees or agents is a Restricted Party or is located, organized or resident in a Restricted Country. Sellers, the Companies and all of their respective Subsidiaries, to the extent applicable to its ownership of the Business Assets or its operation of the Business, are not, and have not, in the past two (2) years, directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or any Restricted Country.

(b) In the past two (2) years, to the Knowledge of Sellers, (i) none of Sellers, the Companies or their respective Subsidiaries, to the extent applicable to its ownership of the Business Assets or its operation of the Business, has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Authority related to Global Trade Laws, and (ii) no investigation, review, audit, or inquiry by any Governmental Authority with respect to Global Trade Laws is pending or threatened.

SECTION 3.12. Permits. Each of Sellers, the Companies and their respective Subsidiaries has all Permits that are required for the operation of the Business (the “Business Permits”) except where the failure to possess such Business Permits has not had a Material Adverse Effect. Each of Sellers, the Companies and their respective Subsidiaries is not, and, for the last two (2) years, has not been, in default or violation of any Business Permit, except as has not had a Material Adverse Effect. The Business Permits are valid and in full force and effect, and no condition exists that with notice or lapse of time or both would constitute a default of any Business Permits to which any of Sellers, the Companies or their respective Subsidiaries is a party, except as has not had a Material Adverse Effect. For the last two (2) years, none of Sellers, the Companies or their respective Subsidiaries have received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any Business Permit, except as has not had a Material Adverse Effect.

SECTION 3.13. Employee Benefits.

(a) List of Employee Plans. Section 3.13(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all material Employee Plans; provided, however, that in each case, to the extent there exist certain forms of agreements or arrangements that would constitute Employee Plans, the Companies shall be required to list only the forms of such agreements or arrangements.

(b) Employee Plans Made Available. The Companies have made available to the Purchaser, with respect to each material Employee Plan in a jurisdiction with greater than 50 Employees who Sellers expect to be Business Employees (and Brazil, Poland and the Philippines regardless of the number of Business Employees in each of these countries), (i) the plan document and all material amendments thereto, (ii) the trust and other funding agreements or arrangements (including insurance policies) with respect to such Employee Plan, if applicable, (iii) all material correspondence with all Governmental Authorities with respect to such Employee Plan in the last two (2) years, and (iv) the latest financial statements and actuarial reports for such Employee Plan.

(c) U.S. Pension Plans and Post-Employment Medical. Neither the Companies nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, or otherwise has or, in the last two (2) years, has had any Liability with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Companies or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA, or (iii) a plan that is subject to Title IV of ERISA or Section 412 of the Code, in each case, that could reasonably be expected to result in any material liability to the Purchaser or any member of the Company Group. No Employee Plan (whether for any Employee based in the U.S. or outside of the U.S.) provides any post-employment medical, life insurance or other welfare-type benefits to any Employee who Sellers expect to be a Business Employee (other than health continuation coverage required by Section 601 et seq. of ERISA). Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service upon which it can rely (a copy of which has been made available to the Purchaser prior to the date of this Agreement), and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Employee Plan in any material respect.

(d) Change of Control. Except as set forth in Section 3.13(d) of the Disclosure Letter, as contemplated under Section 6.08 (Employee Matters), or as would otherwise be paid to, vested in or earned by an Employee under an Employee Plan in connection with a termination or transfer of employment pursuant to applicable Law, no Employee Plan or any other agreement to which an Employee who Sellers expect to be a Business Employee and to which any of Sellers, the Companies or any Employing Subsidiary is a party: (i) provides for the payment of separation, severance or termination benefits to any such Employee solely as a result of the transactions contemplated by this Agreement; or (ii) obligates any of Sellers, the Companies or any Employing Subsidiary to make any payment, provide or increase any benefit or accelerate any payment or benefit to, or would result in any vesting with respect to, any such Employee as a result of the transactions contemplated by this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event) will result in the payment of any “parachute payment” as defined in Section 280G(b)(2) of the Code that is nondeductible by any member of the Company Group. No Employee Plan provides for any “gross-up” or similar payment to such Employee on account of any Tax under Sections 4999 or 409A of the Code. Each Employee Plan that constitutes a nonqualified deferred compensation plan as defined in Section 409A of the Code has been documented, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(e) Non-U.S. Employee Plans. All non-U.S. Employee Plans (i) are maintained primarily for the benefit of employees outside of the United States, (ii) comply with applicable local Law in all material respects and if required to be registered have been registered with any applicable Governmental Authorities and are in good standing with such Governmental Authorities except as has not resulted in material liability to the Companies and their respective Subsidiaries, (iii) except as set forth in Section 3.13(e)(iii) of the Disclosure Letter, to the extent required to be funded, insured or book-reserved are funded, insured or book reserved to such extent required, as appropriate, based upon reasonable actuarial assumptions consistent with applicable Laws, (iv) except as set forth in Section 3.13(e)(iv) of the Disclosure Letter, are not subject to any pending or, to the Knowledge of Sellers, threatened Action except as has not resulted in material liability to the Companies and their Subsidiaries, (v) except as set forth in Section 3.13(e)(v) of the Disclosure Letter, are not defined benefit pension plans or multi-employer plans (as defined in ERISA, whether or not subject to ERISA) or similar arrangements, and (vi) neither the Companies nor any of their respective Subsidiaries have, nor are reasonably expected to have, any direct or indirect liability (contingent or otherwise) to any other pension plan (whether open or closed), or to provide an early retirement benefit (whether lump sum or otherwise) on redundancy to any Continuing Employee. All required payments, premiums, and contributions with respect to each such Employee Plan have been timely made within the time periods prescribed under applicable Law or, if not due, properly accrued except, in each case, as has not resulted in material liability to the Companies and their respective Subsidiaries.

(f) Compliance with Law. Each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.

(g) Representations. The representations and warranties contained in Section 3.05, Section 3.06, Section 3.13, Section 3.14 and Section 3.17 are the only representations and warranties being made with respect to employee benefits matters.

SECTION 3.14. Labor and Employment Matters.

(a) Business Employee List. The Companies have provided to the Purchaser a list of the name or identification number of each Business Employee as of February 2021, including such employee’s title, hire date, location (country and applicable state or province), employing entity, full-time or part-time status, and annual salary or base wage rate (if applicable), incentive or bonus entitlement, whether such employee is classified as exempt or non-exempt for wage and hour purposes and whether such employee is on a long-term leave of absence, anonymized to the extent required by applicable Law.

(b) Compliance with Laws. Solely with respect to the Business Employees, each of Sellers, the Companies and the Employing Subsidiaries is in compliance with applicable Laws regarding labor and employment, including those related to employment practices and terms and conditions of employment, except where non-compliance with such applicable Laws would not be material to the Business.

(c) Disputes. Except as set forth on Section 3.14(c) of the Disclosure Letter, and except as would not be material to the Business (i) there is no labor strike, industrial dispute, trade dispute, work slow down or stoppage with any labor or trade union, works council or similar employee representative body (“Employee Representative Body”) pending against any of Sellers, the Companies or any of the Employing Subsidiaries by or with respect to any Business Employee; and (ii) there is no Action pending by or on behalf of any Business Employee before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Citizenship and Immigration Services or any comparable body outside the U.S.

(d) Unions. Other than as set forth on Section 3.14(d)(i) of the Disclosure Letter and made available to the Purchaser, and other than collective bargaining agreements entered into or applicable on the national and/or sector level including with the applicable joint committee, neither Sellers, the Companies nor any Employing Subsidiary is party to any collective bargaining agreement or other material agreement with any Employee Representative Body with respect to the Business Employees (the “Labor Agreements”). Except as otherwise set forth on Section 3.14(d)(ii) of the Disclosure Letter, to the Knowledge of Sellers, none of the Business Employees is represented by any Employee Representative Body in connection with his or her employment by or service to any of Sellers, the Companies or any Employing Subsidiary, and, to the Knowledge of Sellers, there are no material activities or proceedings of any Employee Representative Body to organize any of the Business Employees. Except as set forth on Section 3.14(d)(iii) of the Disclosure Letter, there is no requirement to consult with, or obtain the approval of, any works council in connection with the transactions contemplated herein.

SECTION 3.15. Real Property.

(a) (i) Each Real Property Lease and the real property to which it relates (the “Leased Real Property”), is in full force and effect and one of Seller, the Companies or their respective Subsidiary has good and valid leasehold title in the Leased Real Property pursuant to such Real Property Lease, free and clear of all Liens other than Permitted Liens, except as has not had a Material Adverse Effect; (ii) there are no defaults by any of Sellers, the Companies or their respective Subsidiaries (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by the Companies or any of its Subsidiaries) and to the Knowledge of Sellers, there are no defaults by any other party to such Real Property Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such Real Property Lease, except where such defaults have not had a Material Adverse Effect; (iii) there are no subleases, licenses or occupancy agreements pursuant to which any third party is granted the right to use the Leased Real Property other than as set forth on Section 3.15 of the Disclosure Letter; (iv) there is no Person (other than Sellers, the Companies or their respective Subsidiaries, as applicable) in possession of the Leased Real Property or any portion thereof; and (v) as of the date hereof, neither Sellers, the Companies nor any of their respective Affiliates has received any written notice that any material portion of the Leased Real Property will be condemned, requisitioned or otherwise taken by any public authority.

(b) Sellers have made available to the Purchaser copies of all of the Real Property Leases for which its annual rental obligations exceed $50,000, which are accurate and complete in all material respects.

(c) With respect to the Leased Real Property, none of Sellers, the Companies or their respective Subsidiaries has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, expand, renew or terminate, other than as set forth on Section 3.15 of the Disclosure Letter.

(d) None of Sellers’, the Companies’ or their respective Subsidiaries’ current use of the Leased Real Property violates in any material respect any restrictive covenant of record that affects such property. The buildings and facilities at each of the Leased Real Properties are in good operating condition in all material respects (except for reasonable and customary wear and tear) and are adequate and suitable for their current uses and purposes.

(e) None of the Companies or any of the Transferred Subsidiaries owns (or is a party to any Contract to purchase) any real property.

SECTION 3.16. Environmental Matters. Except as has not had a Material Adverse Effect, the Business is operated and each of the Companies and their Subsidiaries is, and for the last two (2) years has been, operated in material compliance with applicable Environmental Laws, which compliance includes the possession, and material compliance with, all material Permits required for their operations pursuant to Environmental Law. There is no pending or, to the Knowledge of Sellers, threatened Environmental Claim against any of Sellers, the Companies or their respective Subsidiaries, to the extent applicable to its ownership of the Business Assets or its operation of the Business or, to the Knowledge of Sellers, against any Person whose liability for any material Environmental Claim, to the extent applicable to its ownership of the Business Assets or its operation of the Business, Sellers, the Companies or any of their respective Subsidiaries have retained or assumed either contractually or by operation of law, and, to the Knowledge of Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material Environmental Claim against Seller, the Companies, any of their respective Subsidiaries or any Person whose liability for any Environmental Claim Sellers, the Companies, any of their respective Subsidiaries have retained or assumed either contractually or by operation of law, except as has not had a Material Adverse Effect.

SECTION 3.17. Taxes.

(a) All material Tax Returns filed or required to be filed by any member of the Company Group, or any member of the Seller Group in respect of the Business and the Business Assets, have been duly filed (taking into account valid extensions) and each such Tax Return was correct and complete in all material respects.

(b) All material Taxes required to have been paid by any member of the Company Group, or any member of the Seller Group in respect of the Business and the Business Assets, have been paid. All related material Tax deficiencies of any member of the Company Group that have been claimed, proposed, or asserted by any Tax Authority have been fully paid or finally settled.

(c) To the Knowledge of Sellers, there is no pending Action or investigation by any Tax Authority of any member of the Company Group, and no member of the Company Group or Seller Group has received any written notice thereof.

(d) Each member of the Company Group has complied with all applicable Laws relating to the withholding of Taxes in all material respects.

(e) No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f) No Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns has notified any member of the Seller Group that a member of the Company Group is or may be subject to taxation by that jurisdiction.

(g) There are no Liens with respect to Taxes upon any of the assets of any member of the Company Group or any Business Assets, in each case other than Permitted Liens.

(h) As of the date hereof, since September 28, 2020, no member of the Company Group has changed or revoked any Tax election; changed any method of accounting for Tax purposes or Tax accounting period; amended any material income Tax Return; filed any material income Tax Return in a manner inconsistent with past practice; surrendered any right to, or filed any claim for, a material Tax refund; settled any material Action in respect of Taxes; entered into any material Contract in respect of Taxes with any Tax Authority or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to a member of the Company Group (other than pursuant to extensions of time to file Tax Returns that are automatically granted under applicable Law). All U.S. federal income tax entity classification elections that have been made for any member of the Company Group (including the dates on which such elections became effective) are described in Section 3.17(h) of the Disclosure Letter.

(i) No member of the Company Group (i) has any liability for the Taxes of any person (other than a member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (in each case other than pursuant to commercial Contracts the primary purpose of which is not related to Taxes), (ii) has been a member of an affiliated group filing consolidated income or franchise Tax Returns or any analogous combined, consolidated or unitary group for U.S. federal or non-U.S. Tax purposes (other than, for the avoidance of doubt, Tax Returns with respect to which such Company Group member is treated as an entity disregarded from any Seller (or its regarded parent), including the federal income Tax Return of the regarded parent of McAfee, LLC), or (iii) has any liability to any other Person pursuant to a Tax sharing, indemnification or allocation agreement, in each case other than pursuant to customary commercial contracts, the primary purpose of which do not relate to Taxes.

(j) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Actual Closing Date applicable to such member of the Company Group as a result of: (i) an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting on or prior to such Actual Closing Date for a taxable period ending on or prior to such Actual Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before such Actual Closing Date; (iii) an intercompany transaction described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) entered into on or prior to such Actual Closing Date; (iv) an installment sale or open transaction disposition made on or prior to such Actual Closing Date; or (v) any prepaid amount or deferred revenue received on or prior to such Actual Closing Date outside the ordinary course of business (except, for the avoidance of doubt, as set forth in Section 3.17(j) of the Disclosure Letter). No member of the Company Group is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(k) No member of the Company Group is, nor has ever been a member of a group of companies for any value added or similar Tax purpose.

(l) Each member of the Company Group, and each member of the Seller Group with respect to the Business and Business Assets, has paid all material amounts due under any escheat or unclaimed property Law, and no such Person has any material liability under any escheat or unclaimed property Law.

(m) No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect (in each case, other than pursuant to an extension of time to file).

(n) No member of the Company Group has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might materially impact the amount of Tax due from Purchaser or its Affiliates (including following the applicable Actual Closing Date, for the avoidance of doubt, the members of the Company Group) after the Actual Closing Date applicable to such member.

(o) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in a transaction occurring during the two (2) year period ending on the date of this Agreement.

(p) The Business Assets to be transferred by the U.K. Seller pursuant to the Purchase and Sale do not include a material amount of “United States real property interests” within the meaning of Section 897(c) of the Code.

(q) Notwithstanding anything to the contrary, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitation on (or availability of) any Tax attribute or item (including method of accounting) of a member of the Company Group other than solely with respect to a Pre-Closing Tax Period.

SECTION 3.18. Material Contracts.

(a) Section 3.18(a) of the Disclosure Letter includes, as of the date of this Agreement, a true, complete and correct list of all of the following Contracts to which Sellers, the Companies or any of their respective Subsidiaries is a party or under which any of the Business Assets are bound (but solely to the extent such Contract relates to the Business), excluding any Classified Contracts and Real Property Leases (the Contracts listed on Section 3.18(a) of the Disclosure Letter, or that would be required to be listed therein if entered into after the date hereof, the “Material Contracts”).

(i) any material joint venture or partnership agreement with any unaffiliated third party;

(ii) any material Contract with a Material Customer, Material Partner or Material Supplier, in each case other than (A) Classified Contracts, (B) Contracts for open source or free software; and (C) Contracts that are Excluded Contracts;

(iii) any Contract exclusively or primarily relating to the Business whose term exceeds one (1) year and that (A) is not cancelable by any of Sellers, the Companies or their respective Subsidiaries on notice of 120 or fewer days without payment by such Person and (B) involves aggregate annual payments to or expenditures by any of Sellers, the Companies or their respective Subsidiaries in excess of $10,000,000;

(iv) any Contract, other than a Real Property Lease, in respect of Indebtedness of the Business or Indebtedness of the Companies or their Subsidiaries for which the Companies or their Subsidiaries would be liable immediately after the Closing in an amount in excess of $10,000,000, other than any Indebtedness owed by a Transferred Subsidiary or the Companies to any other Transferred Subsidiary or the Companies;

(v) any Contract with respect to any future disposition or granting of a right of first refusal, first negotiation or similar right or restriction with respect to the sale of any of the Company Units, the Transferred Subsidiary Equity or any material portion of the Business Assets (or rights thereto);

(vi) any Contract for the sale of any of the Business Assets (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of the Business Assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $50,000,000;

(vii) any Contract containing a provision that materially restricts the Business from engaging or competing in any line of business with any Person or in any geographical area or offering or selling any product or service of the Business to any Person or class of Persons that would apply immediately after the Closing to the Company Group;

(viii) any Contract with a Material Customer granting such Material Customer exclusive rights or “most favored nation” or similar rights;

(ix) any Contract granting any of Sellers, the Companies, or their respective Subsidiaries any licenses to, rights in, or covenant not to sue any Intellectual Property of any other Person (A) material to and exclusively relating to the operation of the Business (other than non-exclusive licenses to commercially available off-the-shelf Software granted under “shrink-wrap,” “click-wrap,” or other standard internal use license agreements) or (B) where the loss of which such licenses, rights or covenants not to sue under such Contract would reasonably be expected to cause a Material Adverse Effect;

(x) any Contract granting any Person any licenses to, rights in, or covenant not to sue any Transferred IP, other than non-exclusive licenses granted in the ordinary course of business;

(xi) any Contract solely related to the Business entered into since September 28, 2020 for the settlement of any Action that has not been satisfied or discharged in full;

(xii) any Contract involving any resolution or settlement of any actual or threatened Action with a value in excess of $1,000,000;

(xiii) any material Contract with any Governmental Authority, other than Contracts entered in the ordinary course of business and any Government Contract with, or pertaining to work for, a foreign Governmental Authority;

(xiv) any Contract relating to the acquisition by the Business of assets outside the ordinary course of business for an amount in excess of $50,000,000; and

(xv) leases of any personal property constituting Business Assets under which any of Sellers, the Companies or the Transferred Subsidiaries are obligated to make payments of more than $2,000,000 in any calendar year.

(b) True, correct and complete copies of each Material Contract (including any material amendment, supplement, and modification) in effect as of the date hereof other than Classified Contracts have been made available by or on behalf of the Companies to the Purchaser. Each Material Contract is (except for those that terminate in accordance with their terms) a legal, valid and binding obligation of Sellers, the Companies or their respective Subsidiaries, as applicable, and, to the Knowledge of Sellers, of each counterparty thereto, and is in full force and effect except for such failures to be valid, binding or in full force and effect as has not had a Material Adverse Effect. None of Sellers, the Companies or their respective Subsidiaries, as applicable, on the one hand nor, to the Knowledge of Sellers, any other party to a Material Contract, on the other hand, is in default under any Material Contract (in each case, with or without notice or lapse of time or both), except for such breaches and defaults as have not had a Material Adverse Effect. None of the Sellers, the Companies, or the Companies’ Subsidiaries have received written notice of any termination, default or event that with notice or lapse of time, or both, would constitute a default by a Seller or its Affiliates under any such Material Contract, except as would not have a Material Adverse Effect. The terms and conditions of the Classified Contracts would not have a Material Adverse Effect, and each Classified Contract is in full force and effect except as would not have a Material Adverse Effect.

SECTION 3.19. Government Contracts.

(a) Section 3.19(a) of the Disclosure Letter provides a complete and accurate list of (other than Classified Contracts and any Government Contract with, or pertaining to work for, a foreign Governmental Authority): (i) each Current Government Contract of the Business with annual revenue of $10,000,000; (ii) each Lower-Tier Subcontract of the Business whereby the Business incurs annual expenses in excess of $5,000,000; (iii) each Government Bid in excess of $20,000,000 made by the Business which has not expired and for which an award has not been made; and (iv) each Teaming Agreement to which the Business is a party which has not expired, for which the subject government solicitation has not been cancelled, and for which an award has not been made. True, correct and complete copies of each Contract (other than Classified

Contracts and any Government Contract with, or pertaining to work for, a foreign Governmental Authority) required to be listed on Section 3.19(a) of the Disclosure Letter have been made available to the Purchaser, except as noted in the Disclosure Letter. Each Current Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect, except for such failures to be valid, binding or in full force and effect as has not had a Material Adverse Effect. To the Knowledge of Sellers, there is no reasonable basis to believe that any Current Government Contracts (other than Classified Contracts) will not remain in effect after the Closing, except for those that terminate in accordance with their terms and except as would not have a Material Adverse Effect.

(b) With respect to any Government Contract, there is no pending or, to the Knowledge of Sellers, threatened (i) suspension or debarment proceeding against the Business; (ii) request to the Business by a Governmental Authority for a contract price reduction based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim received by the Business of defective pricing, except as would not have a Material Adverse Effect; (iii) dispute between the Business and a Governmental Authority which, in the last two (2) years, has resulted in a government contracting officer’s final decision where the amount in controversy would have a Material Adverse Effect; or (iv) certified claim or request for equitable adjustment by the Business against a Governmental Authority that would have a Material Adverse Effect.

(c) Except as set forth on Section 3.19(c) of the Disclosure Letter, since December 28, 2019, (i) the Business has not received any written notice of termination for default or convenience, uncured cure notice, active stop work order, or unresolved show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to a Government Contract which notice or termination would have a Material Adverse Effect, and (ii) the Business is not in default under any of the Government Contracts, except where any default would not have a Material Adverse Effect.

(d) The Business has not received any written notification of material costs, schedule, technical or quality problems that would reasonably result in claims against the Business (or successors in interest) by a Governmental Authority, a prime contractor or a higher tier subcontractor, except as would not have a Material Adverse Effect. To the Knowledge of Sellers, there are no Government Contracts pursuant to which the Business is reasonably expected to experience cost, schedule, technical or quality problems that would result in claims against the Business (or successors in interest) by a Governmental Authority, a prime contractor or a higher tier subcontractor, except as would not have a Material Adverse Effect.

(e) The Business and each executive officer, managing director, or any employee who performs an acquisition function, has no personal or organizational conflict of interest, as defined in FAR 9.507-1 or 9.507-2, or in each instance has disclosed such conflict and has received a waiver from a cognizant Governmental Authority. The Business has not, and none of the directors, officers, Principals, (as defined at FAR 2.101) nor, to the Knowledge of Sellers, any employee or Affiliate of the Companies has, for the last two (2) years (i) been, debarred or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); (ii) made any disclosure to a Governmental Authority under

FAR Subpart 3.1003 or FAR 52.203-13 including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and the Companies are unaware of any credible evidence that would require mandatory disclosure under the FAR; (iii) made any voluntary disclosures to any Governmental Authority with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; or (iv) received any written notice or inquiry from a Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(f) Except to the extent disclosure thereof is prohibited by applicable Law, Section 3.19(f) of the Disclosure Letter sets forth a current, complete, and accurate list of all Facility Clearances held by the Transferred Subsidiaries. The Transferred Subsidiaries possess a Facility Clearance for each facility as required by Law, and their officers, directors, and employees hold Personnel Security Clearances as required by Law. To the Knowledge of Sellers, there is no existing information or fact that would reasonably be expected to cause the invalidation of the Facility Clearance of any Transferred Subsidiary. All requisite Facility Clearances and Personnel Security Clearances have not been invalidated or denied. The Transferred Subsidiaries are in compliance in all material respects with the requirements applicable to such security clearances set forth in the National Industry Security Program Operating Manual, DoD 5220.22-M (May 18, 2016).

SECTION 3.20. Intellectual Property; Data Privacy and Security.

(a) Section 3.20(a) of the Disclosure Letter provides a complete and accurate list of all Intellectual Property registered with or filed for registration with any Governmental Authority by or on behalf of Sellers, the Companies, or their respective Subsidiaries that are exclusively related to the Business (collectively, with all Intellectual Property registered with or filed for registration with any Governmental Authority by or on behalf of Sellers, the Companies, or their respective Subsidiaries that are primarily related to the Business and not substantially used by the Consumer Business, “Registered IP”). To the Knowledge of Sellers, all Registered IP are subsisting, valid and enforceable.

(b) Sellers, the Companies or one of their respective Subsidiaries exclusively own all right, title, and interest in and to each item of the Transferred IP free and clear of any Liens, other than Permitted Liens.

(c) Except as set forth in Section 3.20(a) of the Disclosure Letter, as of the date of this Agreement, there is no material Action pending or, to the Knowledge of Sellers, threatened in writing against Sellers, the Companies or their respective Subsidiaries in the last two (2) years, (i) alleging that the conduct of the Business infringes, violates or misappropriates Intellectual Property of any Person in any material respect or (ii) challenging Sellers’, the Companies’ or any of their applicable Subsidiary’s ownership of any of the material Transferred IP.

(d) Except as set forth in Section 3.20(a) of the Disclosure Letter, (i) the conduct of the Business does not infringe, violate or misappropriate, and has not, for the last two (2) years, infringed, violated, or misappropriated, the Intellectual Property of any Person in any material respect and (ii) to the Knowledge of Sellers, no Person is infringing, violating or misappropriating any Transferred IP, except as would not have a material adverse impact on the Business. Section 3.20(a) and this Section 3.20(a) are the sole and exclusive representations and warranties regarding any infringement, violation or misappropriation of Intellectual Property.

(e) Sellers, the Companies and their respective Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets included in the Transferred IP that are used in and material to the Business, and to the Knowledge of Sellers, such trade secrets have not been used or disclosed to any third party, except pursuant to confidentiality agreements or in a manner that is not reasonably likely to materially and adversely affect the value of such trade secrets.

(f) As of the date hereof, there are no material defects in any of the Software included in the Transferred Technology (“Company Software”) that would prevent Company Software from performing substantially in accordance with its user specifications and to the Knowledge of Sellers, there are no virus, worms, Trojan horses, time bombs, or similar malicious programs in any such Company Software.

(g) No material Company Software contains any Open Source Code licensed under any terms and conditions that require material Company Software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributed at no charge.

(h) Sellers, the Companies, and their Subsidiaries have not disclosed to any Person (other than employees and contractors) the source code for material Company Software or granted any Person a contingent right to receive or license to source code for material Company Software, whether pursuant to an escrow arrangement or otherwise.

(i) The Business has been and is in compliance in all material respects with all Privacy Obligations and Privacy Notices. No Person or Governmental Authority has, in the last two (2) years, overtly threatened in writing or commenced any proceeding with respect to the Business’s privacy, security, or data protection practices, including any allegation of unauthorized Processing of any Personal Data used or held for use by the Business, and there is no reasonable basis for such proceeding to the Knowledge of Sellers. The Business is not subject to any Privacy Obligations or Privacy Notices that, following Closing, would prohibit the Purchaser from Processing Personal Data within the Business’s custody or control in the manner in which the Business Processed Personal Data prior to the Closing, in any material respect.

(j) The Business has implemented and maintains an information security program comprising of commercially reasonable, administrative, physical and technical safeguards that are designed to protect the security, confidentiality, integrity and availability of the Company Information Systems in a manner appropriate to the size and scope of the Business and the Personal Data it Processes and makes reasonable efforts to require vendors that Process Personal Data on its behalf to implement substantially similar safeguards. To the Knowledge of Sellers, in the last two (2) years, neither the Business nor, to the extent affecting the Business, its vendors have suffered (i) material security breaches or incidents involving the unauthorized Processing of Personal Data that have required notice to law enforcement or Governmental Authority notification under applicable Privacy Obligations or (ii) malicious disruption to Business products which would not reasonably be expected to be, individually or in the aggregate, material to the Business.

SECTION 3.21. Brokers. Except for the Persons set forth in Section 3.21 of the Disclosure Letter, whose fees with respect to the transactions contemplated by this Agreement will be borne solely by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Companies.

SECTION 3.22. Customers, Suppliers and Partners. Section 3.22 of the Disclosure Letter sets forth a true and correct list of the top ten (10) customers of the Business based on bookings during the fiscal year ending December 26, 2020 (the “Material Customers”). Section 3.22 of the Disclosure Letter sets forth a true and correct list of the top ten (10) suppliers of the Business based on expenses during the fiscal year ending December 26, 2020 (the “Material Suppliers”). Section 3.22 of the Disclosure Letter sets forth a true and correct list of each of the top ten (10) resellers and top ten (10) distributors of the Business based on bookings during the fiscal year ending December 26, 2020 (the “Material Partners”). None of Sellers, the Companies or their respective Subsidiaries has received, since September 28, 2020, any written notice that any of its Material Customers, Material Suppliers or Material Partners is terminating, intends to terminate or is substantially reducing its business with Sellers, the Companies or their respective Subsidiaries.

SECTION 3.23. Insurance. Each insurance policy relating to the Business under which any of Sellers, the Companies or their respective Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect and all related premiums have been paid to date. Sellers, the Companies and their respective Subsidiaries are in compliance with the terms and conditions of the Insurance Policies in all material respects. None of Sellers, the Companies or their respective Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) relating to the Business under any Insurance Policy, and, to the Knowledge of Sellers, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy. No material insurance claims related to the Business made by any of Sellers, the Companies or their respective Subsidiaries have been denied since September 28, 2020, and there are no material pending insurance claims related to the Business made by any of Sellers, the Company or their respective Subsidiaries which, if denied, would have a Material Adverse Effect.

SECTION 3.24. Title; Sufficiency of Assets.

(a) Sellers, the Companies or one of their respective Subsidiaries, have good and valid title to (or a valid leasehold interest in or license to) all of the Business Assets, free and clear of any Liens, other than Permitted Liens.

(b) The Business Assets, (i) in combination with the rights and licenses granted in this Agreement, the Ancillary Agreements and all of the assets (including tangible and intangible assets), services, products and real property provided or to be provided, acquired, leased or licensed under this Agreement and the Ancillary Agreements, (ii) in combination with the Excluded Assets set forth in Section 2.01(b)(i), Section 2.01(b)(xv), Section 2.01(b)(xvi), (iii) assuming that the Purchaser employs substantially all Business Employees, (iv) assuming that any Business Assets in a Local Transfer Jurisdiction will be transferred to the Purchaser pursuant to the applicable Local Transfer Agreement, (v) assuming that the Purchaser has or establishes entities in each jurisdiction in which the location of the Business Assets or Business Employees so requires and (vi) assuming the assignment and transfer to the Companies (or the Purchaser) of all rights of Sellers, the Companies and their Subsidiaries to the extent related to the Business under any Transferred Contracts following the receipt of all required third-party consent as contemplated pursuant to Section 2.02, constitute (A) all of the material assets and rights used in the Business immediately prior to the Closing and (B) all of the assets and rights necessary for the Purchaser to conduct the Business in the same manner in all material respects as the manner in which the Business has been conducted by Sellers and their Subsidiaries in the twelve (12) month period prior to the Closing. This Section 3.24 does not address and will not be construed as a representation or warranty of the Companies regarding infringement or misappropriation of any Intellectual Property, which are exclusively addressed in Section 3.20.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

SELLERS

Except as set forth in the Disclosure Letter, Sellers hereby represent and warrant to the Purchaser as follows:

SECTION 4.01. Organization. Each Seller is a corporation, limited liability company or other legal entity, duly formed, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization, and has all requisite corporate or other organizational power and authority to carry on its business as now being conducted and is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation (or equivalent) in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing would not or would not reasonably be expected to (a) prevent any of the transactions contemplated hereby or (b) materially impair the ability of such Seller to perform its obligations under this Agreement.

SECTION 4.02. Authority Relative to this Agreement. Each Seller has all necessary corporate (or equivalent) power and authority, and has taken all corporate (or equivalent) action necessary, to authorize, execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable, and no other corporate (or equivalent) action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement when executed will be, duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes (or in the case of each Ancillary Agreements, will constitute) a valid, legal and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

SECTION 4.03. Consents and Approvals; No Violation. No Governmental Approval is required on the part of each Seller for the execution and delivery by such Seller of this Agreement or any Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except (i) as listed on Section 4.03 of the Disclosure Letter; (ii) compliance with any applicable requirements of the HSR Act and any Investment Laws listed on Section 6.04(a) of the Disclosure Letter; or (iii) any such Governmental Approval, the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to (a) prevent any of the transactions contemplated hereby or (b) materially impair the ability of such Seller to perform its obligations under this Agreement. Assuming compliance with the items described in clauses (i) through (iii) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by such Seller nor the consummation by such Seller of the transactions contemplated hereby or thereby, as applicable, will (A) conflict with or result in any breach or violation of any provision of its respective organizational documents, as applicable, (B) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which Seller or its respective properties or assets may be bound or (C) violate any Law applicable to such Seller or any of its respective properties or assets, except in the case of each of clauses (B) and (C), for breaches or violations, defaults, Liens or rights that would not reasonably be expected to (i) prevent any of the transactions contemplated hereby or (ii) materially impair the ability of such Seller to perform its obligations under this Agreement.

SECTION 4.04. Litigation. As of the date hereof, (a) there is no Action pending, or to the Knowledge of Sellers, threatened against any Seller, (b) to the Knowledge of Sellers, there is no investigation against any Sellers and (c) neither Seller is subject to any outstanding Order, in each case, as would reasonably be expected to (i) prevent any of the transactions contemplated hereby or (ii) materially impair the ability of such Seller to perform its obligations under this Agreement.

SECTION 4.05. Title to Company Units. Sellers hold, directly or indirectly, beneficially and of record, all of the Company Units, as applicable. Each Seller has good and valid title to its Company Units, free and clear of any Liens, other than Permitted Liens and Liens arising under applicable securities Laws. Upon consummation of the transactions contemplated hereby, the Purchaser will directly or indirectly own all of the Company Units and Transferred Subsidiary Equity, free and clear of all Liens other than any Liens arising under applicable securities Laws or Liens imposed by the Purchaser.

SECTION 4.06. Brokers. Except for the Persons set forth in Section 4.06 of the Disclosure Letter, whose fees with respect to the transactions contemplated by this Agreement will be borne solely by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Sellers.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PURCHASER

The Purchaser hereby represents and warrants to Sellers as follows:

SECTION 5.01. Organization. The Purchaser is a limited liability company, duly formed, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization, and has all requisite corporate or other organizational power and authority to carry on its business as now being conducted and is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation (or equivalent) in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing would not or would not reasonably be expected to (a) prevent or materially delay any of the transactions contemplated hereby or (b) materially impair the ability of the Purchaser to perform its obligations under this Agreement.

SECTION 5.02. Authority Relative to this Agreement. The Purchaser has all necessary corporate (or equivalent) power and authority, and has taken all corporate (or equivalent) action necessary, to authorize, execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable, and no other corporate (or equivalent) action on the part of the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement when executed will be, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes (or in the case of each Ancillary Agreements, will constitute) a valid, legal and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

SECTION 5.03. Consents and Approvals; No Violation. No Governmental Approval is required on the part of the Purchaser for the execution and delivery by the Purchaser of this Agreement or any Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, except (i) as listed on Section 5.03 of the Disclosure Letter; or (ii) compliance with any applicable requirements of the HSR Act and any Investment Laws listed on Section 6.04(a) of the Disclosure Letter. Assuming compliance with the items described in clauses (i) and (ii) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby or thereby will (A) conflict with or result in any breach or violation of any provision of its organizational documents, (B) result in a breach or violation of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser or its properties or assets may be bound or (C) violate any Law applicable to the Purchaser or any of its properties or assets, except in the case of each of clauses (B) and (C), for breaches or violations, defaults, Liens or rights that would not reasonably be expected to (i) prevent or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of the Purchaser to perform its obligations under this Agreement.

SECTION 5.04. Litigation. (a) There is no Action pending, or to the Knowledge of Purchaser, threatened against the Purchaser or any of its Subsidiaries, (b) there is no investigation pending, or, to the Knowledge of Purchaser, threatened against the Purchaser or any of its Subsidiaries and (c) neither the Purchaser nor any Subsidiary thereof is subject to any outstanding Order, in each case, as would reasonably be expected to (i) prevent or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of the Purchaser to perform its obligations under this Agreement.

SECTION 5.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

SECTION 5.06. Acquisition for Investment. The Purchaser has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. The Purchaser confirms that Sellers have made available to the Purchaser and its respective agents and Representatives the opportunity to ask questions of the officers and management and employees of Sellers and their Subsidiaries as well as access to certain documents, information and records of Sellers and their Subsidiaries and to acquire additional information about and Sellers and their Subsidiaries, and the Purchaser confirms that it has made an independent investigation, analysis and evaluation of Sellers and their Subsidiaries and their respective properties, assets, business, financial condition, prospects, documents, information and records. The Purchaser is acquiring the Company Units for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Units. The Purchaser acknowledges that the Company Units have not been registered under the Securities Act or any state or foreign securities Laws, and agrees that the Company Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

SECTION 5.07. Availability of Funds. The Purchaser has delivered to Sellers true, correct and complete copies of (i) an executed equity commitment letter, dated as of the date hereof, among the Purchaser and Guarantors (the “Equity Commitment Letter”) to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”) and (ii) an executed debt commitment letter, dated as of the date hereof, among the Purchaser and UBS AG, Stamford Branch, UBS Securities LLC, Jefferies Finance LLC, Bank of America, N.A. and BofA Securities, Inc., and all contracts, fee letters, engagement letters and other arrangements associated therewith (provided, that provisions in the fee or engagement letter relating solely to fees and economic terms as to percentages, dollar amounts and leverage multiples to the extent applicable for periods after the Closing may be redacted (but any provisions affecting in any manner the conditionality (including any modifications thereof or imposition of any additional closing or funding conditions), enforceability, availability, termination or aggregate net principal amount of the Debt Financing (after giving effect to all fees and original issue discount) shall be presented in full and shall not be redacted)) (such commitment letter(s) and related term sheets, including all exhibits, schedules and annexes, and each such fee letter and engagement letter, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, collectively referred to as the “Financing”). None of the Financing Letters has been amended or modified, and no provision thereof has been waived, and no such amendment, modification or waiver is contemplated or pending, and the respective obligations and commitments contained in such Financing Letter have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated. The Purchaser has fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter and the Debt Commitment Letter that are payable on or prior to the date of this Agreement. The net proceeds contemplated to be provided on the Closing Date under the Equity Commitment Letter and the Debt Commitment Letter will in the aggregate be sufficient to enable the Purchaser to pay the Purchase Price and to satisfy its other obligations required to be satisfied as of the Closing and to pay all of its related fees and expenses and to pay any amounts payable by it hereunder on the Closing Date. The Financing Letters are in full force and effect as of the date of this Agreement. The Financing Letters constitute the legal, valid and binding obligations of the parties thereto (other than the Financing Sources) and, to the Knowledge of Purchaser, the Financing Sources. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Equity Commitment Letter by any of the parties thereto or under the Debt Commitment Letter on the part of the Purchaser or, to the Knowledge of Purchaser, any other parties thereto. As of the date of this Agreement, the Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date will not be available to the Purchaser on the Closing Date. The Financing Letters delivered to Sellers contain all of the conditions precedent to the obligations of the parties thereunder to fund the Financing contemplated by the Financing Letters to be funded on the Closing Date. There are no side letters or other agreements, contracts or arrangements to which the Purchaser or any of its Affiliates or any other Person (other than the Financing Sources) is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Letters.

SECTION 5.08. Solvency. Assuming (a) the satisfaction of conditions set forth in Section 7.01 and Section 7.02 and (b) the accuracy of the representations and warranties set forth in Article III, immediately after giving effect to the transactions contemplated by this Agreement, the Companies and the Transferred Subsidiaries on a consolidated basis will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Companies or the Transferred Subsidiaries. For purposes of this Agreement, “Solvent”, when used with respect to the Companies and the Transferred Subsidiaries, shall mean that, as of any date of determination and on a consolidated basis, (i) the Present Fair Salable Value of the assets of the Companies and the Transferred Subsidiaries will, as of such date, exceed all of their liabilities, contingent or otherwise, as of such date, (ii) the Companies and the Transferred Subsidiaries will on a consolidated basis not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Companies and the Transferred Subsidiaries will be able to pay their debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent”, (A) “debt” shall mean liability on a “claim”; and (B) “claim” shall mean (x) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (y) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” shall mean the amount that may be realized if the aggregate assets of the Companies and the Transferred Subsidiaries (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under then-present conditions for the sale of comparable business enterprises.

SECTION 5.09. Absence of Certain Agreements. There are no agreements, arrangements or understandings (in each case, whether oral or written) between the Purchaser or any of its Affiliates, on the one hand, and Sellers’, the Companies’ or their Affiliates’ members, management or directors or officers, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement.

SECTION 5.10. Competing Businesses. Except as set forth in Section 5.10 of the Disclosure Letter, none of the Purchaser or any of its Affiliates owns any interest in any Person that derives a portion of its revenues from a line of business in the industries in which the Business operates that would reasonably be expected to have an adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby in a timely manner in accordance with the terms hereof.

SECTION 5.11. Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to Sellers a duly executed Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

SECTION 5.12. National Security Matters. The Purchaser is not a “foreign person” within the meaning of 31 C.F.R. § 800.244, and the transactions contemplated by this Agreement are accordingly not “covered transactions” within the meaning of 31 C.F.R. § 800.213.

ARTICLE VI

COVENANTS

SECTION 6.01. Conduct of Business. Except (1) as otherwise set forth in Section 6.01 of the Disclosure Letter, (2) as expressly required by this Agreement, (3) as required by Law or with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, or (4) for items necessary or desirable to effectuate the U.S. Restructuring or the U.K. Restructuring, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, Sellers shall, and shall cause the Companies and their respective Subsidiaries, as applicable, to use their respective commercially reasonable efforts to conduct the Business in all material respects in the ordinary course of business and use their respective commercially reasonable efforts to (A) preserve intact the Business’s goodwill, (B) keep available the services of the executive officers who are expected to be Business Employees and (C) preserve the Business’s business relationships with Material Customers, Material Suppliers and Material Partners (it being understood that any actions permitted by the following sentence shall not be deemed to breach this sentence). In furtherance of the foregoing, and except (I) as otherwise set forth in Section 6.01 of the Disclosure Letter, (II) as expressly required by this Agreement, (III) to the extent required by Law or (IV) to the extent necessary or desirable to effectuate the U.S. Restructuring or the U.K. Restructuring, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, Sellers shall not and shall cause the Companies and their Subsidiaries and the Business not to, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, take any of the following actions to the extent related to the Business, the Companies or the Transferred Subsidiaries:

(a) modify or amend any of the organizational documents of the Companies or any of the Transferred Subsidiaries in any manner that would be material and adverse to the Purchaser;

(b) declare, or pay any distribution or make any distribution in respect of any equity interests or securities of the Companies or any of the Transferred Subsidiaries, other than (1) cash distributions declared and paid prior to 11:59 p.m. (local time) on the date immediately prior to the Closing Date and (2) actions taken in connection with the carve-out of the Business that would be Excluded Liabilities hereunder;

(c) (i) sell, lease, exclusively license, transfer or otherwise dispose of any of its material properties, assets or rights (including any material Business Intellectual Property Rights) that would constitute Business Assets, other than (A) sales in the ordinary course of business consistent with past practice and with respect to Transferred IP, non-exclusive licenses granted in the ordinary course of business, (B) dispositions of obsolete or unsalable inventory or equipment or (C) transfers of other material properties, assets or rights in an amount not to exceed $1,000,000 individually or $15,000,000 in the aggregate; (ii) abandon, permit to lapse, or otherwise fails to take any action necessary to maintain, enforce and protect any Transferred IP material to the operation of the Business (except in the ordinary course of business consistent); or (iii) acquire any properties, assets or rights that would constitute Business Assets in an amount in excess of $1,000,000 individually or $15,000,000 in the aggregate, other than acquisitions in the ordinary course of business;

(d) create, incur, assume or guarantee any Indebtedness, other than (i) pursuant to inter-company arrangements among or between any of the Companies and one or more of their respective Subsidiaries or among or between one or more Subsidiaries of the Companies entered into in the ordinary course of business that would not reasonably be expected to increase the Assumed Liabilities in any material respect, (ii) Indebtedness permitted under the Credit Agreement (and for the avoidance of doubt, any refinancing, replacement, amendment, restatement or modification of any Indebtedness under the Credit Agreement), or (iii) Indebtedness that will be repaid prior to the close of business on the Business Day immediately preceding the Closing Date or that would otherwise constitute an Excluded Liability;

(e) change any of the material accounting or financial reporting principles, practices or methods used by the Business, except as may be required in order to comply with changes in GAAP or applicable Law;

(f) except as required by applicable Law or Contract, enter into, adopt, amend (other than immaterial amendments) or terminate any collective bargaining agreement that covers Business Employees, except for the adoption of any successor Labor Agreement that will not impose material additional costs on Purchaser or its Affiliates as compared to the Labor Agreement in effect as of the date hereof;

(g) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner, any corporation, partnership, joint venture or other entity that would constitute a Business Asset, other than such transactions with purchase prices (which shall include any Liabilities assumed or incurred in such purchase, lease or acquisition that constitute Assumed Liabilities) not in excess of $10,000,000 in the aggregate;

(h) make or authorize any new capital expenditures or commitments, or increase any previous commitments for capital expenditures in excess of $1,000,000 individually or $6,000,000 in the aggregate for each fiscal quarterly period;

(i) settle or compromise (or enter into any closing agreement with respect to) any material Tax liability exclusively or primarily relating to the Business or Business Assets; make or change or revoke any claim for or surrender of any material Tax relief or allowance (other than a claim from or surrender to another member of the Company Group); make or change or revoke any income Tax election or other material Tax election exclusively or primarily relating to the Business or Business Assets, provided that members of the Company Group shall be permitted to elect to be treated as a partnership or as an entity disregarded as separate from its owner for U.S.

federal income tax purposes; file any material Tax Returns exclusively or primarily relating to the Business or Business Assets in a manner inconsistent with past practice (except as otherwise required by applicable Law); file any material amendment to any Tax Return; make any change of a method of Tax accounting exclusively or primarily relating to the Business or Business Assets; or waive or extend any statute of limitations in respect of Taxes exclusively or primarily relating to the Business or Business Assets (other than pursuant to extensions of time to file Tax Returns that are automatically granted under applicable Law);

(j) (i) terminate, amend, renew, modify, grant a waiver under or enter into any Material Contract or any Contract which would be a Material Contract if entered into on or prior to the date hereof (except for any automatic termination, amendment or renewal pursuant to the terms hereof) other than the entry into, renewal of or amendment of any Material Contract in the ordinary course of business or (ii) waive, release or assign any material rights, claims or benefits under any Material Contract, except in the ordinary course of business;

(k) (i) enter into, adopt or amend (other than immaterial amendments) any Employee Plan (except as otherwise permitted in this Section 6.01) or (ii) enter into any employment or severance agreement with any Business Employee with an annual base salary in excess of $250,000, in each case except (x) in the ordinary course of business, (y) in connection with any adoption or amendment by Sellers that applies to Sellers and their Affiliates as a whole, or to one or more of Sellers’ business units as a whole, or that otherwise does not seek to target the Business or the Business Employees or (z) to the extent otherwise constituting Excluded Liabilities hereunder;

(l) (i) hire any Business Employee with an annual base salary in excess of $250,000, (ii) terminate the employment of any Business Employee other than for cause or in the ordinary course of business or (iii) grant (1) any retention, change in control or transaction bonus to any Business Employee or Former Business Employee, except as would not result in liability to Purchaser or its Affiliates or (2) any equity or equity-based awards to any Business Employee, except, in each case, (I) as required by an applicable Contract or Labor Agreement as in effect on the date hereof (including offer and promotion letters and similar agreements or arrangements) or (II) to the extent constituting Excluded Liabilities hereunder;

(m) except as contemplated by Section 6.08(g), make any material increase in (i) the rate of compensation, commission, or bonus or other remuneration payable, (ii) the amount of any bonus, retention, change in control payment or (iii) other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Business Employee, in each case except (w) as would not result in liability to Purchaser or its Affiliates, (x) in the ordinary course of business, (y) to the extent required by any Employee Plan, Labor Agreement or applicable Law or (z) in connection with any increase by Sellers that applies to Sellers and their Affiliates as a whole, or to one of more of Sellers’ business units as a whole, or that otherwise does not seek to target the Business or the Business Employees;

(n) except as required by Section 6.08, transfer the employment of any Business Employee from any Transferred Employing Subsidiary to Sellers or any of their Affiliates (other than any Transferred Employing Subsidiary) or transfer the employment of any employee who is not a Business Employee from Sellers or any of their Affiliates (other than any Transferred Employing Subsidiary) to any Transferred Employing Subsidiary;

(o) engage any new Business Contractor except in the ordinary course of business;

(p) terminate, amend, renew, modify, grant a waiver under or enter into any Real Property Lease with annual payments in excess of $150,000 for each fiscal quarterly period, other than renewals of existing leases in the ordinary course of business;

(q) settle or compromise any Action, or release, dismiss, or otherwise dispose of any material rights or Action, other than settlements or compromises of Actions that involve the payment of monetary damages in an amount not in excess of $1,000,000 individually or $10,000,000 in the aggregate by Sellers, the Companies or any of their Subsidiaries;

(r) adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;

(s) change the fiscal year of any of the Companies or any of the Transferred Subsidiaries;

(t) (i) accelerate the collection (or discount) of accounts receivables, (ii) intentionally delay or postpone the payment of trade accounts payable or enter into any agreement or negotiation with any party to extend the payment date of any trade accounts payable, or (iii) make any material changes with respect to policies and procedures relating to the establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue, in each case, other than in the ordinary course of business or as required to conform with GAAP; or

(u) authorize, resolve, commit or agree (by Contract or otherwise) to take any of the foregoing actions.

Notwithstanding the foregoing, (i) nothing in this Agreement, including this Section 6.01, shall prohibit Sellers, the Companies and their respective Subsidiaries from, or otherwise require any consent of the Purchaser for, taking or not taking any COVID-19 Actions; provided, that, Sellers shall, to the extent reasonably practicable, use commercially reasonable efforts to consult with Purchaser prior to the taking any such action, and (ii) nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control the Business or Sellers’, the Companies’, or any of their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Purchaser, Sellers and the Companies shall exercise complete control and supervision of its and its Subsidiaries’ respective operations.

SECTION 6.02. Reasonable Best Efforts/Cooperation.

(a) From and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, each of the Parties shall, and shall cause each of their respective Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b) Without limiting the generality of the foregoing, and subject to Sections 6.03 and 6.04(c), Sellers, on the one hand, and the Purchaser, on the other hand, shall each (i) furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing, (ii) cooperate in all respects with each other in connection with any filing or submission, and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Authority or a private party, (iii) keep the other Party reasonably informed of any communication received or given in connection with any proceeding by a Governmental Authority or a private party, in each case, regarding the transactions contemplated by this Agreement and (iv) to the extent permitted by Law, permit the other Party to review any substantive communication given by it, and consult with each other a reasonable amount of time in advance of any meeting, in connection with any proceeding by a Governmental Authority or a private party, with any other Person and, to the extent permitted by such other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

SECTION 6.03. Third Party Consents.

(a) Without limiting the generality of Section 6.02 hereof, to the extent requested in writing by the Purchaser, each of the Parties shall use reasonable best efforts to obtain all material Consents of all Persons (other than Governmental Authorities) necessary or reasonably desirable in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable or reasonably desirable and in any event prior to the Closing. Subject to Section 6.04, each of the Parties shall, as soon as reasonably possible, make or cause to be made all material filings and submissions under Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. The Purchaser acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from Governmental Authorities and parties to the Material Contracts and other Contracts of the Business and that such Consents and waivers may not have been obtained and the actual obtaining of any such Consent shall in no event be a condition to the obligation of the Purchaser to consummate the transactions contemplated by this Agreement. In no event shall Sellers or the Companies or any of their Subsidiaries be obligated to pay any fee or expense in connection with obtaining any Consent under any Contract or with any Governmental Authority.

(b) With respect to any Contract with a vendor or supplier that does not relate exclusively to the Business and that is a Shared Contract, Sellers and Purchaser shall use their commercially reasonable efforts, and cooperate with each other, to (i) divide, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of the Shared Contract and (ii) if possible, novate the respective rights and obligations under and in respect of the Shared Contract, such that, effective as of the Closing, (A) Purchaser or its designated Affiliate is the beneficiary of the post-Closing rights, and is responsible for the post-Closing obligations related to that portion of the Shared Contract related solely to the operation or conduct of the Business (the “Business Portion”) (so that, subsequent to the Closing, Sellers or their applicable

Affiliate shall have no post-Closing rights or post-Closing obligations with respect to the Business Portion of the Shared Contract) and (B) Sellers or their applicable Affiliate is the beneficiary of the rights and is responsible for the obligations related to the Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing, Purchaser and its Affiliates shall have no rights or obligations with respect to the Non-Business Portion of the Shared Contract).

SECTION 6.04. Antitrust Notifications and Other Regulatory Approvals.

(a) The Parties shall cooperate with each other and, as necessary, shall prepare and file, or cause to be prepared and filed, (i) required notification and report forms under the HSR Act and the rules and regulations promulgated thereunder with the FTC and the DOJ (and the Parties agree to seek early termination of the waiting period under the HSR Act) no later than five (5) Business Days from and after the date hereof, unless a later date is mutually agreed upon in writing by the Parties, (ii) notifications, filings, registrations and other materials required or necessary under any applicable Investment Law in the jurisdictions listed on Section 6.04(a) of the Disclosure Letter and (iii) notifications, filings, registrations or other materials required or necessary to obtain those consents of Governmental Authorities listed on Section 6.04(a) of the Disclosure Letter, in each case, as soon as practicable following the date of this Agreement, and shall respond as promptly as practicable to all requests or inquiries received from any Governmental Authority for additional documentation or information. All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by this Section 6.04 shall be paid entirely by the Purchaser.

(b) Each Party shall promptly notify the other Parties of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review a reasonable amount of time in advance, to the extent permitted by Law, any proposed material communication by such Party to any Governmental Authority. No Party shall agree to participate in any substantive meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties a reasonable amount of time in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Laws, the Parties shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any applicable non-U.S. Antitrust Law. Subject to the Confidentiality Agreement and applicable Laws, the Parties shall provide each other with copies of all material correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the foregoing, the Purchaser agrees to, and agrees to cause its Affiliates and representatives to, take promptly any and all steps and actions necessary to obtain the ITAR Registration and avoid or eliminate each and every impediment that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as possible and in any event prior to the Termination Date, including, as applicable, (i) providing information to such Governmental Authorities and other Persons and (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of its and its Affiliates’ assets, properties and such of the Business Assets and Assumed Liabilities, (B) the termination, modification or extension of existing relationships and contractual rights and obligations of it, its Affiliates, the Companies or any of their respective Subsidiaries, (C) the establishment or creation of relationships and contractual rights and obligations of it, its Affiliates, the Companies or their respective Subsidiaries, (D) the termination of any relevant venture or other arrangement and (E) any other change or restructuring of the Purchaser, its Affiliates, the Companies or their respective Subsidiaries, in each case, as may be required to be taken in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other Order in any Action, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement or that would make the consummation of the transactions contemplated by this Agreement unlawful. In addition, the Purchaser shall oppose, through and including Action on the merits (and all appeals with respect thereto), any claim asserted in court or other forum by any Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Termination Date. Notwithstanding anything to the contrary, for the avoidance of doubt, none of Sellers or the Companies shall, and no Subsidiary of any of the Companies or Sellers shall, be required to take any action set forth in this Section 6.04(c) to satisfy the efforts standard set forth in this Section 6.04 (or in Section 6.02 or elsewhere in this Agreement).

(d) Except as specifically required by this Agreement, the Purchaser will not (and will cause its Affiliates not to) take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Purchaser will not (and will cause its Affiliates not to) (1) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, or (2) assign any of its rights hereunder to any co-investor or permit any co-investor to acquire a direct or indirect interest in the Purchaser, in each case, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or co-investor relationship could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority asserting jurisdiction over the transactions contemplated hereby entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary herein, if there is any dispute regarding whether the Purchaser has complied with its obligations under this Section 6.04, the Purchaser shall bear the burden of proof in showing it has complied with such obligations.

SECTION 6.05. Access to Information.

(a) Subject to the terms of the Confidentiality Agreement and applicable Laws, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article IX, Sellers shall permit, and shall cause the Companies and their Subsidiaries to permit, the Purchaser and its advisors, accountants, attorneys and authorized representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the offices, facilities, assets, properties, certain management-level employees, books and records of the Business, and shall furnish, or cause to be furnished, to the Purchaser, such financial, Tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as the Purchaser shall from time to time reasonably request; provided that Sellers shall have no obligation to provide any Tax Returns or work papers of any Seller that are an Excluded Asset. All access and investigation pursuant to this Section 6.05(a) shall be conducted at the Purchaser’s expense and in such a manner as not to unreasonably interfere with the normal operations of the Business. Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, (i) all such access and information relating thereto shall be governed by the terms and conditions of the Confidentiality Agreement, (ii) without the prior written consent of Sellers, the Purchaser shall not contact any vendor, customer or employee of Sellers, the Companies or any of their respective Subsidiaries with respect to the transactions contemplated by this Agreement, and (iii) the Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of Sellers, the Companies or any of their Subsidiaries without the prior written consent of Sellers. None of Sellers, the Companies or their respective Subsidiaries shall have any obligation to provide the Purchaser with any such access or information which, after being advised as such by legal counsel, Sellers, the Companies and their respective Subsidiaries conclude in good faith cannot be disclosed without (i) violating applicable Law or other obligation of confidentiality, (ii) contravening any Contract entered into by Sellers, the Companies or their respective Subsidiaries prior to the date of this Agreement, (iii) violating or prejudicing the rights of any Sellers’, the Companies’ or their respective Subsidiaries’ customers, or (iv) violating or jeopardizing the attorney-client privilege, attorney work-product privilege or other immunity or protection from disclosure of Sellers, the Companies or their respective Subsidiaries; provided, that Sellers, the Companies and their Subsidiaries shall provide the Purchaser with notice of the withholding of any information pursuant to the foregoing clauses (i), (ii), (iii) or (iv) and use their reasonable best efforts to identify and implement any alternative means to allow disclosure of such information or such access.

(b) The Purchaser shall preserve and keep the records held by it relating to the Business prior to the Closing for a period of seven (7) years (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, as may be reasonably required by Sellers in connection with any insurance claims by, Action or Tax audits against, governmental investigations of, or compliance with legal requirements by, Sellers or their Affiliates or other reasonable purpose with respect to the period prior to the Closing. All access pursuant to this Section 6.05(b) shall be conducted at Sellers’ expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Companies and their Subsidiaries.

(c) The Sellers shall, and shall cause their Affiliates to, preserve and keep the records held by them relating to the Business prior to the Closing for a period of seven (7) years (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, as may be reasonably required by Purchaser in connection with any insurance claims by, Action or Tax audits against, governmental investigations of, or compliance with legal requirements by, Purchaser or its Affiliates or other reasonable purpose with respect to the period prior to the Closing. All access pursuant to this Section 6.05(c) shall be conducted at Purchaser’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Sellers and their Subsidiaries.

(d) The Purchaser shall hold, and shall cause its Affiliates, advisors, accountants, attorneys and representatives to hold, any non-public information so provided to them in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement, which the Parties acknowledge shall continue in full force and effect in accordance with the terms and conditions thereof.

SECTION 6.06. Public Statements. Except as required by applicable Law or the rules and regulations of a national securities exchange or trading market, in which event the Parties shall consult with each other in advance and provide the non-disclosing Party a reasonable opportunity to review and comment on any such disclosure, no press release or other public announcement, statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any Party or any of its Affiliates or representatives without the prior written consent of the other Parties; provided, however, that, notwithstanding the foregoing, Sellers, Purchaser and their respective Affiliates shall not be prohibited from disclosing any information concerning this Agreement or the Ancillary Agreements or the Purchase and Sale (i) to their respective advisors, auditors or ratings agencies that are subject to customary confidentiality obligations, (ii) to their respective Affiliates who have a need to know, (iii) with respect to Purchaser and its Affiliates, to the extent required in connection with its ordinary course business operations including fund raising, marketing, borrowing, debt financing, equity financing or reporting obligations, and (iv) to the Guarantors, the Debt Financing Sources, or any prospective lender of Purchaser or its Affiliates.

SECTION 6.07. Indemnification of Directors, Managers and Officers.

(a) For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Companies or any of the Transferred Subsidiaries to, amend, repeal or modify any provision in the Companies’ or any of the Transferred Subsidiaries’ certificate or articles of incorporation, operating agreement, by-laws or other equivalent governing documents or indemnification or exculpation agreements made available to Purchaser relating to the exculpation, indemnification or advancement of expenses of any Persons who at any time prior to or at the Closing are or were officers, directors or managers of the Companies or the Transferred Subsidiaries with respect to their service in such capacity (each, a “D&O Indemnified Person”) with respect to matters existing or occurring at or prior to the Closing (unless and to the extent required by Law), it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of such certificate or articles of incorporation, operating agreement, by-laws or other equivalent governing documents or indemnification or exculpation agreements made available to Purchaser and that no change, modification or amendment of such documents or arrangements may be made that shall adversely affect any such Person’s right thereto without the prior written consent of that Person.

(b) In addition to the other rights provided for in this Section 6.07 and not in limitation thereof, from and after the Closing, the Purchaser shall cause the Companies and the Transferred Subsidiaries to, to the fullest extent required by the Companies’ or any of the Transferred Subsidiaries’ certificate or articles of incorporation, operating agreement, by-laws or other equivalent governing documents or indemnification or exculpation agreements made available to Purchaser, (i) indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director, manager or officer of the Companies or any of the Transferred Subsidiaries, or at the request of the Companies or any of the Transferred Subsidiaries of any other Person, and arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement or the transactions contemplated by this Agreement) (a “D&O Indemnifiable Claim”) and (ii) advance, pay and/or reimburse all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor. For the purposes of this Section 6.07(b), “D&O Expenses” shall, to the fullest extent required by the Companies’ or any of the Transferred Subsidiaries’ certificate or articles of incorporation, operating agreement, by-laws or other equivalent governing documents or indemnification or exculpation agreements made available to Purchaser, include reasonable attorneys’ fees, expert fees, arbitrator and mediator fees, and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses and not included here to avoid duplication).

(c) The Companies shall be permitted to, and the Purchaser shall cause the Companies as of the Closing, at the Purchaser’s sole cost and expense, to obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Closing, from an insurance carrier with the same or better credit ratings as Sellers’ current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Companies’ or the Transferred Subsidiaries’ existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Companies’ and the Transferred Subsidiaries’ existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in connection with this Agreement and the transactions contemplated by this Agreement), and the Purchaser shall cause the Companies and the Transferred Subsidiaries to maintain such D&O Insurance in full force and effect for its full term; provided, however, that in no event shall Purchaser or the Companies be required to expend for such policy an annual premium amount in excess of 100% of the amount of annual premiums currently paid by or on behalf of the Companies for such insurance; provided, further, that that if the aggregate annual premiums of such coverage exceed such amount, Purchaser shall or shall cause the Companies to, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(d) In the event that any of the Purchaser, the Companies or the Transferred Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, the Purchaser, the Transferred Subsidiaries or the Companies, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.07.

(e) Each of the Companies and each Transferred Subsidiary shall be a full indemnitor of first resort and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against any Seller or any of its Affiliates or otherwise or any insurer providing insurance coverage under an insurance policy issued to any Seller or any of its Affiliates.

(f) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 6.07 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 6.07 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 6.07, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.07, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. Each D&O Indemnified Person shall be an express third-party beneficiary of, and may enforce, any provisions of this Section 6.07, and the Purchaser, the Companies or the applicable Transferred Subsidiary, as applicable, shall pay any costs or expenses incurred by the D&O Indemnified Persons in connection with enforcement of any provisions of this Section 6.07.

SECTION 6.08. Employee Matters.

(a) Except as provided in Section 6.12, on or before the Closing Date, Sellers shall transfer or cause their applicable Subsidiaries to transfer the employment of each Business Employee who is not then employed by a Transferred Employing Subsidiary to a Transferred Employing Subsidiary in accordance with any notification, information and consultation requirements, pursuant to the Labor Agreements and applicable Laws; provided, however, that, upon mutual written agreement of Purchaser and Sellers (not to be unreasonably withheld by either party), certain designated Business Employees who are not then employed by a Transferred Employing Subsidiary may (i) remain employed by their current employer and transfer employment automatically to Purchaser or one of its Affiliates upon the occurrence of the Closing, pursuant to applicable Law (including the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the Directive and any other similar Law (collectively, the “Transfer Regulations”)) or (ii) in the event the employment of such Business Employees does not automatically transfer to the Purchaser or one of its Affiliates by operation of Law, be offered employment by the Purchaser or one of its Affiliates pursuant to offers of employment and/or tripartite transfer agreements, no later than thirty (30) days prior to the Closing Date, with such offers of employment and/or tripartite transfer agreements effective on the Closing Date. Where the Purchaser and Sellers have mutually agreed to a transfer of Business Employees using tripartite transfer agreements, the Purchaser and Sellers (or their applicable Affiliates) agree to work together in good faith to prepare and enter into tripartite transfer agreements with such employees to facilitate the transfer. Any offers of employment and tripartite transfer agreements made pursuant to this Section 6.08(a)(ii) shall (y) be consistent with the terms and conditions of this Section 6.08 and (z) otherwise comply in all respects with applicable Law. Notwithstanding the foregoing, if the Purchaser and Sellers mutually determine that it is necessary to delay the transfer of the employment of the Business Employees in any jurisdiction pending the establishment of a Transferred Employing Subsidiary in such jurisdiction (such employees, “Delayed Transfer Employees”), Sellers shall transfer the employment of such Delayed Transfer Employees following the establishment of such Transferred Employing Subsidiary (the date of such transfer, the “Delayed Transfer Date”). Any reference to Closing or the Closing Date under this Section 6.08, with respect to any Delayed Transfer Employee, shall be deemed to be the applicable Delayed Transfer Date.

(b) During the period commencing at the Closing and ending on the first anniversary of the Closing Date, the Purchaser shall provide, or cause the applicable Transferred Employing Subsidiary to provide, each Business Employee who is employed immediately prior to the Closing or Delayed Transfer Date, as applicable (each, a “Continuing Employee”) with (for so long as such Continuing Employee remains employed by the Purchaser or the applicable Transferred Employing Subsidiary) (i) base salary or wage level, bonus, cash sales compensation (including commission) opportunity and severance, each of which is no less favorable to such Continuing Employee than the base salary or wage level, bonus opportunity, cash sales compensation (including commission) opportunity and severance, respectively, that such Continuing Employee is entitled or eligible to receive from Sellers, the Companies or their respective Subsidiaries as of immediately prior to the Closing and (ii) other benefits and perquisites that are no less favorable, in the aggregate, to such Continuing Employee than the benefits and perquisites that such Continuing Employee was entitled to receive immediately prior to the Closing; provided, however, that the foregoing requirements shall apply only to the extent the applicable base salary or wage level, bonus opportunity, cash sales compensation (including commission) opportunity, severance, and other benefits and perquisites are set forth on Section 3.13(a) of the Disclosure Letter or the employee census provided to the Purchaser pursuant to Section 3.14(a), as such information may be updated from Seller from time to time (subject to Section 6.01); and provided, further, that in all events the compensation, benefits and other terms and conditions of employment provided by the Purchaser or the applicable Transferred Employing Subsidiary will be no less than those required (A) under applicable Law (including the Transfer Regulations) and (B) to avoid triggering severance or similar termination-related Liabilities and obligations.

(c) From and after the Closing, the Purchaser shall continue to honor, pay, perform and satisfy any and all liabilities and obligations of the Companies and its Subsidiaries, and all responsibilities of the Companies and its Subsidiaries to, or in respect of, each Continuing Employee and each current or former employee and independent contractor of the Companies or any of its Subsidiaries (including any member of the Company Group), as of the Closing arising under the terms of, or in connection with, any Labor Agreement that covers Business Employees and the Employee Plans (other the Excluded Plans) in accordance with the terms thereof. The Purchaser agrees that the Purchaser shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9; provided, however, that Sellers shall be solely responsible for satisfying the continuation coverage requirements with respect to such beneficiaries related to any coverage pursuant to Excluded Plans. Without limiting the generality of the foregoing or the provisions of Section 6.08(b), as of the Closing, the Purchaser shall honor the change in control, retention, and severance agreements, arrangements and policies of the Company Group (other than the Excluded Plans).

(d) For purposes of eligibility, vesting and entitlement to benefits, including the vesting of equity, equity-linked and other incentive compensation and including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of the Purchaser or any of its Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Purchaser Plans”), the Purchaser shall credit each Continuing Employee with his or her years of service with Sellers, their Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Plan (other than for purposes of benefit accrual under any Purchaser Plan that is a defined benefit pension plan), except where such crediting would result in duplication of benefits. For Business Employees providing services outside the United States, the Purchaser or one of its applicable Affiliates shall recognize seniority to the same extent as such employee was entitled to immediately prior to the Closing for all purposes (other than for purposes of benefit accrual under a Purchaser Plan that is a defined benefit pension plan). The Purchaser shall use reasonable best efforts to (x) not deny Continuing Employees (or any covered dependent thereof) coverage on the basis of pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements to the extent such conditions were waived or satisfied under similar Employee Plans immediately prior to the Closing and (y) credit such Continuing Employees (or a covered dependent thereof) for any deductibles, co-insurance, and out-of-pocket expenses paid on or prior to the Closing Date in satisfying any deductibles, co-insurance, and maximum out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate as if such amounts had been paid in accordance with the applicable Purchaser Plan, but only to the extent such amounts were taken into account for each such purpose under the Employee Plans in which such Continuing Employee (or covered dependent thereof) participated immediately prior to the Closing.

(e) Upon the request of Sellers and prior to implementing the transfers contemplated by this Section 6.08, the Purchaser shall provide the information reasonably requested by Sellers or the Companies and in sufficient time to enable Sellers, the Companies and each of their respective Subsidiaries to meet any notification, information and consultation requirements, pursuant to the Labor Agreements and applicable Laws and the Purchaser and Sellers agree to work together in good faith to consult with, or obtain the consent or advice of, any Employee Representative Body as commercially practicable or appropriate to consummate the transactions contemplated by this Agreement. To the extent required under applicable Law, upon the request of Sellers and prior to implementing the transfers contemplated by this Section 6.08, the Parties will also take steps to comply with Loi Hamon or similar applicable Law. The Purchaser shall not take any action, and shall cause each Transferred Subsidiary not to take any action, that would result in Liability for Sellers or any of its Affiliates (other than any Transferred Subsidiary) under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law. As of the Closing, Seller will provide the Purchaser with all information requested by Purchaser in writing no later than thirty (30) days prior to the Closing Date regarding employee actions prior to the Closing that is necessary in order to analyze whether a triggering event has occurred for purposes of ensuring compliance with the immediately preceding sentence.

(f) With respect to any accrued but unused PTO to which any Business Employee is entitled to pursuant to any Employee Plan immediately prior to Closing, unless otherwise required by applicable Law, such accrued PTO will be assumed by the Purchaser (or its applicable Affiliate), and the Purchaser (or its applicable Affiliate) will allow the Business Employees to take such accrued and unused PTO in accordance with applicable Law following the applicable Closing.

(g) Promptly following the Closing, Sellers or their Affiliates will pay to each Continuing Employee all accrued or unpaid annual bonuses and accrued or unpaid commissions (i) in respect of any performance periods ending prior to the Closing and (ii) on a pro-rated basis for performance periods not yet ended as of the Closing based on the portion of the performance period that has elapsed as of the Closing (with the actual performance level determined by Sellers in good faith using reasonable assumptions).

(h) The Parties acknowledge and agree that all provisions contained in this Section 6.08 are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including any employee, officer, independent contractor, former employee or any participant or any beneficiary thereof in any Employee Plan or Purchaser Plan, or (ii) to continued employment with the Companies, any of their Subsidiaries, or the Purchaser. After the Closing, notwithstanding the foregoing in this Section 6.08, nothing contained in this Section 6.08 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Purchaser nor shall it interfere with the Purchaser’s, or any of its Subsidiaries’ right to amend, modify or terminate any Employee Plan or to terminate the employment of any employee of Purchaser or its Subsidiaries for any reason.

SECTION 6.09. Tax Matters.

(a) Transfer Taxes. Except to the extent constituting an Excluded Liability pursuant to Section 2.01(f)(x)(iii), (iv), or (v), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, if any, shall be borne, with respect to an aggregate of up to $10,000,000 of Transfer Taxes, fifty percent (50%) by the Purchaser, on the one hand, and fifty percent (50%) by Sellers, on the other hand, and any Transfer Taxes in excess of $10,000,000 in the aggregate shall be borne by Sellers. Following the applicable Actual Closing Date, the Purchaser shall prepare, or cause to be prepared, and timely file all Tax Returns related to such Transfer Taxes, and shall timely pay all such Transfer Tax liabilities. The Purchaser shall, prior to filing, provide Sellers with copies of such Tax Returns for its review and approval (not to be unreasonably withheld, conditioned or delayed).

(b) Tax Treatment. For U.S. federal income Tax purposes (and applicable state and local income Tax purposes), the Parties shall treat the transactions effected under this Agreement as a purchase by the Purchaser of the assets of each of the Companies (or, to the extent expressly agreed between the Purchaser and Sellers after the date hereof, of partnership interests in the Companies) and their Subsidiaries from the applicable Seller in exchange for the purchase price (for Tax purposes) as allocated pursuant to Section 2.08 (other than with respect to the direct or indirect purchase of a Company Subsidiary treated as a corporation for U.S. federal income tax purposes), and the Parties shall not take any position on any Tax Return or in connection with any Action or otherwise that is inconsistent therewith except as otherwise required by a determination by a Tax Authority.

(c) ECI Certificate. Reasonably in advance of the Closing, (i) the U.S. Seller will provide or will cause its regarded parent to provide to the Purchaser an IRS Form W-9 and (ii) the U.K. Seller will (to the extent it will be treated as selling partnership interests for U.S. federal income tax purposes) provide to the Purchaser the certification described in Treasury Regulations Section 1.1446(f)-2(c)(2)(iv) to the effect that the “modified amount realized” by the U.K. Seller within the meaning of Treasury Regulations Section 1.1446(f)-2(c)(2)(iv) is $0 (the “Tax Certificates”). The Parties will use commercially reasonable efforts to obtain and deliver to one another any tax clearance certificates with respect to the Business, the Business Assets, and the Company Group, and any certificates demonstrating that no withholding (or a reduced rate of withholding) is required on any payment.

(d) Preparation of Tax Returns. Sellers shall prepare and duly and timely file (or cause to be prepared and filed, taking into account extensions) all Pass-Through Tax Returns (including any administrative adjustment requests under section 6227 of the Code), if any, for any Pre-Closing Tax Period (and, for the avoidance of doubt, the taxable year of any member of the Company Group that is treated as a pass-through entity for U.S. federal income tax purposes that includes or ends on or before the Actual Closing Date applicable to such member) (“Seller Returns”). Except as otherwise required by applicable Law, all Seller Returns shall be prepared on a basis consistent with past practice (to the extent such past practice exists). Not later than thirty (30) days prior to the due date for filing of a Seller Return, Sellers shall provide the Purchaser with a draft of the Seller Return for review and comment. Sellers shall consider any comments provided by the Purchaser in good faith. The Purchaser shall prepare and file all Tax Returns of the members of the Company Group other than Seller Returns. “Pass-Through Tax Return” shall mean any income Tax Return filed by or with respect to any member of the Company Group to the extent that (A) such entity is treated as a pass-through entity for purposes of such Tax Return and (B) the results of operations reflected on such Tax Return are also directly or indirectly reflected on the Tax Returns of either Seller or the direct or indirect owners of either Seller, including information returns relating to income Taxes (including IRS Form 1065 and any Schedules K-1).

(e) Straddle Periods. With respect to any Straddle Period, in the case of any Taxes (or refunds of Taxes) not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items, the amount of such Taxes allocable to the Pre-Closing Tax Period within such Straddle Period will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period. The amount of any other Taxes (or refunds of Taxes) for a Straddle Period that relate to the Pre-Closing Tax Period within such Straddle Period will be determined based on an interim closing of the books as of the end of the applicable Actual Closing Date (and for such purpose, the taxable period of any qualified electing fund (within the meaning of Section 1295 of the Code), CFC, or partnership or other pass-through entity in which any member of the Company Group holds an interest will be deemed to terminate at such time); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

(f) Tax Refunds. Any refunds of Taxes (or credits in lieu thereof), including any interest paid by a Governmental Authority in respect thereof, that are actually received by the Purchaser or any member of the Company Group or their Affiliates (including in the form of a reduction or offset against any Tax) after the Closing in respect of Taxes of any member of the Company Group that were paid at or prior to the Closing or were taken into account in Excluded Liabilities, net of any Tax or other reasonable out-of-pocket cost resulting from (and that would not have been incurred but for) the obtaining, receipt and payment of such refund or credit (and in each case other than any such refund or credit that arises from the carryback of any net operating loss or other credit or attribute generated after the Closing Date, or that is subject to a payment obligation of any member of the Company Group to another Person other than the Company Group that is in effect on or before the Closing Date) (“Tax Refunds”), shall be for the account of Sellers. The Purchaser shall pay the amount of any Tax Refunds to Sellers (for the benefit of Sellers) within ten days of receipt thereof. Upon Sellers’ request (and at Sellers’ expense), the Purchaser shall use commercially reasonable efforts to cause the relevant entity to file for any Tax Refunds to which Sellers may be entitled hereunder. For purposes of this Section 6.09(f), if a Tax Refund is eligible to be received in cash but an election is made to apply such Tax Refund against future Tax liability or otherwise defer the receipt of such Tax Refund, then such Tax Refund will be deemed to have been actually received upon the filing of a Tax Return making such election. If any refund, credit or offset of Taxes described in this Section 6.09(f) to which Sellers are entitled is subsequently reduced or disallowed as a result of an audit, Sellers shall promptly pay the amount so reduced or disallowed to the Purchaser.

(g) Tax Audits.

(i) Pre-Closing Tax Audits. If any of the Purchaser (or any of its Affiliates), or any of its Subsidiaries receives notice of any review, audit or examination by a Tax Authority or any judicial or administrative proceeding relating to Taxes in respect of any Pass-Through Tax Return that (i) includes a Pre-Closing Tax Period (or, for the avoidance of doubt, the taxable year of any member of the Company Group that is treated as a pass-through entity for U.S. federal income tax purposes that includes the Closing Date) or (ii) that would otherwise require a Seller or any direct or indirect owner of a Seller to be required to file an amended Tax Return or an administrative adjustment request under Section 6227 of the Code or to be treated as filing an incorrect Tax Return (a “Pre-Closing Tax Audit”), then the Purchaser will promptly (and in any event within fifteen (15) days) give written notice to Sellers; provided, however, that the failure to give such prompt notice shall not affect Sellers’ obligations under this Agreement except to the extent Sellers are actually prejudiced thereby. Sellers shall have the right to control the defense of any Pre-Closing Tax Audit at Sellers’ expense; provided that (i) the Purchaser shall have the right (at its expense) to participate in the defense of such Pre-Closing Tax Audit, and (ii) Sellers shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Pre-Closing Tax Audit without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed. If Sellers decline to control a Pre-Closing Tax Audit, the Purchaser shall control such Pre-Closing Tax Audit, but Sellers shall have the right (at their expense) to fully participate in the defense of such Pre-Closing Tax Audit, and the Pre-Closing Tax Audit shall not be settled, compromised or otherwise abandoned or disposed of without the consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed). In the event of any conflict between the provisions of this Section 6.09(g) and Section 9.04(c) with respect to any Pre-Closing Tax Audit, the provisions of this Section 6.09(g) shall control. To the extent any Pre-Closing Tax Audit relates to any taxable period to which the procedures of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 apply, the Sellers shall and shall have the right to cause the relevant entity to elect to make a “push-out election” pursuant to Code Section 6226 (or any analogous provision of state or local Law) and the applicable member of the Company Group shall elect partner level tax audit adjustments pursuant to Code Section 6226 (or any analogous provision of state or local Law) with respect to any final partnership adjustment from the IRS (or any relevant state or local Tax Authority).

(h) Amendments. Unless consented to in writing by Sellers (which consent shall not be unreasonably withheld, conditioned, or delayed), or unless otherwise required by law (in the determination of a nationally recognized tax advisor), neither the Purchaser nor any of its Affiliates may (i) amend, file (other than the original filing of any Pass-Through Tax Return described in Section 6.09(d)), or refile any Pass-Through Tax Return that includes any Pre-Closing Tax Period or any Tax Return of any member of the Company Group for a Pre-Closing Tax Period that would otherwise require a Seller or any direct or indirect owner of a Seller to be required to file an amended Tax Return or to be treated as filing an incorrect Tax Return, (ii) initiate or enter into any voluntary disclosure agreement or program with any Tax Authority with respect to a Pass-Through Tax Return or otherwise with respect to any member of the Company Group for any Pre-Closing Tax Period or (iii) make or change any Tax election or accounting method of any member of the Company Group that has retroactive effect to a Pre-Closing Tax Period.

(i) Other Tax Matters.

(i) Unless consented to in writing by Sellers (which consent shall not be unreasonably withheld, conditioned, or delayed), neither the Purchaser nor any of its Affiliates (including, after the Closing, any member of the Company Group) shall take any action in respect of Taxes or that could create a Tax liability outside the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing with respect to any member of the Company Group or the Business or the Business Assets. Sellers shall not be liable for any Taxes (and shall be entitled to an amount equal to any increase in their Taxes, which entitlement may be enforced by Sellers) attributable to actions in contravention of this Section 6.09(i)(i).

(ii) Unless the parties expressly agree otherwise after the date hereof, neither the Purchaser nor any of its Affiliates (including, after the Closing, any member of the Company Group) shall make or permit to be made any election under Sections 336 or 338 of the Code or any similar provision of state or local Law with respect to the transactions contemplated by this Agreement.

(iii) To the extent permitted by applicable Law, the Purchaser and its Affiliates (including, after the Closing, any member of the Company Group) shall reasonably cooperate with Sellers (at Sellers’ expense) in the preparation of any Tax Return or other documentation or certification that may be required to establish the eligibility of all or any portion of the consideration described in Section 6.09(b) above, as “foreign-derived deduction eligible income” within the meaning of Section 250(b)(4) of the Code.

SECTION 6.10. Recordation of Transferred IP. The Purchaser and Sellers acknowledge and agree that the Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Transferred IP from the title owner of each such Transferred IP to the Companies or their Subsidiaries (including, after the Closing, the Transferred Subsidiaries), respectively, and to use reasonable best efforts to complete any requisite recordation or perfection of the assignment of the Transferred IP within six (6) months following the Closing. For up to six (6) months following the Closing, Sellers will provide reasonable assistance to the Purchaser and the Companies, at the Purchaser’s sole cost and expense, to give effect to the assignment of the Transferred IP to the Company as contemplated by this Section 6.10.

SECTION 6.11. Misallocated Assets and Liabilities.

(a) Subject, in all instances, to Section 2.02, if, following Closing (or the Local Transfer Date, as applicable), any of the Companies or their Subsidiaries (including, after the Closing or the Local Transfer Date, as applicable, the Transferred Subsidiaries) owns any right, property, asset or Liability that constituted Excluded Assets or Excluded Liabilities as of the Closing Date, or that any right, property, asset or Liability that has been transferred by Sellers or any Excluded Subsidiary to the Companies or any of their Subsidiaries (including, after the Closing, the Transferred Subsidiaries) were Excluded Assets or Excluded Liabilities as of the Closing Date, then (i) any such right, property, asset or Liability shall be deemed to have been held in trust by the Companies and their Subsidiaries (including, after the Closing, the Transferred Subsidiaries) following Closing for Sellers, (ii) the Companies shall, or shall cause the Companies’ Subsidiaries to, promptly transfer, assign and convey such rights, property, assets or Liability to Sellers (or any of their Affiliates as designated by Sellers) without any consideration therefor, and (iii) subject to Section 9.04, Sellers shall indemnify and hold Purchaser and its applicable Affiliates harmless from and against all Covered Losses incurred as a result of Purchaser’s or any of its Affiliate’s post-Closing (or post-Local Transfer Date, as applicable) direct or indirect ownership, management or operation of any such Excluded Assets or Excluded Liabilities (only to the extent that such Liabilities relate to Excluded Assets and are (or would be) Excluded Liabilities hereunder). Subject, in all instances, to Section 2.02, if, following Closing (or the Local Transfer Date, as applicable), any Business Asset or Assumed Liability was not transferred to the Companies (or one of their Subsidiaries) as part of the consummation of the transactions contemplated by this Agreement, then (i) Sellers shall, and shall cause their applicable Subsidiaries if applicable, promptly transfer, assign and convey such Business Asset or Assumed Liability, as applicable, to the Companies or any of their Subsidiaries as directed by the Companies without additional consideration therefor, and (ii) subject to Section 9.04, Purchaser shall indemnify and hold Sellers and their applicable Affiliates harmless from and against all Covered Losses incurred as a result of Sellers’ or any of their respective Affiliate’s post-Closing (or post-Local Transfer Date, as applicable) direct or indirect ownership, management or operation of any such Business Assets or Assumed Liabilities (only to the extent that such Liabilities relate to the Business and are (or would be) Assumed Liabilities hereunder). Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Assets and Excluded Liabilities are not intended to, and shall not, be transferred to the Companies or any of their Affiliates (including, after the Closing, the Transferred Subsidiaries) and Sellers or an Excluded Subsidiary, as applicable, shall retain such rights, properties, assets and Liabilities.

(b) Without limiting the generality of Section 6.11(a): (i) Sellers shall, or shall cause their applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to either Seller or any of their Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business, the Companies or the Transferred Subsidiaries to the extent that they are in respect of a Business Asset or Assumed Liability hereunder or are for the account of Purchaser, any of its Affiliates, the Companies or any Transferred Subsidiary; and (ii) Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Sellers (or their designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Companies and the Transferred Subsidiaries) after the Closing Date to the extent that they are in respect of an Excluded Asset or Excluded Liability hereunder or are for the account of Sellers any of their Affiliates.

SECTION 6.12. Excluded Businesses. Each of the Purchaser, Sellers and the Companies acknowledges and agrees that the transfer of the Business, including the transfer of the Business Assets, Business Employees and assumption of the Assumed Liabilities, in each of the Local Transfer Jurisdictions (the Business in any such jurisdiction, an “Excluded Business”) shall not be effectuated by this Agreement, but instead shall be effectuated subject to and in accordance with the Local Transfer Agreement applicable to such jurisdiction and the following:

(a) From the Closing Date until the date (if any) on which any Excluded Business is transferred (the “Local Transfer Date”) pursuant to the applicable Local Transfer Agreement, Sellers, with the reasonable cooperation of the Purchaser and the Companies, shall operate the Excluded Business in the ordinary course of business in all material respects and subject to the limitations set forth in Section 6.01, except that such covenants shall extend until the date any Excluded Business is transferred instead of the Closing Date, taking into account the transfers contemplated by this Agreement. In addition, prior to a Local Transfer Date, Sellers shall, and shall cause each applicable Subsidiary to, consider in good faith and take into account any reasonable request by the Purchaser with respect to an applicable Excluded Business.

(b) From the Closing Date until the applicable Local Transfer Date, each Seller and the Purchaser shall cooperate in good faith to implement a mutually agreeable arrangement under which the Companies or any of their respective Subsidiaries, as applicable, would, in compliance with Law and applicable third party Contracts, obtain the benefits (including contractual rights) and assume the obligations and bear the economic burdens associated with such

Excluded Businesses in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Companies or any of their Subsidiaries, as applicable, or under which the applicable transferors would enforce for the benefit of the Companies or any of their Subsidiaries, as applicable, any and all of their rights against a third party (including any Governmental Authority) associated with such Excluded Businesses.

(c) Notwithstanding anything to the contrary set forth in this Agreement, in the event of any conflict or inconsistency between the terms and provisions of this Agreement and those of any Local Transfer Agreement, the terms and conditions of this Agreement shall control.

SECTION 6.13. Certain Ancillary Agreements. The Transition Services Agreement, Transitional Trademark License Agreement, Intellectual Property Matters Agreement and Commercial Services Agreement attached hereto as Exhibits are final forms that will be executed and delivered at Closing as provided in Article VIII. Notwithstanding the foregoing, during the period between the date hereof and the Closing Date, the Parties agree to cooperate in good faith to review the terms of any schedules, exhibits and other addenda to the Transition Services Agreement, Transitional Trademark License Agreement, Intellectual Property Matters Agreement and Commercial Services Agreement and consider any proposed changes thereto in good faith. To the extent that the Parties shall, in good faith, have mutually agreed to amend, modify or otherwise revise any of the foregoing exhibits, schedules or other addenda, the exhibits, schedules and other addenda reflecting such amendments, modifications or other revisions shall be attached to the form of the Transition Services Agreement, Transitional Trademark License Agreement, Intellectual Property Matters Agreement and Commercial Services Agreement, as applicable, to be executed and delivered pursuant to Article VIII.

SECTION 6.14. Assumption of Regulatory Obligations. From and after the Closing Date, the Purchaser shall be solely responsible for obtaining and maintaining all Permits, waivers and approvals regarding the business of the Companies, as well as all ongoing regulatory compliance relating thereto.

SECTION 6.15. Financing.

(a) The Purchaser shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions in any related fee letter) described in the Financing Letters as promptly as possible and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Letters if such amendment, modification or waiver (A) reduces (or could have the effect of reducing) the aggregate amount of the Equity Financing or the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) unless (x) the Debt Financing or the Equity Financing, as applicable, is increased by a corresponding amount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 5.07 shall be true and correct, (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or (C) otherwise expands, amends or modifies any other provision of the Financing Letters in a manner that would reasonably be expected to (x) delay or prevent the Closing or delay, prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the funding of the Financing) or (y) adversely impact the ability of the Purchaser to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto (provided, that, subject to compliance with the other provisions of this Section 6.15, the Purchaser may amend the Debt Commitment Letter solely to add additional arrangers, bookrunners and agents). The Purchaser shall promptly deliver to Sellers copies of any such amendment, modification or replacement. For purposes of this Agreement, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted or required, as the case may be, to be amended, modified or replaced by this Section 6.15(a) and references to “Financing Letters” shall include such documents as permitted, or required, as the case may be, to be amended, modified or replaced by this Section 6.15(a).

(b) The Purchaser shall use its reasonable best efforts to, as promptly as possible, (A) maintain in effect the Financing Letters, (B) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms not materially less favorable to the Purchaser than the terms and conditions (including flex provisions) in the Debt Commitment Letter), (C) satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and in the Equity Commitment Letter and consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the lenders and the other persons committing to fund the Financing to fund such Financing at the Closing, (D) enforce its rights under the Financing Letters and (E) comply with its obligations under the Financing Letters. The Purchaser shall keep Sellers informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing as reasonably requested by Sellers and provide to the Companies copies of the material definitive agreements for the Debt Financing and such other information and documentation as shall be reasonably requested by the Companies for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, the Purchaser shall give Sellers prompt notice (x) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which the Purchaser become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing of any provisions of the Financing Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason the Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date Sellers delivers to the Purchaser a written request, the Purchaser shall provide any information reasonably requested by the Companies relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence.

(c) In event any portion of the Financing becomes unavailable on the terms and conditions (including, in respect of the Debt Financing, any “flex” provisions applicable thereto) contemplated in the Financing Letters, in each case, for any reason whatsoever, the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain and provide Sellers with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). Without limiting the generality of the foregoing, in the event any portion of the Financing becomes unavailable for any reason and, after four consecutive weeks or by the date which is two (2) weeks prior to the Termination Date, Purchaser has not secured Alternative Financing or alternative equity commitments in respect of the amount of the Financing so unavailable, Sellers shall have the right to provide, or to cause Parent or its or their respective Subsidiaries to provide, alternative equity financing on substantially the same terms (including price) being provided by the equity investors in Purchaser and/or alternate debt financing on substantially the same terms and conditions set forth in the Debt Commitment Letter in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (and the Parties shall cooperate in good faith to implement any such alternative equity and/or debt financing). As applicable, references in this Agreement (i) to Financing or Debt Financing shall include Alternative Financing, and (ii) to any Financing Letter or Debt Commitment Letter shall include the Alternative Financing Commitment Letter.

(d) If the Debt Commitment Letter is replaced, amended or modified, including as a result of obtaining Alternative Financing, or if the Purchaser substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 6.15, the Purchaser shall comply with its obligations under this Agreement, including this Section 6.15, with respect to the Debt Commitment Letter as so replaced, amended or modified to the same extent that the Purchaser were obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended or modified.

(e) Prior to the Closing Date, Sellers, the Companies and their respective Subsidiaries shall use their reasonable best efforts to provide to the Purchaser, and shall use their commercially reasonable efforts to cause their representatives, including legal and accounting representatives, to provide, in each case at the Purchaser’s sole expense, such cooperation reasonably requested by the Purchaser that is customary in connection with the arrangement of the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Business), including reasonable best efforts to (i) furnish to the Purchaser such financial and other pertinent information regarding Sellers, the Companies and their respective Subsidiaries as may be reasonably requested by the Purchaser and that is customarily needed for financings of the type contemplated by the Debt Commitment Letter (provided, that Sellers, the Companies and their respective Subsidiaries shall only be obligated to deliver such financial statements and information to the extent they may be reasonably obtained from the books and records of Sellers, the Companies and their respective Subsidiaries without undue effort or expense and such financial statements and information shall not include (x) any pro forma financial statements or information or (y) any information relating to, or based on, all or any component of the Financing), (ii) participate in a reasonable number of meetings and presentations with prospective lenders and investors, and sessions with the ratings agencies contemplated by the Debt Commitment Letter, in each case in connection with the Debt Financing and only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter; (iii) reasonably assist the Purchaser and the Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations and (B) materials for rating agency presentations; (iv) reasonably cooperate with the syndication and marketing efforts of the Purchaser and the Financing Sources with respect to the Debt Financing, in each case, only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter; (v) provide the Purchaser all documentation and other information with respect to Sellers, the Companies and their respective Subsidiaries as shall have been reasonably requested in writing by the Purchaser at least nine (9) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations; and (vi) facilitate the providing of documents evidencing the release of Liens applicable to the Companies, the Transferred Subsidiaries or the Business Assets, in each case required to be released at Closing, including but not limited to, Liens arising pursuant to or securing the Credit Agreement (if requested by the Debt Financing Sources), guarantees and granting of security interests in and pledges of collateral and assisting in the negotiation and preparation, and execution and delivery at the Closing, of the definitive documents solely to the extent required by the Debt Commitment Letter as a condition to funding the Debt Financing. Notwithstanding the foregoing, (A) such requested cooperation shall not (i) unreasonably disrupt the operations of the Business or Sellers, the Companies or their respective Subsidiaries or (ii) cause significant competitive harm to the Business or Sellers, the Companies or their respective Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B) nothing in this Section 6.15 shall require cooperation to the extent that it would (x) cause any condition to the Closing set forth in Article VII to not be satisfied or (y) cause any breach of this Agreement, (C) none of Sellers, the Companies or their respective Subsidiaries shall be required to (1) pay any commitment fee or any other fees or amounts to the Financing Sources, (2) incur or assume any liability in connection with the financings contemplated by the Financing Letters or the Financing, (3) deliver or obtain opinions of internal or external counsel, (4) provide access to or disclose information where Sellers determine that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract or (5) waive or amend any terms of this Agreement or any other Contract to which any of Sellers, the Companies or their respective Subsidiaries is a party, (D) none of the directors of Sellers, the Companies or their respective Subsidiaries acting in such capacity shall be required to execute, deliver or enter into or perform any agreement, document or instrument with respect to the Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, in each case that is not contingent upon the Closing or that would be effective prior to the Closing (and no directors that are not continuing in such capacity after Closing shall be required to execute, deliver or enter into or perform any such agreement, document or instrument), and (E) none of Sellers, the Companies or their respective Subsidiaries or their respective officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization and representation letters) with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing (and no officers or employees that are not continuing in such capacity after Closing shall be required to execute, deliver or enter into or perform any such agreement, document or instrument). To the extent that this Section 6.15(e) requires cooperation with respect to any of the Purchaser’s obligations under the Debt Commitment Letter or relating to the Debt Financing, Sellers, the Companies or their respective Subsidiaries shall be deemed to have complied with this Section 6.15(e) for purposes of Article VII of this Agreement if Sellers, the Companies or their respective Subsidiaries have provided the Purchaser with the assistance required under this Section 6.15(e) with respect to the Debt Commitment Letter and the Debt Financing, in each case without giving effect to any Alternative Financing Commitment Letter or Alternative Financing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.15(e) represent the sole obligation of Sellers, the Companies and their respective Subsidiaries and their respective directors, officers or employees with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

(f) The Purchaser shall promptly, upon written request by Sellers, reimburse Sellers for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Sellers, the Companies and their respective Subsidiaries in connection with the cooperation of Sellers, the Companies and their respective Subsidiaries contemplated by Section 6.15(e) and shall indemnify and hold harmless Sellers, the Companies and their respective Subsidiaries and their respective representatives and Affiliates from and against any and all losses, damages, claims, costs or expenses (including reasonable and documented attorney’s fees and expenses) suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (excluding any and all such losses, damages, claims, costs or expenses that result or arise from bad faith, gross negligence or will misconduct on the part of any of Sellers, the Companies and their respective Subsidiaries and their respective representatives and Affiliates).

(g) The Purchaser acknowledges and agrees that obtaining the Financing is not a condition to the Closing.

SECTION 6.16. Carve-out Audit. Sellers shall use commercially reasonable efforts to deliver to the Purchaser, on or before the ninetieth (90th) day after the date hereof (or, if not completed within 90 days, as soon as practicable thereafter), carve-out audited financial statements for the Business for the fiscal year ended December 26, 2020.

SECTION 6.17. Insurance. For six months after any Actual Closing Date, Purchaser shall notify Sellers of any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business, any member of the Company Group or Transferred Subsidiary or the properties, assets, operations, employees, officers or directors of the Business or any member of the Company Group or Transferred Subsidiary that, in each case, occurred prior to the Actual Closing Date (collectively, the “Pre-Closing Occurrences”) for which it would like Sellers to submit a claim under Available Insurance Policies. Sellers shall, and shall cause their applicable Affiliates to (i) use commercially reasonable efforts to ensure that applicable claim reporting and other applicable material Available Insurance Policies requirements are met, in each case with respect to Pre-Closing Occurrences to the extent covered by the Available Insurance Policies, and (ii) use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any applicable Available Insurance Policy and pay such benefit to Purchaser; provided, however, that Sellers shall not be liable for (x) any deductibles, retention, co-payments, increases in premiums or other out-of-pocket costs and expenses (including reasonable legal fees and expenses, if any) actually and reasonably incurred by Sellers and their Affiliates in seeking such insurance proceeds and (y) any Taxes imposed on Sellers or their Affiliates in respect of the receipt or accrual of such insurance proceeds. Notwithstanding anything herein to the contrary, none of Sellers or any of their Affiliates shall have any liability hereunder with respect to any Pre-Closing Occurrence which was not notified to Sellers within the six-month period set forth above.

SECTION 6.18. Intercompany Agreements. Except as set forth in Section 6.18 of the Disclosure Letter, any Contracts (other than commercial arrangements entered into on arms’ length terms), arrangements, financing agreements, intercompany loans, transactions, accounts, commitments and claims between any member of the Company Group, on the one hand, and a Seller or any of its Affiliates (other than a member of the Company Group), on the other hand or that otherwise forms part of the Business Assets and to which Seller or any of its Affiliates (other than a member of the Company Group) is the counterparty (collectively, the “Intercompany Agreements”), shall be terminated (or deemed terminated without any further action on the part of any party thereto that is also a party to this Agreement) effective no later than as of 11:59 p.m. (local time) on the day prior to the applicable Actual Closing Date, and the Sellers, their Affiliates, any members of the Company Group and their Affiliates (including Purchaser) shall have no further obligations or Liabilities under the Intercompany Agreements. All amounts due and payable to a member of the Company Group from any Seller or its Affiliates (other than a member of the Company Group), and all amounts due and payable to any Seller or its Affiliates (other than a member of the Company Group) from a member of the Company Group, shall in each case have been settled in full prior to the applicable Actual Closing Date.

SECTION 6.19. National or Sector Level Agreements. Within fifteen (15) Business Days following the date hereof, Sellers shall provide Purchaser with a correct and complete list of collective bargaining agreements entered into or applicable on the national and/or sector level, including with the applicable joint committee, to which any of the Sellers, the Companies or any Employing Subsidiary is party or is otherwise applicable with respect to the Business Employees.

SECTION 6.20. Business Contractors. Within fifteen (15) Business Days following the date hereof, Sellers shall use commercially reasonable efforts to provide Purchaser with a materially correct and complete list of Business Contractors as of the date hereof, excluding any former individual independent contractors and other individual non-employee service providers to whom there is no actual or potential compensation or remuneration owed.

SECTION 6.21. R&W Policy. The parties acknowledge that, as of the date hereof or at or prior to the Closing, Purchaser may obtain and bind a purchaser-side representations and warranties insurance policy with respect to the representations and warranties set forth in Article III and/or Article IV (a “R&W Insurance Policy”). Purchaser acknowledges and agrees that any R&W Insurance Policy shall at all times provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against any Seller Related Party (except in the case of Fraud by such person with respect to the representations and warranties set forth in Article III and/or Article IV) and the Seller Related Parties shall be intended third-party beneficiaries of such waiver. Any costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for Purchaser’s broker, Taxes related to such policy and other fees and expenses of such policy shall be borne by Purchaser.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01. Mutual Conditions to the Obligations of the Parties. The respective obligations of each Party to consummate the Purchase and Sale contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Regulatory Approvals. (i) The waiting period applicable to the Purchase and Sale contemplated by this Agreement under the HSR Act and any extensions thereof shall have expired or been terminated and (ii) the waiting periods, clearances, approvals and/or consents (as applicable), in each case, set forth in Section 6.04(a) of the Disclosure Letter, shall have expired, been terminated or been obtained (as applicable).

(b) No Injunctions or Legal Prohibitions. Since the date of this Agreement, no Order of any Governmental Authority set forth on Section 7.01(b) of the Disclosure Letter shall have been enacted, entered or promulgated that (i) prohibits or makes illegal the consummation of the Purchase and Sale contemplated by this Agreement and (ii) remains in effect; provided that no Order under any Antitrust Law other than those set forth in Section 6.04(a) of the Disclosure Letter shall constitute any such Order.

SECTION 7.02. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Purchase and Sale contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived, to the extent permitted by applicable Law, by the Purchaser):

(a) Representations and Warranties of Sellers. (i) The representations and warranties of Sellers set forth in Article III and Article IV (other than the Fundamental Representations and the second sentence of Section 3.06 (Absence of Certain Changes or Events)) shall be true and correct, determined without regard to any qualification as to materiality or “Material Adverse Effect,” at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; (ii) the Fundamental Representations qualified as to materiality or “Material Adverse Effect,” shall be true and correct in all respects as so qualified, at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the Fundamental Representations that are not qualified as to materiality or “Material Adverse Effect” shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the representations and warranties of Sellers set forth in the second sentence of Section 3.06 (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date.

(b) Covenants and Agreements. (i) Each Seller shall have performed and complied in all material respects with all of its respective obligations hereunder (other than the first sentence of Section 6.01) required to be performed by it or complied with at or prior to the Closing Date (or any failure to perform or comply shall have been cured), and (ii) each Seller shall have performed and complied with all of its respective obligations under the first sentence of Section 6.01) (determined without regard to any qualification as to “materiality” or “Material Adverse Effect”) required to be performed by it or complied with at or prior to the Closing Date (or any such failure to perform or comply shall have been cured), except, for the purpose of this clause (ii), to the extent that any such failure to perform or comply, individually or in the aggregate, is not material relative to the transactions contemplated by this Agreement taken as whole.

(c) Closing Deliveries. The Purchaser shall have received the deliveries required under Section 8.01.

(d) ITAR. The Purchaser shall operate under a valid registration with the Directorate of Defense Trade Controls of the U.S. Department of State in accordance with 22 C.F.R. § 122.1 et seq. (the “ITAR Registration”).

SECTION 7.03. Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the Purchase and Sale contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by Sellers):

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Article V shall be true and correct, determined without regard to any qualification as to “materiality” in all material respects at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period.

(b) Covenants and Agreements. The Purchaser shall have performed and complied in all material respects with all of its obligations hereunder required to be performed by it or complied with at or prior to the Closing Date (or any failure to perform or comply shall have been cured).

(c) Closing Deliveries. Sellers shall have received the deliveries required under Section 8.02.

(d) Payments. The Purchaser shall have made the payments set forth in Section 2.03.

SECTION 7.04. Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

SECTION 7.05. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure resulted from such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.02(a), or to satisfy its obligations under Section 6.03 or Section 6.04.

ARTICLE VIII

CLOSING DELIVERIES

SECTION 8.01. Sellers’ Closing Deliveries. On the Closing Date, Sellers shall deliver or cause to be delivered to Purchaser:

(a) Officer’s Certificate. A certificate, dated as of the Closing Date and signed on behalf of Sellers by an executive officer of Sellers, stating that the conditions specified in Section 7.02(a) and Section 7.02(b) have been satisfied.

(b) Company Unit Assignments. Duly executed Company Unit Assignments conveying all of the Company Units to Purchaser or its designee.

(c) Ancillary Agreements. Duly executed copies of the Non-Solicitation, Non-Competition and Confidentiality Agreement, the Transition Services Agreement, the Intellectual Property Matters Agreement, the Commercial Services Agreement and the Transitional Trademark License Agreement.

SECTION 8.02. Purchaser’s Closing Deliveries. On the Closing Date, Purchaser shall deliver or cause to be delivered to Sellers:

(a) Officer’s Certificate. A certificate, dated as of the Closing Date and signed on behalf of the Purchaser by an executive officer of the Purchaser, stating that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied.

(b) Purchase Price. The Purchase Price by wire transfer of immediately available funds to the account designated by Sellers no less than two (2) Business Days prior to the Closing Date.

(c) Ancillary Agreements. Duly executed copies of the Non-Solicitation, Non-Competition and Confidentiality Agreement, the Transition Services Agreement, the Intellectual Property Matters Agreement, the Commercial Services Agreement and the Transitional Trademark License Agreement.

ARTICLE IX

NON-SURVIVAL; TERMINATION

SECTION 9.01. Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement, any certificate or schedule delivered pursuant hereto, and any covenant or agreement in this Agreement required to be performed prior to the Closing, shall terminate and be of no further force and effect effective as of the Closing and shall not survive the Closing for any purpose hereunder, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof (including with respect to any breach or alleged breach thereof) regardless of whether such liability or claim arose or accrued before, at or after the Closing, (b) the covenants and agreements set forth in Section 6.01 shall survive until the date that is six (6) months after the Closing Date, and (c) the covenants and agreements in this Agreement expressly required to be performed at or after the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the Party required to perform under such covenant or agreement to complete the performance required thereby. Notwithstanding anything to the contrary set forth in this Agreement (including this Article IX), no Party to this Agreement shall be precluded from bringing a claim for Fraud against any Person based on such Person’s Fraud; provided, that, no Person shall be liable for a claim based on the Fraud of any other Person except to the extent required by applicable Law.

SECTION 9.02. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Purchaser and Sellers;

(b) at any time after December 31, 2021 (the “Termination Date”) by either the Purchaser or Sellers by giving written notice of such termination to the other Party if the Closing shall not have occurred on or prior to such date, unless the failure to consummate the Closing by such date shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with at or prior to the Closing by, the Party seeking to terminate this Agreement; provided, however, that the Termination Date shall automatically be extended until the date which is twelve (12) months after the date hereof if the conditions set forth in Section 7.01(a) have not been satisfied by the Termination Date;

(c) by either the Purchaser or Sellers, if any restraint of the type set forth in Section 7.01(b) permanently prohibiting the consummation of the Purchase and Sale contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.02(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in the occurrence of, such restraint;

(d) by the Purchaser, by written notice to Sellers, if Sellers breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Sellers contained in this Agreement shall be or shall have become inaccurate, in either case such that (i) any condition set forth in Section 7.01 or Section 7.02 cannot be satisfied, and (ii) such breach or failure to perform or inaccuracy cannot be cured by Sellers by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of thirty (30) Business Days after receipt by Sellers of notice in writing from the Purchaser specifying the nature of such breach and requesting that it be cured and the second (2nd) Business Day prior to the Termination Date; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.02(d) if it is then in breach of any of its covenants, other agreements or representations or warranties set forth in this Agreement that would result in the closing conditions set forth in Section 7.01 or Section 7.03 not being satisfied;

(e) by Sellers, by written notice to the Purchaser, if the Purchaser has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of the Purchaser contained in this Agreement shall be or shall have become inaccurate, in either case such that (i) any condition set forth in Section 7.01 or Section 7.03 cannot be satisfied and (ii) such breach or failure to perform or inaccuracy cannot be cured by the Purchaser prior to the Termination Date or, if capable of being cured, shall not have been cured by the earlier of thirty (30) Business Days after receipt by the Purchaser of notice in writing from Sellers, specifying the nature of such breach and requesting that it be cured and the Termination Date; provided that Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.02(e) if any of the Companies or Sellers is then in breach of any of its covenants, other agreements, representations or warranties set forth in this Agreement that would result in the closing conditions set forth in Section 7.01 or Section 7.02 not being satisfied; or

(f) by Sellers if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived by the applicable Party (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) the Companies and Sellers have irrevocably confirmed by written notice to the Purchaser that they are ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) the Purchaser does not complete the Closing within two (2) Business Days after the day the Closing is required to occur pursuant to Section 2.06.

SECTION 9.03. Effect of Termination; Etc.

(a) In the event of the termination of this Agreement in accordance with Section 9.02, this Agreement shall thereafter become void and have no effect and the transactions contemplated by this Agreement shall be abandoned, except that (i) subject to the terms, conditions and limitations of this Section 9.03, no such termination shall relieve (A) Sellers from liability for Fraud or any willful and material breach of this Agreement by Sellers prior to such termination or (B) the Purchaser from liability for Fraud or any willful and material breach of this Agreement by the Purchaser prior to such termination; (ii) Article I (solely to the extent a term defined therein is referenced in another Article or Section of this Agreement that survives termination pursuant to this Section 9.03), Section 6.05(d), this Section 9.03, Article X, and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the Parties and (iii) no such termination shall relieve the Purchaser from the obligation to pay the interest, fees, costs, expenses and interest specified or referenced in Section 6.04 or Section 6.09(a).

(b) If this Agreement is terminated pursuant to Section 9.02, all filings, applications and other submissions made pursuant to Section 6.02, Section 6.03 and Section 6.04 hereof shall, to the extent practicable, be withdrawn from the Governmental Authority, agency or other Person to which made.

(c) If this Agreement is validly terminated by Sellers pursuant to Section 9.02(e) or Section 9.02(f) or by the Purchaser pursuant to Section 9.02(b) if Sellers would be entitled to terminate this Agreement on such date pursuant to Section 9.02(e) or Section 9.02(f), then the Purchaser will pay to Sellers, an amount equal to $225,00,000 (the “Termination Fee”). In the event the Termination Fee is payable, the Purchaser will pay, or cause to be paid, the Termination Fee to Sellers (to an account(s) designated in writing by Sellers), in immediately available funds within two (2) Business Days after the date that this Agreement is terminated in accordance with Section 9.02 in the manner specified in the first sentence of this Section 9.03(c).

Each of the Parties acknowledges and agrees that the agreements contained in this Section 9.03(c) and Section 9.03(d) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. Accordingly, if the Purchaser fails to promptly pay the Termination Fee in full when due and, in order to obtain such payment and Sellers commence an action that results in a judgment against the Purchaser or the Guarantor for the Termination Fee or any portion thereof, the Purchaser shall reimburse Sellers for all of its reasonable and documented fees, costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such action up to a maximum amount of $2,000,000, together with interest on the Termination Fee or portion thereof at a rate equal to 3% plus the prime rate as published in the Wall Street Journal, Eastern Edition on the date the Termination Fee was originally required to be made through the date of payment, and the right to enforce such payment shall be enforceable by a court of competent jurisdiction.

(d) Notwithstanding anything to the contrary contained herein or otherwise, if the Termination Fee is payable pursuant to Section 9.03(c), Sellers’ receipt of the Termination Fee pursuant to Section 9.03(c) and the right to collect the fees, costs and expenses and interest in accordance with, and subject to the limitations of, Section 9.03(c) (including the right to enforce the Guarantee with respect to the foregoing) shall be the sole and exclusive remedy of Sellers and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (collectively, “Seller Related Parties”) against the Purchaser, the Guarantor, the Financing Sources and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of the Purchaser, the Guarantor, the Financing Sources or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that (x) the foregoing shall not impair Sellers’ right to specific performance pursuant to Section 10.12, (y) the Parties shall remain obligated for, and Sellers shall be entitled to remedies with respect to, breaches of the Confidentiality Agreement and (z) the Purchaser shall remain liable hereunder, and the Guarantor shall remain liable under the Guarantee, for any obligations of the Purchaser to pay the Termination Fee and any fees, costs, expenses and interest pursuant to Section 9.03(c) and for the expense reimbursement and indemnification obligations of Purchaser contained in Section 6.15(f). Notwithstanding the foregoing, while Sellers may pursue both the payment of the Termination Fee pursuant to Section 9.03(c) and, prior to the termination of this Agreement, a grant of specific performance pursuant to Section 10.12, under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Termination Fee, and notwithstanding anything in this Agreement to the contrary, under no circumstances shall Purchaser, the Guarantor, the Financing Sources and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents be liable for any monetary damages (inclusive of payment) to any Seller Related Party, other than (I) the right to receive the Termination Fee and the fees, costs and expenses and interest in accordance with, and subject to the limitations of, Section 9.03(c) and (II) in connection with the Confidentiality Agreement.

SECTION 9.04. Indemnification.

(a) Indemnification by Sellers. Subject to the provisions of this Section 9.04, effective as of and after the Closing, Sellers shall indemnify, defend and hold harmless the Purchaser and its Subsidiaries and other Affiliates (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (i) any Excluded Assets or Excluded Liabilities or (ii) any breach of the covenants and agreements set forth in Section 6.01; provided, that notwithstanding anything to the contrary herein, with respect to this subclause (ii), such obligation of Sellers shall only apply if proper notice of any claim related to such breach is delivered by a Purchaser Indemnified Party in accordance with this Section 9.04 on or before the date that is six (6) months after the Closing Date.

(b) Indemnification by the Purchaser. Subject to the provisions of this Section 9.04, effective as of and after the Closing, the Purchaser shall indemnify, defend and hold harmless Sellers and their Subsidiaries and other Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from any Business Assets or Assumed Liabilities.

(c) Indemnification Procedures.

(i) Any Person that has a claim for indemnification under this Section 9.04 (the “Indemnified Party”), other than a claim asserted by a third party, shall, as promptly as practicable, notify the Party liable (or who may be liable) for such indemnification (the “Indemnifying Party”) in writing describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand and, to the extent then known, an estimate of the Covered Losses incurred or suffered as a result thereof. Upon an Indemnified Party receiving notice or otherwise obtaining knowledge of a claim or threatened claim by a third party against the Indemnified Party (such claim or possible claim by a third party being a “Third-Party Claim”) in respect of which such Indemnified Party may seek indemnity pursuant to this Agreement, the Indemnified Party shall, as promptly as practicable, notify the Indemnifying Party in writing describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand and, to the extent then known, an estimate of the Covered Losses incurred or suffered as a result thereof. Notwithstanding anything in this Section 9.04, the failure to provide prompt written notice, so long as such written notice is given within the applicable period during which such matter survives hereunder in accordance with Section 9.01, shall not release the Indemnifying Party from any of its obligations under this Section 9.04, except to the extent that the Indemnifying Party suffers actual loss or prejudice as a result of such failure or delay.

(ii) The Indemnifying Party shall respond promptly to any claim for indemnification by the Indemnified Party, and, in the event of any dispute in respect of a claim for indemnification, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute for at least twenty (20) Business Days after notice of such claim and, if not resolved through negotiations, either the Indemnifying Party or the Indemnified Party may exercise any and all remedies set forth in this Agreement following the end of such twenty (20) Business Day period; provided that nothing herein shall preclude any Party from seeking specific performance or other equitable relief at any time.

(iii) Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 9.04(a) or Section 9.04(b):

(A) The Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party will not be entitled to assume the defense and control of any Third-Party Claim if (I) the Indemnified Party shall have been advised in writing by counsel that, based on the defenses and positions reasonably expected to be asserted with respect to such Third-Party Claim as of the timing of such advice, a conflict of interest between the Indemnified Party and the Indemnifying Party exists or would reasonably be expected to exist or arise with respect to such Third-Party Claim, (II) injunctive relief or specific performance is sought that would materially and adversely affect the Business, if granted, (III) such Third-Party Claim involves criminal or regulatory enforcement Action, or (IV) the Third-Party Claim is brought by a material customer of the Business. Notwithstanding an election to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ one separate co-counsel and to participate in the defense as counsel of record, if applicable, in such Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that (x) there may be one or more legal defenses available to such Indemnified Party or other Indemnified Parties that are not available to the Indemnifying Party, or (y) with respect to such claims, the Indemnified Parties and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests. In any other event not set forth in the proviso to the first sentence of this Section 9.04(c)(iii)(A), in the circumstances where the Indemnifying Party has assumed the defense of the relevant Third-Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in (but not control) the defense of such Third-Party Claim with its own counsel and at its own expense.

(B) If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.04(c), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. Each of the Indemnifying Party and the Indemnified Party shall, and shall cause each of its respective Representatives to, reasonably cooperate with the other in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim, and shall keep such Persons informed of all developments relating to any such Third-Party Claims, and provide true, complete and correct copies of all material and relevant correspondence and documentation (including court papers) relating thereto; provided that either Party may restrict the provision of such information to the extent that (x) applicable Law requires such Party to restrict or prohibit the provision of such information (provided that such Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law); (y) providing such information would breach any obligation of confidentiality to which a Party may be subject (provided that such Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement); or (z) providing disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that such Party shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection).

(C) If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall not be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless (w) the Indemnified Party, as a condition to settlement, is given a complete and unconditional release of any and all Liabilities by all relevant parties to such Third-Party Claim; (x) the damages payable under the settlement are limited only to monetary payments which are paid in full by the Indemnifying Party; (y) such Third-Party Claim does not involve any non-monetary relief of any kind (including any injunctive relief) against any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party; and (z) the settlement of such Third-Party Claim would not have a material impact on the Business after the Closing (in the case of a Seller being the Indemnifying Party) or the business of Sellers (other than the Business) after the Closing (in the case of the Purchaser being the Indemnifying Party). For the avoidance of doubt, the Indemnifying Party shall have no obligation or right to obtain or agree to any settlement, compromise, discharge or release with respect to any portion of a Third-Party Claim that is not fully indemnifiable by the Indemnifying Party hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnified Party will admit any liability, or consent to the entry of any judgment or enter into any settlement or compromise, with respect to a Third-Party Claim for which the Indemnifying Party may have any liability hereunder without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(D) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the Indemnified Party is the only Person with actual or potential liability with respect to the Third-Party Claim and the Indemnified Party irrevocably waives any rights it may have to indemnification under this Section 9.04 with respect to such Third-Party Claim.

(d) Calculation of Covered Losses. Covered Losses shall be calculated net of any amounts actually recovered under insurance policies in each case with third parties (in each case, calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of such Indemnified Party solely as a result of the insurance claim related to such Covered Loss).

(e) Exclusive Remedy. The Purchaser and Sellers acknowledge and agree that following the Closing, except (i) with respect to or in connection with Fraud by a Party, (ii) as provided in Section 10.12; (iii) as expressly provided in this Agreement and the Ancillary Agreements, and (iv) with respect to any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement or the Ancillary Agreements at or after the Closing, the indemnification provisions of this Section 9.04 shall be the sole and exclusive remedies of the Parties, respectively, and their respective Affiliates, for any Covered Losses that each Party (or its any of its Affiliates) may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the transactions contemplated by this Agreement or Ancillary Agreements. Without limiting the generality of the foregoing, each Party hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

(f) Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement, following the Closing, (i) except with respect to or in connection with Fraud by such Party, neither Party shall be liable to the other Party or its Affiliates, whether in contract, tort (including negligence and strict Liability) or otherwise, at law or in equity for, and Covered Losses shall not include, any punitive damages, except to the extent awarded against an Indemnified Party in connection with a Third-Party Claim; and (ii) no Indemnified Party shall be entitled to any indemnification hereunder to the extent that such indemnification would constitute a duplicative payment for the same Covered Losses.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), if sent by fax (upon confirmation of receipt) or e-mail, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Sellers:

c/o McAfee Corp.

6220 America Center Drive

San Jose, CA 95002

Attention: Sayed Darwish

Email: [***]

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Michael Roh

Fax: 617-235-9540

Email: michael.roh@ropesgray.com

and

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention: Howard Glazer; Paul Scrivano

Fax: 415-315-4873; 415-315-6013

Email: howard.glazer@ropesgray.com; paul.scrivano@ropesgray.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Scott A. Abramowitz

Fax: 212-596-9090

Email: Scott.Abramowitz@ropesgray.com

To the Purchaser:

Magenta Buyer LLC

c/o STG Partners, LLC

428 University Avenue

Palo Alto, CA 94301

Attention: Stephen Henkenmeier, Managing Director &

CFO

Email: [***]

with a copy to:

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Attention: Steve L. Camahort

Email: stevecamahort@paulhastings.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next Business Day delivery, or (iii) the Business Day received (or the immediately following Business Day, if not received on a Business Day), if sent by fax or e-mail or any other permitted method.

SECTION 10.02. Amendment/Waiver, etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Purchaser and Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity. Notwithstanding the foregoing, no amendment or waiver shall be made to this Agreement or the Exhibits, Disclosure Letter, Annexes or Schedules to this Agreement that would adversely affect the rights of any of the Debt Financing Sources as set forth in this Section 10.02 (Amendment/Waiver, etc.), Section 10.06 (Parties in Interest), Section 10.08 (Governing Law/Jurisdiction/Waiver of Jury Trial) and Section 10.14 (Non-Recourse; Release) without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letter.

SECTION 10.03. Assignment. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that the Purchaser shall be permitted, without the consent of Sellers, to (a) at or after the Closing, collaterally assign its rights under this Agreement for purposes of creating a security interest and (b) assign this Agreement to its Subsidiaries or any Affiliates of STG Partners, LLC so long as the Purchaser remains liable hereunder; provided, further, that no such assignment shall relieve the Purchaser of any of its obligations under this Agreement. Any attempt to assign this Agreement without such consent shall be void and of no effect.

SECTION 10.04. Entire Agreement. This Agreement (including the Disclosure Letter, all Schedules, Exhibits and Annexes hereto and the other agreements contemplated hereby or referred to herein, including the Ancillary Agreements and the Confidentiality Agreement) contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which shall remain in full force and effect for the term provided for therein.

SECTION 10.05. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

SECTION 10.06. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, other than the provisions of (a) Section 6.07, to the extent they apply to D&O Indemnified Persons, (b) Section 10.14, with respect to the Non-Recourse Parties, (c) Section 10.17, to the extent it applies to the Law Firms or to the Seller Group and (d) Section 6.21, with respect to the Seller Related Parties, express or implied, is intended to confer upon any Person other than the Purchaser, Sellers, the Subsidiaries of Sellers or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that the Debt Financing Sources shall be express third party beneficiaries under Section 10.02 (Amendment/Waiver, etc.), this Section 10.06 (Parties in Interest), Section 10.08 (Governing Law/Jurisdiction/Waiver of Jury Trial) and Section 10.14 (Non-Recourse; Release).

SECTION 10.07. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

SECTION 10.08. Governing Law/Jurisdiction/Waiver of Jury Trial.

(a) This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, its rules of conflict of laws notwithstanding. Each Party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle Country, or, if the Court of Chancery of the State of Delaware lacks jurisdiction, the United States District Court for the District of Delaware located in Wilmington, Delaware, or, if such United States District Court lacks jurisdiction, in the Superior Court of the State of Delaware, in any suit, action or proceeding described in the immediately preceding sentence of this Section 10.08(a). Each Party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such Party at the address and in the manner provided in Section 10.01. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in (i) the Court of Chancery of the State of Delaware, New Castle County or (ii) the United States District Court for the District of Delaware located in Wilmington, Delaware, or, (iii) the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) asserted against a Debt Financing Source or its Affiliates, members, managers, partners, officers, directors, employees, agents or other representatives that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Debt Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (except as expressly specified otherwise in the Debt Commitment Letter, the commitment relating to any alternative financing being used in accordance with this Agreement or in any definitive document related to such financing to which such Debt Financing Source is a party).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE DEBT FINANCING, THE DEBT FINANCING COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE DEBT COMMITMENT LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.08(b).

SECTION 10.09. Counterparts, Severability, etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

SECTION 10.10. Headings, etc. The provision of the Table of Contents and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

SECTION 10.11. Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any Party hereto and at the expense of the Party so requesting, each other Party shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate or give effect to the transactions contemplated by this Agreement.

SECTION 10.12. Remedies.

(a) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, but subject to Section 10.12(e), the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Purchaser, Sellers or the Companies of any of their respective covenants or obligations set forth in this Agreement, the Purchaser or Sellers, as applicable, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Parties (as applicable), and to specific performance by the other Parties (as applicable) of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Parties (as applicable) under this Agreement, without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement.

(b) Notwithstanding anything herein to the contrary, the Parties hereby further acknowledge and agree that, prior to the Closing, Sellers shall be entitled to specific performance to cause the Purchaser to draw down the full proceeds of the Equity Financing and to cause the Purchaser to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.06, on the terms and subject to the conditions in this Agreement, if and only if, (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, (ii) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.15(c) the financing to be made available pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Purchaser has failed to consummate the Closing at the time when it would be required under Section 2.06, and (iv) Sellers have confirmed in writing to Purchaser that if specific performance were granted and the Financing were funded, then the Closing would occur in accordance with Section 2.06. The Parties agree that, while Sellers are entitled to seek both specific performance to effect the Closing (subject to the terms of this Section 10.12) and the Termination Fee (subject to the terms of Section 9.03), in no event shall Sellers be entitled to receive both such grant of specific performance and the Termination Fee or any other monetary damages.

(c) Notwithstanding anything herein to the contrary, but in any event without limitation of the provisions of Section 10.14(a), the Parties hereby further acknowledge and agree that, prior to the Closing, Sellers shall be entitled to specific performance to cause the Purchaser to enforce the terms of the Debt Commitment Letter in accordance with Section 6.15(a), if and only if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), and (ii) all of the conditions to the consummation of the financing provided by the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 6.15(c), pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing).

(d) Subject to the limitations on remedies set forth in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.

(e) Each Seller, on the one hand, and the Purchaser, on the other hand, hereby agrees not to raise any objections (other than contesting the existence of a breach or threatened breach of this Agreement) to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations of this Section 10.12 to prevent or restrain breaches or threatened breaches of this Agreement by Sellers or the Purchaser, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Sellers or the Purchaser, as applicable, under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.12, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement, the Equity Commitment Letter, the Debt Commitment Letter or the Guarantee in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.12 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.12 prior to or as a condition to exercising any termination right under Article IX, nor shall the commencement of any legal proceeding pursuant to this Section 10.12 or anything set forth in this Section 10.12 (other than the last sentence of this Section 10.12(e)) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement, the Equity Commitment Letter, the Debt Commitment Letter or the Guarantee that may be available then or thereafter (subject the terms and conditions set forth herein and therein); provided, however, that under no circumstances shall Purchaser or any of its Affiliates have any liability to Sellers or any of their Affiliates for monetary damages in excess of the Termination Fee (plus any costs and expenses of enforcement payable by Purchaser pursuant to Section 9.03(c) and any amounts payable in accordance with Section 6.15(f), or in connection with the Confidentiality Agreement) and under no circumstance shall Sellers be entitled to receive both a grant of specific performance to cause the Closing to occur and the Termination Fee or any other monetary damages.

SECTION 10.13. Knowledge. For purpose of this Agreement, (i) “Knowledge of Sellers” shall mean the actual knowledge of Peter Leav, Venkat Bhamidipati, Ashish Agarwal, Sayed Darwish, Lynne Doherty and Shishir Singh, and (ii) “Knowledge of Purchaser” shall mean the actual knowledge of William Chisholm, Marc Bala, Edouard Didier and Joe Clancy.

SECTION 10.14. Non-Recourse; Release.

(a) Except to the extent otherwise set forth in the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). Without limiting claims in respect of Fraud, no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Debt Financing Sources (collectively, the “Non-Recourse Party”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or the negotiation, execution, performance, or breach of this Agreement (other than as set forth in this Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in this Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the Liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Furthermore, notwithstanding anything to the contrary contained herein, the Seller (i) waives any claims or rights against the Debt Financing Sources in connection with the Debt Financing or in any way relating to this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, whether at law, in equity, in contract, in tort or otherwise, (ii) hereby agrees not to bring any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Seller or any of its Affiliates in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Seller in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Section 10.14(a) shall in any way limit or modify the rights and obligations of the Purchaser under this Agreement or any Debt Financing Source’s obligations to the Purchaser under the Debt Commitment Letter.

(b) Effective upon the Closing, the Purchaser and its Affiliates (including the Companies and their Subsidiaries), in each case on behalf of itself and their respective successors and assigns (collectively, the “Purchaser Releasers”), hereby irrevocably waive, acquit, remise, discharge and forever release Sellers and their respective directors, officers, direct and indirect equityholders and Affiliates from any and all Liabilities to such Purchaser Releasers to the extent related to the transactions contemplated by this Agreement and arising at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than the Sellers Unreleased Obligations) or otherwise at law or in equity, and each of the Purchaser Releasers hereby agrees that it shall not seek any remedy or relief of any kind in connection therewith or thereunder from Sellers and their directors, officers, direct or indirect equityholders, Subsidiaries and Affiliates. Notwithstanding the foregoing, nothing in this Section 10.14(b) or otherwise shall be deemed to release Sellers from any Liabilities expressly assumed or retained by Sellers under this Agreement or any claims for Fraud (all such obligations, the “Sellers Unreleased Obligations”). Subject to the immediately preceding sentence, the Purchaser Releasers expressly acknowledge and agree that this release is intended to extinguish all types of claims (other than the Sellers Unreleased Obligations) to the extent such claims are related to the transactions contemplated by this Agreement, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect such Purchaser Releaser’s decision to enter into this release. This is a full and final release, and each Purchaser Releaser expressly waives any right under California Civil Code section 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c) Effective upon the Closing, Sellers and their Affiliates (excluding, for certainty, the Companies and their Subsidiaries), in each case on behalf of themselves and their respective successors and assigns (collectively, the “Seller Releasers”), hereby irrevocably waive, acquit, remise, discharge and forever release Purchaser and its directors, officers, direct and indirect equityholders and Affiliates from any and all Liabilities to such Seller Releasers to the extent related to the transactions contemplated by this Agreement and arising at or prior to the Closing, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any

Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than the Purchaser Unreleased Obligations) or otherwise at law or in equity, and each of the Seller Releasers hereby agrees that it shall not seek any remedy or relief of any kind in connection therewith or thereunder from Purchaser and its directors, officers, direct or indirect equityholders, Subsidiaries and Affiliates. Notwithstanding the foregoing, nothing in this Section 10.14(c) or otherwise shall be deemed to release Purchaser from any Liabilities expressly assumed or retained by Purchaser under this Agreement or the Ancillary Agreements, or Sellers’ rights under this Agreement or the Ancillary Agreements or any claims for Fraud (all such obligations, the “Purchaser Unreleased Obligations”). Subject to the immediately preceding sentence, the Seller Releasers expressly acknowledge and agree that this release is intended to extinguish all types of claims (other than the Purchaser Unreleased Obligations) to the extent such claims are related to the transactions contemplated by this Agreement, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect such Seller Releaser’s decision to enter into this release. This is a full and final release, and each Seller Releaser expressly waives any right under California Civil Code section 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

SECTION 10.15. DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE THE PARTIES COVENANT AND AGREE THAT: (a) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND SELLERS EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO Section 7.02, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO THE PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE, NONE OF SELLERS, THEIR RESPECTIVE SUBSIDIARIES OR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANIES, SELLERS AND THEIR RESPECTIVE SUBSIDIARIES. THE PURCHASER REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, THE PURCHASER IS NOT RELYING, AND HAS NOT RELIED AT ANY TIME, ON ANY REPRESENTATION, WARRANTY, STATEMENT, NON-STATEMENT, INFORMATION, OR ANY OTHER MATTER, DIRECT OR INDIRECT, OF ANY KIND, OTHER THAN THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) OF THE FIRST SENTENCE OF THIS Section 10.15 AND THAT THE PURCHASER SHALL OTHERWISE ACQUIRE THE COMPANIES AND THEIR SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO

MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) OF THE FIRST SENTENCE OF THIS Section 10.15, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF SELLERS, THE COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED AND THE PURCHASER EXPRESSLY DISCLAIMS ANY RELIANCE THEREON; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL PRECLUDE ANY CLAIMS FOR FRAUD.

SECTION 10.16. Due Diligence Review. Without limiting the generality of Section 10.15, the Purchaser acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and (b) that (x) other than as set forth in Article III and Article IV hereof and in the certificates delivered pursuant to Section 7.02, no representation or warranty has been or is being made by Sellers or any other Person as to the accuracy or completeness of any of the information provided or made available to the Purchaser, or any of its representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, the Purchaser is familiar with such uncertainties, and, except as expressly set forth in Article III or Article IV, the Purchaser is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its agents or representatives (collectively, the “Estimates”), and the Purchaser has not relied on any Estimates and expressly disclaims any reliance on the Estimates.

SECTION 10.17. Provision Regarding Legal Representation.

(a) Post-Acquisition Use of Law Firms. Each Party, on behalf of its directors, members, partners, officers, employees and Affiliates, acknowledges that (i) (A) one or more of the Companies and their Subsidiaries and (B) Sellers and their Affiliates (individually and collectively, the Persons described in this clause (B), the “Seller Group”) have retained Ropes & Gray LLP and Moulton | Moore | Stella LLP (collectively, the “Law Firms”) to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated by this Agreement, (ii) the Law Firms have not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement, and (iii) no Person other than the Companies, their Subsidiaries and the Seller Group has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. The Purchaser, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Companies and their Subsidiaries) to waive and not assert, any conflict of interest relating to the Law Firms’ representation after the Closing of any member of the Seller Group in any matter involving the transactions contemplated by this Agreement (including any litigation, arbitration, mediation, or other proceeding), and (2)

consents to, and will cause each of its Subsidiaries (including, after Closing, the Companies and their Subsidiaries) to consent to, any such representation, even though in each case (x) the interests of such member of the Seller Group may be directly adverse to the Purchaser, the Companies and their Subsidiaries or (y) the Law Firms may have represented the Companies and their Subsidiaries in a substantially related matter.

(b) Non-Access to Legal Records Regarding Transactions. The Purchaser agrees that, after the Closing, neither the Purchaser, the Companies, nor any of their Subsidiaries will have any right to access or control any of the Law Firms’ records relating to or affecting the transactions contemplated by this Agreement that are covered by attorney-client privilege, attorney work-product protection or expectation of client confidence, which will be the property of (and be controlled by) Sellers. In addition, the Purchaser agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Companies and their Subsidiaries. Accordingly, the Purchaser will not, and will cause each of its Subsidiaries (including, after Closing, the Companies and their Subsidiaries) not to, permit any Attorney-Client Communication remaining in the records of the Companies or any of their Subsidiaries after Closing to be used against Sellers and their Affiliates in any lawsuit, claim, action, proceeding or summons, except in the event that any such document, communication or information is used against Purchaser by Sellers or their Affiliates in any action.

(c) Retention of Attorney-Client Privilege with Respect to Sell-Side Acquisition Legal Representation. The Purchaser agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Companies and their Subsidiaries), that from and after Closing (a) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller Group and will not pass to or be claimed by the Purchaser, the Companies, or any of their Subsidiaries, and (b) Sellers will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, the Purchaser will not, and will cause each of its Subsidiaries (including, after Closing, the Companies and their Subsidiaries) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a member of the Seller Group; or (y) without Sellers’ prior written consent, take any action which could be reasonably expected to cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a member of the Seller Group. Furthermore, the Purchaser agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Companies and their Subsidiaries), that in the event of a dispute between any member of the Seller Group on the one hand and the Companies or any of their Subsidiaries on the other arising out of or relating to any matter in which a Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to such member of the Seller Group any information or documents developed or shared during the course of such Law Firms’ joint representation prior to the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered the agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

MAGENTA BUYER LLC

By:	/s/ William Chisholm
Name: William Chisholm
Title: President

[Signature Page to Contribution and Equity Purchase Agreement]

MCAFEE, LLC

By:	/s/ Peter Leav
Name: Peter Leav
Title: President and CEO

MCAFEE SECURITY UK LTD.

By:	/s/ James McGowan
Name: James McGowan
Title: Director

[Signature Page to Contribution and Equity Purchase Agreement]